UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

Amendment No. 2

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UNUM THERAPEUTICS INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT DATED SEPTEMBER 22, 2020—SUBJECT TO COMPLETION

UNUM THERAPEUTICS INC.

200 Cambridge Park Drive, Suite 2500

Cambridge, Massachusetts 02140

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held [●], 2020

Notice is hereby given that a special meeting of stockholders, or Special Meeting, of Unum Therapeutics Inc., or “we,” “Unum” or the “Company”, will be held online on [●], 2020 at [●] Eastern Time. You, or your proxy may attend the meeting virtually via the Internet at https://www.virtualshareholdermeeting.com/UMRX2020, where you, or your proxy, will be able to vote electronically and examine the Company’s stocklist during the Special Meeting. You will need the 16-digit control number included with these materials to attend the Special Meeting and to vote and otherwise participate in the Special Meeting. The purpose of the Special Meeting is the following:

1.

To approve, in accordance with Nasdaq Listing Rule 5635, the issuance of the Company’s common stock, par value $0.001 per share, referred to as “Common Stock” or “our common stock”, upon conversion of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share, or Series A Preferred Stock, issued in a merger that closed on July 6, 2020 and a private placement offering that closed on July 9, 2020 (the “Conversion Proposal” or “Proposal No. 1”);

2.

To approve an amendment to our Third Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, to effect a reverse stock split of the Company’s Common Stock at a ratio of between and including 1:[●] and 1:[●] (the “Reverse Stock Split Proposal” or “Proposal No. 2”); and

3.

To approve the adjournment or postponement of the Special Meeting, if necessary, to continue to solicit votes for the Conversion Proposal and/or the Reverse Stock Split Proposal (the “Adjournment Proposal” or “Proposal No. 3”).

Only Unum Therapeutics Inc. stockholders of record at the close of business on [●], 2020, will be entitled to vote at the Special Meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you are able to attend the virtual meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the virtual meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By order of the Board of Directors,

Charles Wilson, Ph.D.
President and Chief Executive Officer

Cambridge, Massachusetts

[●], 2020

SUMMARY TERM SHEET	i
Proposal No. 1	i
Proposal No. 2	iii
Proposal No. 3	iii
Summary of the Merger	iii
Unum’s Reasons for the Merger	iv
Opinion of Unum’s Financial Advisor	iv
Overview of the Merger Agreement	v
Summary of the Financing	vi
Risk Factors	vii
Regulatory Matters	vii
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	1
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	5
PROPOSAL NO. 1: THE APPROVAL OF, UNDER APPLICABLE NASDAQ LISTING RULES, THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE COMPANY’S SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK	6
PROPOSAL NO. 2: THE APPROVAL OF THE AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK	10
PROPOSAL NO. 3: THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO CONTINUE TO SOLICIT PROXIES	17
THE MERGER	18
Background of the Merger	18
Unum’s Reasons for the Merger	23
Overview of KIQ	25
Regulatory Matters	26
Certain Unum Management Unaudited Prospective Financial Information	26
Opinion of Unum’s Financial Advisor	28
Interests of Unum’s Directors and Executive Officers in the Merger	37
Federal Securities Law Consequences; Resale Restrictions	43
Material U.S. Federal Income Tax Considerations of the Merger, the Issuance of the CVRs and the Reverse Stock Split	43
THE MERGER AGREEMENT	47
The Merger	47
Closing and Effective Time of the Merger	47
Consideration Received in the Merger	47
Determination of Unum’s Net Cash	49
Determination of Kiq’s Valuation	50
Treatment of Equity Awards	50
Amendments to Unum’s Certificate of Incorporation	50
Representations and Warranties	51
Conditions to the Completion of the Merger	52
Proxy Statement; Company Stockholder Meeting	52
Indemnification of Directors and Officers	53
Other Agreements	54
Amendment	54
Specific Performance	54
Governing Law	54
THE FINANCING	55
RISK FACTORS	57
UNUM’S BUSINESS	102

ANNEX A—PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

ANNEX B—OPINION OF LADENBURG THALMANN & CO. INC.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the proposals being considered at the Special Meeting, you should read this entire proxy statement carefully, including the materials attached as annexes, as well as other documents referred to or incorporated by reference herein. Each item in this summary includes a page reference directing you to a more complete description of that item contained in later parts of this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

Proposal No. 1 (pages [●])

Merger Agreement (pages [●])

On July 6, 2020, we completed our acquisition of Kiq Bio LLC (formerly Kiq LLC), a Delaware limited liability company (“Kiq”), in accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated July 6, 2020, between the Company, Utah Merger Sub 1 LLC, a Delaware limited liability company and a wholly owned subsidiary of Unum (“First Merger Sub”), Utah Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of Unum (“Second Merger Sub”), and Kiq. Pursuant to the Merger Agreement, First Merger Sub merged with and into Kiq, pursuant to which Kiq was the surviving entity and became a wholly owned subsidiary of Unum (the “First Merger”). Immediately following the First Merger, Kiq merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. The Board of Directors of Unum, or “Board of Directors” or the “Unum Board”, unanimously approved the Merger Agreement and the related transactions, and the consummation of the Merger was not subject to approval of the Unum stockholders.

Support Agreements (pages [●])

In connection with the execution of the Merger Agreement, Unum and Kiq entered into stockholder support agreements (the “Support Agreements”) with Unum’s directors and certain officers and one of Unum’s largest stockholders, which collectively own an aggregate of approximately 23.0% of the outstanding shares of the Common Stock, or 27.9% of the shares of Common Stock entitled to vote on Proposal No. 1. The Support Agreements provide that, among other things, each of the stockholders has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Conversion Proposal at the Special Meeting. Each of the stockholders that have entered into the Support Agreements are entitled to vote on the Conversion Proposal.

Lock-up Agreements (pages [●])

Concurrently and in connection with the execution of the Merger Agreement, former Kiq securityholders as of immediately prior to the Merger, and the directors and officers of Unum as of immediately following the Merger, which collectively own an aggregate of approximately 30.7% of Unum outstanding capital stock, entered into lock-up agreements with Unum and Kiq, pursuant to which each stockholder is subject to a 90 day lockup on the sale or transfer of shares of Common Stock held by each such stockholder at the closing of the Merger, including those shares received by Kiq securityholders in the Merger (the “Lock-up Agreements”).

Contingent Value Rights Agreement (pages [●])

Pursuant to the Merger Agreement, within 30 days following the closing of the Merger, Unum and the Rights Agent (as defined therein) executed and delivered a contingent value rights agreement (the “CVR Agreement”),

i

pursuant to which each holder of Common Stock as of immediately prior to the effective time of the Merger (the “Effective Time”) is entitled to one contractual contingent value right issued by Unum, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Common Stock held by such holder. Each contingent value right entitles the holder thereof to receive certain Common Stock and/or cash payments from the net proceeds, if any, related to the disposition of Unum’s legacy cell therapy assets within three years following the closing of the Merger. The contingent value rights are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange.

Private Placement and Securities Purchase Agreement (pages [●])

On July 6, 2020, Unum entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Investors”). Pursuant to the Purchase Agreement, Unum agreed to sell an aggregate of approximately 118,638 shares of Series A Preferred Stock for an aggregate purchase price of $104,401,000 (collectively, the “Financing”). Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock, as described below in “Description of the Series A Preferred Stock”. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designations. The closing of the Financing occurred on July 9, 2020 (the “Financing Closing Date”).

Registration Rights Agreement (pages [●])

On the Financing Closing Date, in connection with the Purchase Agreement, Unum entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors. Pursuant to the Registration Rights Agreement, Unum will prepare and file a resale registration statement with the SEC within 90 calendar days following the Financing Closing Date (the “Filing Deadline”). Unum will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 30 calendar days of the Filing Deadline (or within 60 calendar days if the SEC reviews the registration statement). Unum also agreed, among other things, to indemnify the Investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to Unum’s obligations under the Registration Rights Agreement.

Reasons for Stockholder Approval (pages [●])

Unum’s Common Stock is listed on the Nasdaq Global Select Market, and, as such, Unum is subject to the applicable rules of the Nasdaq Stock Market LLC, or NASDAQ Listing Rules, including NASDAQ Listing Rule 5635. In order to comply with the NASDAQ Listing Rules and to satisfy conditions under the Purchase Agreement, we are seeking stockholder approval of this Proposal No. 1. We are seeking stockholder approval of the Conversion Proposal in order to satisfy the requirements of NASDAQ Listing Rule 5635 with respect to the terms of the Series A Preferred Stock and the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the 20% of the voting power outstanding before the issuance.

Vote Required (pages [●])

Stockholder approval of this Proposal No. 1 requires a “FOR” vote from the holders of a majority of votes properly cast at the Special Meeting (subject to the separate tabulation of votes described in “Questions and Answers About the Special Meeting—How many votes can be cast by all stockholders?”).

Proposal No. 2 (page [●])

The Board of Directors has approved and declared advisable an amendment to our certificate of incorporation, which would effect a reverse stock split, or Reverse Stock Split, of all issued and outstanding shares of our Common Stock, at a ratio ranging from 1-for-[●] to 1-for-[●], inclusive. The Board of Directors has recommended that this proposed amendment be presented to our stockholders for approval. Our stockholders are being asked to approve the proposed amendment pursuant to Proposal No. 2 to effect a Reverse Stock Split of the issued and outstanding shares of Common Stock. Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of Common Stock.

Should we receive the required stockholder approval for Proposal No. 2, the Board of Directors will have the sole authority to elect, at any time on or prior to one-year anniversary of the Special Meeting, or [●], 2021, and without the need for any further action on the part of our stockholders, whether to effect the Reverse Stock Split and the number of whole shares of Common Stock, between and including [●] and [●], that will be combined into one share of Common Stock.

Vote Required (pages [●])

Stockholder approval of this Proposal No. 2 requires a “FOR” vote from the holders of a majority of the outstanding shares of our Common Stock as of the record date

Proposal No. 3 (page [●])

If the Company fails to receive a sufficient number of votes to approve Proposals Nos. 1 and/or 2, the Company may propose to adjourn or postpone the Special Meeting. The Company currently does not intend to propose adjournment or postponement at the Special Meeting if there are sufficient votes to approve Proposal No. 1 and 2.

Vote Required (pages [●])

The affirmative vote of the holders of a majority of the votes properly cast at the Special Meeting is required for approval of Proposal No. 3 (for the purpose of soliciting additional proxies to approve Proposals No. 1 and/or 2), if a quorum is present at the Special Meeting. If a quorum is not present at the Special Meeting, the affirmative vote of the stockholders holding a majority of the voting power present in person or by proxy at the Special Meeting is required for approval of Proposal No. 3.

Summary of the Merger (page [●])

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the Stage of Delaware (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), at the effective time of the Merger (the “Effective Time”), First Merger Sub merged with and into Kiq, pursuant to which Kiq was the surviving entity and became a wholly owned subsidiary of Unum (the “First Merger”). Immediately following the First Merger, Kiq merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger’). As a result of the Second Merger, Second Merger Sub will continue as the surviving company of the Merger (the “Surviving Company”).

Unum’s Reasons for the Merger (page [●])

The Board of Directors considered various reasons for the Merger, including, among others, the following factors:

•

the Unum Board and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic transactions, including the sale of existing assets and reverse mergers to identify the opportunity that would, in the Unum Board’s opinion, create the most value for Unum’s stockholders.

•

the Unum Board believes that, as a result of arm’s length negotiations with Kiq, Unum and its representatives negotiated the most favorable equity split for Unum shareholders that Kiq was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to Unum in the aggregate to which Kiq was willing to agree.

•

the Unum Board believes, after a thorough review of strategic alternatives and discussions with Unum senior management, financial advisors and legal counsel, that the Merger is more favorable to Unum’s stockholders than the potential value that might have resulted from other strategic options available to Unum, including to a liquidation of Unum and the distribution of any available cash.

•

the Unum Board believes, based in part on a scientific diligence and analysis process conducted over several weeks by Unum’s management and reviewed with the Unum Board, that Kiq’s worldwide rights to develop and commercialize PLX9486, a highly potent and selective KIT D816V inhibitor, in multipole indications, represents a sizeable potential market opportunity, and may thereby create value for the stockholders of the combined organization and an opportunity for Unum stockholders to participate in the potential growth of the combined company.

•

the Unum Board also reviewed with the management of Unum the current plans of Kiq for developing the worldwide rights to develop and commercialize PLX9486, a highly potent and selective KIT D816V inhibitor, in multipole indications to confirm the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on such continued development and anticipated commercialization. The Unum Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Unum’s public company structure with Kiq’s business to raise additional funds in the future, if necessary.

For more information on the Board of Director’s reasons for the transaction, see the section entitled “The Merger—Unum’s Reasons for the Merger” beginning on page [●] of this proxy statement.

Opinion of Unum’s Financial Advisor (page [●])

Unum retained Ladenburg on March 17, 2020 to act as the financial advisor in connection with the Merger and to render the Opinion to the Unum Board as to the fairness of the amount of Merger Shares to be issued to the holders of Membership Interests to the stockholders of Unum. Ladenburg rendered the oral opinion, subsequently confirmed by delivery of the written opinion dated July 5, 2020, to the Unum Board, that the amount of Merger Shares (as defined below) to be issued to the holders of Company Membership Interests, was fair from a financial point of view, to the Unum stockholders as of the date of such Opinion and based upon the various assumptions, qualifications and limitations set forth therein.

The full text of the written Opinion is attached as Annex B to this proxy statement/prospectus/information statement and is incorporated by reference. Unum encourages its stockholders to read the Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Ladenburg. The summary of the written Opinion set forth herein is qualified by reference to the full text of the Opinion.

Ladenburg provided its Opinion for the sole benefit and use by the Board of Directors in its consideration of the Merger. The Opinion is not a recommendation to the Board of Directors or to any stockholder as to how to vote with respect to the proposed Merger or to take any other action in connection with the Merger or otherwise.

Overview of the Merger Agreement (page [●])

Merger Consideration

At the effective time of the Merger:

•

the limited liability company interests of Kiq (the “Kiq Membership Interests”) outstanding immediately prior to the First Effective Time were converted solely into the right to receive a number of shares of Common Stock equal to the amount of Merger Shares (as defined below) multiplied by the applicable member’s percentage interest in Kiq as set forth on the allocation certificate Kiq provided to Unum.

•	No fractional shares of Common Stock were issuable to Kiq’s members pursuant to the Merger.

The aggregate number of shares of Common Stock pursuant to the Merger to any member of Kiq could not result in the acquisition of beneficial ownership of Unum in excess of 19.99% of the total number of shares of Common Stock outstanding immediately prior to the First Effective Time (the “Stock Consideration Cap”). As the aggregate number of shares of Common Stock issued pursuant to the Merger would have resulted in the issuance of shares of Common Stock in an amount in excess of the Stock Consideration Cap, the Company issued to Kiq’s members shares of Common Stock up to the Stock Consideration Cap and issued the remaining balance of such member’s Merger Shares in shares of Series A Preferred Stock, in each case, in accordance with the applicable member’s percentage interest in Kiq as set forth on the allocation certificate Kiq provided to Unum.

Immediately following the closing of the Merger, (i) the former members of Kiq as of immediately prior to the Merger owned approximately 60.8% of Unum on a fully-diluted basis and (ii) Unum stockholders as of immediately prior to the Merger owned approximately 39.2% of Unum on a fully-diluted basis. On a pro forma basis and based upon the number of shares of Common Stock and Series A Preferred Stock issued in the Merger and the Financing, Unum equity holders immediately prior to the acquisition will own approximately 16.2% of Unum on a fully-diluted basis.

Equity Awards

Prior to the closing of the Merger, the Unum Board adopted appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting and exercisability of each unexpired, unexercised and unvested option to purchase Common Stock (“Unum Option”) was accelerated in full effective as of immediately prior to the First Effective Time. The Unum Stock Plans remain in effect and each unexpired, unexercised Unum Option continues to remain outstanding after the Effective Time.

Prior to the closing of the Merger, the Unum Board adopted appropriate resolutions and take all other actions necessary and appropriate to provide that (i) the vesting of each outstanding and unvested awards of restricted stock units of Unum (“Unum RSUs”) be accelerated in full effective as of immediately prior to the First Effective Time and (ii) each outstanding and unsettled Unum RSU (including any Unum RSUs that are accelerated as stated above or upon termination of employment) were settled and each holder received, immediately prior to the First Effective Time a number of shares of Common Stock equal to the number of vested and unsettled Unum RSUs underlying such Unum RSUs.

v

Conditions to the Completion of the Merger

Each party’s obligation to complete the Merger was subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

•

there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

•	the members of a majority of the limited liability interests of Kiq must have adopted and approved the Merger Agreement, which adoption and approval was obtained on July 6, 2020;

•

the approval of the listing of additional shares of Common Stock on Nasdaq must have been obtained and the shares of Common Stock to be issued in the First Merger must have been approved for listing (subject to official notice of issuance) on Nasdaq; and

•

The Purchase Agreement must have been in full force and effect and cash proceeds of not less than the Concurrent Investment Amount (as defined in the Merger Agreement) must have been received by Unum, or would be received by Unum substantially simultaneously with the closing of the Merger, in connection with the consummation of the transactions contemplated by the Purchase Agreement.

In addition, the obligation of Unum, First Merger Sub and Second Merger Sub to complete the Merger was further subject to the following documents, each of which must have been in full force and effect: (A) the Kiq member written consent; (B) the Company Lock-Up Agreements (as defined in the Merger Agreement); (C) the Kiq Valuation Schedule (as defined below); and (D) the Allocation Certificate (as defined in the Merger Agreement).

The obligation Kiq to complete the Merger was further subject to the following documents, each of which must have been in full force and effect: (A) a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware; (B) the Utah Net Cash Schedule (as defined in the Merger Agreement); (C) written resignations in forms satisfactory to Kiq, dated as of the closing date and effective as of the closing executed by the officers and directors of Unum who were not to continue as officers or directors of Unum.

Summary of the Financing (page [●])

On July 6, 2020, the Company entered into the Purchase Agreement with the purchasers named therein (the “Investors”), pursuant to which the Company agreed to sell an aggregate of approximately 118,638 shares of Series A Preferred Stock for an aggregate purchase price of $104,401,000 (collectively, the “Financing”). The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designations, which is filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated herein by reference. The closing of the Financing occurred on July 9, 2020 (the “Financing Closing Date”).

The consummation of the Financing was subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Purchase Agreement, the compliance by the parties with the covenants in the Purchase Agreement, the absence of any legal order barring the Financing, no suspension in the trading of the Common Stock and the closing of the Merger. The parties were also provided with customary termination rights, including the right of either party to terminate the Purchase Agreement if the consummation of the Financing had not occurred within 30 days after the signing unless the failure of the Financing to be consummated was caused by such party.

The Financing is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Investors have acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.

The Financing has already been completed, and the approval of our stockholders is not required for the Financing. As discussed above, the Company is not seeking stockholder approval of, and you are not being asked to vote on, the Financing.

Risk Factors (page [●])

The Company is subject to various risks associated with its business and its industry.

Regulatory Matters (page [●])

Neither Unum nor Kiq was required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Merger. In the United States, Unum must comply with applicable federal and state securities laws and the NASDAQ rules in connection with the issuance of shares of Common Stock and Series A Preferred Stock in the Merger and the Financing, including the filing with the SEC of this proxy statement.

PRELIMINARY PROXY STATEMENT DATED SEPTEMBER 22, 2020—SUBJECT TO COMPLETION

UNUM THERAPEUTICS INC.

200 Cambridge Park Drive, Suite 2500

Cambridge, Massachusetts 02140

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [●], 2020

This proxy statement contains information about the Special Meeting of Stockholders, or the Special Meeting, of Unum Therapeutics Inc., which will be held online on [●], 2020 at [●] Eastern Time. You may attend the meeting virtually via the Internet at https://www.virtualshareholdermeeting.com/UMRX2020, where you will be able to vote electronically. The board of directors of Unum Therapeutics Inc., or Board of Directors, is using this proxy statement to solicit proxies for use at the Special Meeting. In this proxy statement, the terms “Unum,” “we,” “us,” and “our” refer to Unum Therapeutics Inc. The mailing address of our principal executive offices is Unum Therapeutics Inc., 200 Cambridge Park Drive, Suite 2500, Cambridge, Massachusetts 02140.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board of Directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.

At the Special Meeting:

•

Unum will ask its stockholders to approve, in accordance with Nasdaq Listing Rule 5635, the issuance of the Company’s Common Stock, upon conversion of the Company’s Series A Preferred Stock, issued in a merger that closed on July 6, 2020 and a private placement offering that closed on July 9, 2020. Pursuant to the rules of The Nasdaq Stock Market LLC (referred to as the “Nasdaq rules”), the issuance of Common Stock requires the approval of Unum’s stockholders because it exceeds 20% of the number of shares of Common Stock outstanding prior to the issuance; and

•

Unum will ask its stockholders to approve an amendment to the Certificate of Incorporation to effect a reverse stock split of Common Stock at a ratio of between and including 1:[●] and 1:[●] (referred to as the “Reverse Stock Split”), which approval is also necessary to issue the shares of Common Stock upon conversion of the Company’s Series A Preferred Stock, issued in a merger that closed on July 6, 2020 and a private placement offering that closed on July 9, 2020. Upon the effectiveness of the amendment to the Certificate of Incorporation effecting the Reverse Stock Split, the outstanding shares of Common Stock will be combined into a lesser number of shares to be determined by the Board of Directors prior to the effective time of such amendment and public announcement by Unum.

After careful consideration, the Board of Directors has approved the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Unum’s stockholders. Accordingly, the Board of Directors recommends that stockholders vote “FOR” the issuance of Common Stock upon conversion of the Company’s Series A Preferred Stock, issued in a merger that closed on July 6, 2020 and a private placement offering that closed on July 9, 2020, “FOR” the amendment to the Certificate of Incorporation to effect the reverse stock split at a ratio of between and including 1:[●] and 1:[●], and “FOR” the adjournment or postponement of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal No. 1 and/or Proposal No. 2.

Your vote is important. Whether or not you expect to attend the virtual Special Meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the Special Meeting. You can also vote your shares via the internet or by telephone as provided in the instructions set forth in the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

We thank you for your consideration and continued support.

Yours sincerely,

Charles Wilson, Ph.D.
President and Chief Executive Officer

This proxy statement is dated [●], 2020 and is first being mailed to stockholders on or about [●], 2020.

UNUM THERAPEUTICS INC.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Except as specifically indicated, the following information and all other information contained in this proxy statement does not give effect to the reverse stock split described in Proposal No. 2.

The following section provides answers to frequently asked questions about the Special Meeting. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes.

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

On or about [●], 2020, we will begin mailing our proxy materials, including the Notice of the Special Meeting, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e. held for your account by a broker or other nominee), a voting instruction form.

Who is soliciting my vote?

Our Board of Directors is soliciting your vote for the Special Meeting.

When is the record date for the Special Meeting?

The record date for determination of stockholders entitled to vote at the Special Meeting is the close of business on [●], 2020.

How many votes can be cast by all stockholders?

There were [●] shares of our Common Stock, par value $0.001 per share, outstanding on [●], 2020, all of which are entitled to vote with respect to all matters to be acted upon at the Special Meeting. Each outstanding share of our Common Stock is entitled to one vote on each matter considered at the Special Meeting. None of our shares of undesignated preferred stock were outstanding as of [●], 2020.

Of the shares of our Common Stock issued and outstanding and entitled to vote, 6,235,903 shares of Common Stock were issued in the Merger (as described in “Proposal No. 1—General—Merger Agreement” below) and are not entitled to vote on Proposal No. 1 for purposes of the Nasdaq rules. The Company anticipates that these 6,235,903 shares of Common Stock will be voted in favor of Proposal No. 1 for purposes of adopting the proposal under Delaware law. However, to comply with Nasdaq rules, the Company will instruct the inspector of elections to conduct a separate tabulation that subtracts 6,235,903 shares from the total number of shares voted in favor of Proposal No. 1 for purposes of determining whether that proposal has been adopted.

How do I vote?

By Internet at the Special Meeting.

Instructions on how to attend and vote at the Special Meeting are described at http://www.virtualshareholdermeeting.com/UMRX2020, although Unum encourages you to vote by proxy at your earliest convenience to ensure your shares are represented, in case you later decide not to attend the Special Meeting virtually. Stockholders will need their unique 16-digit control number that accompanied the proxy materials. A technical support telephone number will be posted on the log-in page of http://www.virtualshareholdermeeting.com/UMRX2020 that you can call if you encounter any difficulties accessing the virtual meeting during the check-in or during the Special Meeting.

By Proxy

If you will not be attending the virtual Special Meeting, you may vote by proxy. You can vote by proxy via the Internet by visiting the address listed on the proxy card, via telephone by calling the toll-free phone number listed on the proxy card or you can vote by mailing your proxy as described in the proxy materials. To ensure your shares are voted by proxy, proxies submitted by Internet or by telephone should be received by the cutoff time of [●] p.m. Eastern Time on [●], 2020. Proxies submitted by mail must be received before the start of the Special Meeting.

If you complete and submit your proxy before the Special Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this proxy statement. You may also authorize another person or persons to act for you as proxy by complying with the Amended and Restated By-laws of the Company and Section 212 of the DGCL.

How do I revoke my proxy?

You may revoke your proxy by (1) following the instructions on the proxy card and entering a new vote by mail that we receive before the start of the Special Meeting or over the Internet or by telephone by the cutoff time of [●] p.m. Eastern Time on [●], 2020, (2) attending and voting at the virtual Special Meeting (although attendance at the Special Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or sent to our principal executive offices at Unum Therapeutics Inc., 200 Cambridge Park Drive, Suite 2500, Cambridge, Massachusetts 02140, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated Bylaws, or bylaws, provide that a majority of the shares entitled to vote, present at the virtual meeting or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and “broker non-votes” (if any) are counted as present for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

What proposals will be voted on at the Special Meeting?

There are three proposals scheduled to be voted on at the meeting:

•	Proposal No. 1—Approval of the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock.

•	Proposal No. 2—Approval of the reverse stock split of the Common Stock as further described below.

•	Proposal No. 3—Approval of, if necessary, the adjournment or postponement of the Special Meeting, to continue to solicit votes for Proposal No. 1 and/or Proposal No. 2.

What vote is required to approve each item at the Special Meeting?

You may vote “for,” “against” or “abstain” on each of the proposals being placed before our stockholders. Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or bylaws. To approve Proposal No. 1, stockholders holding a majority of votes properly cast at the Special Meeting must vote “FOR” the proposal (subject to the separate tabulation of votes described in “Questions and Answers About the Special Meeting—How many votes can be cast by all stockholders?”). To approve Proposal No. 2, stockholders holding a majority of the outstanding shares of our Common Stock as of the record date must vote “FOR” the proposal. If a quorum is present at the Special Meeting, the affirmative vote of the stockholders holding a majority of the votes properly cast at the Special Meeting is required for approval of Proposal No. 3 (for the purpose of soliciting additional proxies to approve Proposals No. 1 and/or 2). If a quorum is not present at the Special Meeting, the affirmative vote of the stockholders holding a majority of the voting power present in person or by proxy at the Special Meeting is required for approval of Proposal No. 3.

How is the vote counted?

If your shares are registered directly in your name, you are a “stockholder of record” who may vote at the meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by voting over the Internet, by telephone, by returning your proxy or by voting online during the Special Meeting at https://www.virtualshareholdermeeting.com/UMRX2020.

If your shares are held in an account at a bank or at a brokerage firm or other nominee holder, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the stockholder of record for purposes of voting at the Special Meeting. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and to participate in the Special Meeting. You should receive a proxy card and voting instructions with these proxy materials from that organization rather than from us. You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares and whether they permit Internet or telephone voting. Follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact your bank, broker or other nominee to request a proxy form. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Special Meeting according to your instructions.

If you hold shares through a bank, broker or other intermediary firm, the intermediary firm is subject to certain New York Stock Exchange, or NYSE, rules regarding voting. Under NYSE rules, Proposal No. 2 and Proposal No. 3 are each considered a discretionary item. This means that an intermediary firm may vote in its discretion on behalf of clients who have not furnished voting instructions on those proposals at least 10 days before the date of the Special Meeting. In contrast, Proposal No. 1 is a non-discretionary item. Intermediary firms that have not received voting instructions from their clients on this item may not vote on Proposal No. 1. A “broker non-vote” on a proposal results when shares are deemed present at the Special Meeting but the shares are not voted because the proposal is a non-discretionary item and the intermediary firm has not received instructions from its client. A broker non-vote will have no effect on the outcome of Proposal No. 1.

Abstentions, if any, would have no effect on the vote for Proposal No. 1 and, if a quorum is present at the Special Meeting, will have no effect on the vote for Proposal No. 3. Abstentions, if any, will have the same effect as a vote “AGAINST” Proposal No. 2, and, if a quorum is not present at the Special Meeting, will have the same effect as a vote “AGAINST” Proposal No. 3.

What is the Reverse Stock Split and why is it necessary?

If Proposal No. 2 is approved, the outstanding shares of Common Stock will be combined into a lesser number of shares to be determined by the Board of Directors and publicly announced by Unum. The Board of Directors believes that a reverse stock split may be desirable for a number of reasons. Unum’s Common Stock is currently listed on the Nasdaq Global Select Market, or Nasdaq. According to the applicable Nasdaq rules, in order for Unum’s Common Stock to continue to be listed on Nasdaq, Unum must satisfy certain requirements established by Nasdaq. The Board of Directors expects that a reverse stock split of Common Stock will increase the market price of Common Stock so that Unum will be able to maintain compliance with the relevant Nasdaq listing requirements for the foreseeable future, although Unum cannot assure that it will be able to do so. The Board of Directors intends to effect a reverse stock split, or Reverse Stock Split, of the shares of Common Stock at a ratio of between and including 1:[●] and 1:[●].

What happens if the Conversion Proposal is approved but the Reverse Stock Split Proposal is not approved?

If the Conversion Proposal is approved but the Reverse Stock Split Proposal is not approved, there will not be a sufficient number of authorized but unissued shares of our Common Stock available for all of the shares of Series A Preferred Stock to convert into shares of our Common Stock.

Who pays the cost for soliciting proxies?

We will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Unum may use the services of its directors, officers and other employees to solicit proxies from Unum’s stockholders without additional compensation. In addition, Unum has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus the reimbursement of customary disbursements, which are not expected to exceed $30,000 in total. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Common Stock for the forwarding of solicitation materials to the beneficial owners of Common Stock. Unum will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

How can I know the voting results?

We plan to announce the final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting.

Who can provide me with additional information and help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the proposals being considered at the Special Meeting, including the procedures for voting your shares, you should contact The Proxy Advisory Group, LLC, Unum’s proxy solicitor, by telephone at (212) 616-2181.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference into this proxy statement, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: uses of proceeds; projected cash runways; future product development plans; stockholder approval of the conversion rights of the Series A Preferred Stock; and any future payouts under the CVR Agreement. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Unum’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

PROPOSAL NO. 1: THE APPROVAL OF, UNDER APPLICABLE NASDAQ LISTING RULES, THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE COMPANY’S SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

General

Merger Agreement. As previously announced, on July 6, 2020, we completed our acquisition of Kiq Bio LLC (formerly Kiq LLC), a Delaware limited liability company (“Kiq”), in accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated July 6, 2020, between the Company, Utah Merger Sub 1 LLC, a Delaware limited liability company and a wholly owned subsidiary of Unum (“First Merger Sub”), Utah Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of Unum (“Second Merger Sub”), and Kiq. Pursuant to the Merger Agreement, First Merger Sub merged with and into Kiq, pursuant to which Kiq was the surviving entity and became a wholly owned subsidiary of Unum (the “First Merger”). Immediately following the First Merger, Kiq merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. The Board of Directors unanimously approved the Merger Agreement and the related transactions, and the consummation of the Merger was not subject to approval of the Unum stockholders.

Under the terms of the Merger Agreement, at the closing of the Merger on July 6, 2020, Unum issued the securityholders of Kiq 6,235,903 shares of Common Stock and 44,687 shares of Unum Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which was newly created upon the filing of a Certificate of Designations of Preferences, Rights and Limitations of the Series A Non-Voting Convertible Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designations”) on July 6, 2020.

Pursuant to the Merger Agreement, Unum agreed to hold the Special Meeting to submit the following matters to its stockholders for their consideration: (i) the Conversion Proposal, (ii) the Reverse Stock Split Proposal, if deemed necessary by Unum, and (iii) the approval of an amendment to the certificate of incorporation of Unum to authorize sufficient shares of Common Stock for the conversion of the Series A Preferred Stock issued pursuant to the Merger Agreement and the Securities Purchase Agreement (as described below) (the “Charter Amendment Proposal”). Unum and Kiq no longer believe it is necessary to submit the Charter Amendment Proposal to Unum’s stockholders for their consideration.

Support Agreements.

In connection with the execution of the Merger Agreement, Unum and Kiq entered into stockholder support agreements (the “Support Agreements”) with Unum’s directors and certain officers and one of Unum’s largest stockholders, which collectively own an aggregate of approximately 23.0% of the outstanding shares of the Common Stock, or 27.9% of the shares of Common Stock entitled to vote on Proposal No. 1. The Support Agreements provide that, among other things, each of the stockholders has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Conversion Proposal at the Special Meeting. Each of the stockholders that have entered into the Support Agreements are entitled to vote on the Conversion Proposal. The form of Support Agreement is attached as Exhibit B to the Merger Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated into this proxy statement by reference.

Lock-up Agreements.

Concurrently and in connection with the execution of the Merger Agreement, former Kiq securityholders as of immediately prior to the Merger, and the directors and officers of Unum as of immediately following the Merger, which collectively own an aggregate of approximately 30.7% of Unum outstanding capital stock, entered into lock-up agreements with Unum and Kiq, pursuant to which each stockholder is subject to a 90 day lockup on the sale or transfer of shares of Common Stock held by each such stockholder at the closing of the Merger, including those shares received by Kiq securityholders in the Merger (the “Lock-up Agreements”). The form of Lock-up Agreement is attached as Exhibit C to the Merger Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated into this proxy statement by reference.

Contingent Value Rights Agreement.

Pursuant to the Merger Agreement, within 30 days following the closing of the Merger, Unum and the Rights Agent (as defined therein) executed and delivered the Contingent Value Rights Agreement (the “CVR Agreement”), dated as of August 6, 2020, by and among Unum, Computershare Inc. and Computershare Trust Company, N.A., pursuant to which each holder of Common Stock as of immediately prior to the effective time of the Merger (the “Effective Time”) is entitled to one contractual contingent value right (“CVR”) issued by Unum, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Common Stock held by such holder. Each CVR entitles the holder thereof to receive certain Common Stock and/or cash payments from the net proceeds, if any, related to the disposition of Unum’s legacy cell therapy assets within three years following the closing of the Merger. The contingent value rights are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange. The CVR Agreement is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 10, 2020, and is incorporated herein by reference.

Private Placement and Securities Purchase Agreement. On July 6, 2020, Unum entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Investors”). Pursuant to the Purchase Agreement, Unum agreed to sell an aggregate of approximately 118,638 shares of Series A Preferred Stock for an aggregate purchase price of $104,401,000 (collectively, the “Financing”). Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock, as described below in “Description of the Series A Preferred Stock”. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designations. The closing of the Financing occurred on July 9, 2020 (the “Financing Closing Date”).

Registration Rights Agreement.

On the Financing Closing Date, in connection with the Purchase Agreement, Unum entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors. Pursuant to the Registration Rights Agreement, Unum will prepare and file a resale registration statement with the SEC within 90 calendar days following the Financing Closing Date (the “Filing Deadline”). Unum will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 30 calendar days of the Filing Deadline (or within 60 calendar days if the SEC reviews the registration statement). Unum also agreed, among other things, to indemnify the Investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to Unum’s obligations under the Registration Rights Agreement.

The Financing is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Investors have acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.

The Investors; Certain Interests.

The Investors include Venrock Healthcare Capital Partners, BVF Partners L.P., Atlas Venture, Acorn Bioventures, Perceptive Advisors LLC, RTW Investments, OrbiMed, Samsara BioCapital, Logos Capital, Ally

Bridge Group and Commodore Capital, as well as additional undisclosed institutional investors. Due to his direct or indirect beneficial ownership of Series A Preferred Stock as a member of AVA IX LLC, an affiliate of Atlas Venture, Bruce Booth, DPhil., who served as a director of the Company from October 2014 until his resignation in connection with the Merger on July 6, 2020, has an interest in the Conversion Proposal. Also, due to their direct or indirect beneficial ownership of Series A Preferred Stock as Managing Member and Director of Research, respectively, of Fairmount Funds Management LLC, Peter Harwin and Chris Cain, who were appointed directors of the Company in connection with the Merger on July 6, 2020, have an interest in the Conversion Proposal.

Use of Proceeds. Gross proceeds from the Financing were approximately $104.4 million, with net proceeds of approximately $99.0 million, after deducting commissions and estimated offering costs. We used the net proceeds from the Financing for general corporate working capital purposes.

Description of the Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock. Except as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, Unum will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend the Certificate of Designations, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock, (d) increase the number of authorized shares of Series A Preferred Stock, (e) prior to the stockholder approval of the Conversion Proposal or at any time while at least 40% of the originally issued Series A Preferred Stock remains issued and outstanding, consummate a Fundamental Transaction (as defined in the Certificate of Designations) or (f) enter into any agreement with respect to any of the foregoing. The Series A Preferred Stock does not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of Unum.

Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock at any time at the option of the holder thereof, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 4.9% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Reasons for Stockholder Approval. Unum’s Common Stock is listed on the Nasdaq Global Select Market, and, as such, Unum is subject to the applicable rules of the Nasdaq Stock Market LLC, or NASDAQ Listing Rules, including NASDAQ Listing Rule 5635. In order to comply with the NASDAQ Listing Rules and to satisfy conditions under the Purchase Agreement, we are seeking stockholder approval of this Proposal No. 1. Certain sections of NASDAQ Listing Rule 5635 are generally described below:

•

NASDAQ Listing Rule 5635(a) requires stockholder approval in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, the common stock of the issuer has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock of the issuer.

•

NASDAQ Listing Rule 5635(b) requires stockholder approval for issuances of securities that will result in a “change of control” of the issuer. NASDAQ may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power of an issuer would be the largest ownership position of the issuer.

We are seeking stockholder approval of the Conversion Proposal in order to satisfy the requirements of NASDAQ Listing Rule 5635 with respect to the terms of the Series A Preferred Stock and the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the 20% of the voting power outstanding before the issuance.

Assuming the full conversion of the Series A Preferred Stock (with a conversion ratio of 1000:1), such securities, in the hands of the Investors and the former securityholders of Kiq, would represent approximately 80.8% of the outstanding shares of our Common Stock (based on [●] shares of our Common Stock outstanding as of [●], 2020 plus the approximately 163.3 million additional shares of our Common Stock (before giving effect to the Reverse Stock Split) that would be outstanding as a result of such conversion).

Peter Harwin and Chris Cain, who serve as Managing Member and Director of Research, respectively, of Fairmount Funds Management LLC, serve as directors of the Company. Bruce Booth, who is a member of

AVA IX LLC, an affiliate of an Investor, served as a director of the Company at the time the Investor purchased shares of Series A Preferred Stock.

The Merger Agreement requires us to submit this proposal to our stockholders at the Special Meeting. Approval of this Proposal No. 1 will constitute approval pursuant to the NASDAQ Listing Rules.

Dilution. If this Proposal No. 1 and the Reverse Stock Split Proposal are approved, existing Unum stockholders will suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of our Common Stock upon the conversion of the shares of Series A Preferred Stock. Upon conversion in full of the shares of Series A Preferred (with a conversion ratio of 1000:1), 163,323,000 additional shares of our Common Stock will be outstanding, and the ownership interest of our existing stockholders would be correspondingly reduced. The number of shares of our Common Stock described above does not give effect to any other future issuances of our Common Stock or the Reverse Stock Split. The sale into the public market of these shares also could materially and adversely affect the market price of our Common Stock.

Vote Required; Recommendation of Board of Directors

Stockholder approval of this Proposal No. 1 requires a “FOR” vote from the holders of a majority of votes properly cast at the Special Meeting (subject to the separate tabulation of votes described in “Questions and Answers About the Special Meeting—How many votes can be cast by all stockholders?” set forth above).

THE BOARD OF DIRECTORS RECOMMENDS THAT UNUM’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF, UNDER APPLICABLE NASDAQ LISTING RULES, THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF THE SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK.

PROPOSAL NO. 2: THE APPROVAL OF THE AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK

General

Our Board of Directors has approved and declared advisable an amendment to our certificate of incorporation, which would effect a reverse stock split, or Reverse Stock Split, of all issued and outstanding shares of our Common Stock, at a ratio ranging from 1-for-[●] to 1-for-[●], inclusive. Our Board of Directors has recommended that this proposed amendment be presented to our stockholders for approval. Our stockholders are being asked to approve the proposed amendment pursuant to Proposal No. 2 to effect a Reverse Stock Split of the issued and outstanding shares of Common Stock. Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of Common Stock.

Should we receive the required stockholder approval for Proposal No. 2, our Board of Directors will have the sole authority to elect, at any time on or prior to one-year anniversary of the Special Meeting, or [●], 2021, and without the need for any further action on the part of our stockholders, whether to effect the Reverse Stock Split and the number of whole shares of Common Stock, between and including [●] and [●], that will be combined into one share of Common Stock.

Notwithstanding approval of Proposal No. 2 by our stockholders, our Board of Directors may, at its sole option, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any reverse stock split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If our Board of Directors does not implement the Reverse Stock Split on or prior to the one-year anniversary of the Special Meeting, or [●], 2021, stockholder approval would again be required prior to implementing any reverse stock split.

By approving Proposal No. 2, our stockholders will: (a) approve an amendment to our Third Amended and Restated Certificate of Incorporation pursuant to which any whole number of outstanding shares of Common Stock between and including [●] and [●] could be combined into one share of Common Stock; and (b) authorize our Board of Directors to file such amendment.

APPROVAL OF REVERSE STOCK SPLIT OF OUR COMMON STOCK (PROPOSAL NO. 2)

Our Board of Directors has adopted and is recommending that our stockholders approve an amendment to our certificate of incorporation to effect a Reverse Stock Split. The text of the proposed form of Certificate of Amendment to our Third Amended and Restated Certificate of Incorporation, which we refer to as the Certificate of Amendment, is attached hereto as Annex A.

We are proposing that our Board of Directors have the discretion to select the Reverse Stock Split ratio from within a range between and including 1-for-[●] and 1-for-[●], rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board of Directors the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Criteria to be Used for Determining the Reverse Stock Split Ratio to Implement.” If Proposal No. 2 is approved, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective at [5:01 p.m.], Eastern time, on the date of filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board of Directors and set forth in the Certificate of Amendment. Except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders will hold the same percentage of our outstanding Common Stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

To maintain our listing on The Nasdaq Global Select Market. By potentially increasing our stock price, the Reverse Stock Split would reduce the risk that our Common Stock could be delisted from The Nasdaq Capital

Market. To continue our listing on The Nasdaq Global Select Market, we must comply with Nasdaq Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On December 31, 2019, we were notified by the Nasdaq Listing Qualifications Department that we do not comply with the $1.00 minimum bid price requirement as our Common Stock had traded below the $1.00 minimum bid price for 30 consecutive business days. Prior to the expiration of the compliance period, Unum regained compliance with the minimum bid price requirement and was notified by NASDAQ of such compliance on July 20, 2020 and the matter was closed, however, there is no guarantee that Unum will remain in compliance with the minimum bid price requirement.

The Board of Directors has considered the potential harm to us and our stockholders should Nasdaq delist our Common Stock from The Nasdaq Capital Market following a transfer from The Nasdaq Global Select Market under Nasdaq Listing Rule 5810(c)(3)(A)(ii). Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons. In addition, the delisting of our Common Stock from the Nasdaq Capital Market would restrict our ability to sell shares of our Common Stock under our purchase agreement with Lincoln Park Capital Fund, LLC dated March 19, 2020.

The Board of Directors believes that the proposed Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our Common Stock.

To potentially improve the marketability and liquidity of our Common Stock. Our Board of Directors believes that the increased market price of our Common Stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our Common Stock and encourage interest and trading in our Common Stock.

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Stock Price Requirements: We understand that many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. Additionally, a Reverse Stock Split could help increase analyst and broker interest in our Common Stock as their internal policies might discourage them from following or recommending companies with low stock prices.

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Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

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Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Criteria to be Used for Determining the Reverse Stock Split Ratio to Implement

In determining which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval of Proposal No. 2, our Board of Directors may consider, among other things, various factors, such as:

•	The historical trading price and trading volume of our Common Stock;

•	The then-prevailing trading price and trading volume of our Common Stock tock and the expected impact of the Reverse Stock Split on the trading market for our Common Stock in the short- and long-term;

•	Our ability to maintain our listing on The Nasdaq Global Select Market or The Nasdaq Capital Market;

•	Which Reverse Stock Split ratio would result in the least administrative cost to us;

•	Prevailing general market and economic conditions; and

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Whether and when our Board of Directors desires to have the additional authorized but unissued shares of Common Stock that will result from the implementation of a Reverse Stock Split available to provide the flexibility to use our Common Stock for business and/or financial purposes, as well as to accommodate the shares of our Common Stock to be authorized and reserved for future equity awards.

Effects of Reverse Stock Split

After the effective date of the Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock. However, the Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our Common Stock will not be affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to a Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our Common Stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split). The foregoing description of the effects of the Reverse Stock Split does not include the dilution in ownership interests and voting rights to existing stockholders that will occur if the Conversion Proposal is approved (see “Proposal No. 1—Dilution” above).

The principal effects of a Reverse Stock Split will be that:

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Depending on the Reverse Stock Split ratio selected by the Board of Directors, each [●] to [●] shares of our Common Stock owned by a stockholder will be combined into one new share of our Common Stock;

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The conversion ratio of the Common Stock issuable upon conversion of the Series A Preferred Stock, which is currently 1,000:1, will be adjusted by multiplying the ratio by a fraction, the numerator of which will be the number of shares of Common Stock outstanding as of immediately after the Reverse Stock Split, and the denominator will be the number of shares of Common Stock outstanding as of immediately before the Reverse Stock Split.

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No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split; instead, holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

•	The total number of authorized shares of our Common Stock will remain at 150,000,000, resulting in an effective increase in the authorized number of shares of our Common Stock;

•	The total number of authorized shares of our preferred stock will remain at 10,000,000;

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Based upon the Reverse Stock Split ratio selected by the Board of Directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of Common Stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

•	The number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board of Directors.

After the effective date of the Reverse Stock Split, our Common Stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our Common Stock.

Our Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act. Our Common Stock would continue to be listed on The Nasdaq Global Select Market under the symbol “UMRX” immediately following the Reverse Stock Split, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred.

Effective Date

The proposed Reverse Stock Split would become effective at [5:01 p.m.], Eastern time, on the date of filing of a Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board of Directors and set forth in the Certificate of Amendment, which date we refer to in this Proposal No. 2 as the Reverse Split Effective Date. Except as explained below with respect to fractional shares, effective as of [5:01 p.m.], Eastern time, on the Reverse Split Effective Date, shares of Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a lesser number of new shares of our Common Stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors within the limits set forth in this Proposal No. 2.

Cash Payment In Lieu of Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the Common Stock on The Nasdaq Global Select Market during regular trading hours for the five consecutive trading days immediately preceding the Reverse Split Effective Date (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of [●], 2020, there were [●] stockholders of record of our Common Stock. Upon stockholder approval of this Proposal No. 2, and upon effectiveness of the Certificate of Amendment effecting the Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of Common Stock that will be combined into one share of Common Stock in the Reverse Stock Split would no longer be stockholders. For example, if a stockholder held five shares of Common Stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Board was 1-for-[●], then such stockholder would cease to be a stockholder of the Company following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. Based on our stockholders of record as of [●], 2020, and assuming a Reverse Stock Split ratio of 1-for-[●], we expect that cashing out fractional stockholders would not reduce the number of stockholders of record. In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Record and Beneficial Stockholders

If this Proposal No. 2 is approved by our stockholders, and upon effectiveness of the Certificate of Amendment effecting the Reverse Stock Split, stockholders of record as of the record date holding all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our Common Stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal No. 2 is approved by our stockholders and, upon effectiveness of the Certificate of Amendment effecting the Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from the Company or its exchange agent, as soon as practicable after the Reverse Split Effective Date. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued. The Post-Reverse Stock Split shares will be issued in book entry form. Post-Reverse Stock Split book entry shares will only be issued to a stockholder once such stockholder has surrendered such stockholder’s outstanding certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our Common Stock would remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, on the Reverse Stock Split Effective Date, the stated capital on our balance sheet attributable to the Common Stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The net income or loss per share of Common Stock would be increased because there would be fewer shares of Common Stock outstanding. Additionally, as of the Reverse Stock Split Effective Date, Unum will adjust and proportionately decrease the number of shares of Common Stock subject to, and adjust and proportionately increase the exercise price of, all stock options to acquire Common Stock. The Reverse Stock Split would be reflected retroactively in certain of our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed amendment to our Third Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split.

Material U.S. Federal Income Tax Considerations of the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax considerations of the Reverse Stock Split that would be expected to apply generally to U.S. Holders (as defined below) of our Common Stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service, or the IRS, has been or will be requested in connection with the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge.

No attempt has been made to comment on all U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; or (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar.

In addition, the following discussion does not address state, local or foreign tax consequences of the Reverse Stock Split, the Medicare tax on net investment income, U.S. federal estate and gift tax, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion assumes that for U.S. federal income tax purposes the Reverse Stock Split will not be integrated or otherwise treated as part of a unified transaction with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.

For purposes of this discussion, a U.S. Holder means a beneficial owner of our Common Stock who is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

Tax Consequences of the Reverse Stock Split

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The Reverse Stock Split is intended to be treated as a tax deferred “recapitalization” for U.S. federal income tax purposes. The remainder of the discussion assumes the Reverse Stock Split will qualify as a recapitalization.

•	No gain or loss will be recognized by us as a result of the Reverse Stock Split.

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A U.S. Holder who receives solely a reduced number of shares of Common Stock pursuant to the Reverse Stock Split will generally not recognize gain or loss. A U.S. Holder who receives cash in lieu of a fractional share interest will generally recognize gain or loss equal to the difference between (i) the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and (ii) the cash received.

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A U.S. Holder’s basis in the U.S. Holder’s post-Reverse Stock Split shares will be equal to the aggregate tax basis of such U.S. Holder’s pre-Reverse Stock Split shares decreased by the amount of any basis allocated to any fractional share interest for which cash is received.

•	The holding period of our stock received in the Reverse Stock Split will include the holding period of the pre-Reverse Stock Split shares exchanged.

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For purposes of the above discussion of the basis and holding periods for shares of the stock received in the Reverse Stock Split, U.S. Holders who acquired different blocks of our stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in the Reverse Stock Split. U.S. Holders who acquired different blocks of our stock at different times for different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

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Any gain or loss recognized by a U.S. Holder as a result of the Reverse Stock Split will generally be a capital gain or loss and will be long term capital gain or loss if the U.S. Holder’s holding period for the shares of our stock exchanged is more than one year.

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Certain U.S. Holders may be required to attach a statement to their tax returns for the year in which the Reverse Stock Split is consummated that contains the information listed in applicable Treasury Regulations. U.S. Holders are urged to consult their own tax advisors with respect to the applicable reporting requirements.

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Any cash payments for fractional shares made to U.S. Holders in connection with the Reverse Stock Split may be subject to backup withholding on a U.S. Holder’s receipt of cash, unless such U.S. Holder furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding or such U.S. Holder is otherwise exempt from backup withholding. In the event any amount is withheld under the backup withholding rules, the U.S. Holder should consult with its own tax advisors as to whether the U.S. Holder is entitled to any credit, refund or other benefit with respect to such backup withholding and the procedures for obtaining such credit, refund or other benefit.

Prior Reverse Split Proposal

At our 2020 Annual Meeting of Stockholders held on June 9, 2020, stockholders voted on a proposal to approve the adoption of an amendment to the Certificate of Incorporation to effect a reverse stock split at a ratio of not less than one-for-five and not more than one-for-ten, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors (the “Prior Reverse Split Proposal”). The Company has not effected the reverse split contemplated by the Prior Reverse Split Proposal. Because the Company effected the Merger and the Financing, it has decided not to rely on the Prior Reverse Split Proposal to effect a reverse stock split of the Common Stock. Instead, stockholders must approve this Proposal No. 2 to effect a reverse split of the Common Stock.

Vote Required; Recommendation of Board of Directors

Stockholder approval of this Proposal No. 2 requires a “FOR” vote from the holders of a majority of the outstanding shares of our Common Stock as of the record date.

THE BOARD OF DIRECTORS RECOMMENDS THAT UNUM’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF A REVERSE STOCK SPLIT AS SET FORTH IN PROPOSAL NO. 2.

PROPOSAL NO. 3: THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO CONTINUE TO SOLICIT PROXIES

General

If the Company fails to receive a sufficient number of votes to approve Proposals Nos. 1 and/or 2, the Company may propose to adjourn or postpone the Special Meeting. The Company currently does not intend to propose adjournment or postponement at the Special Meeting if there are sufficient votes to approve Proposal No. 1 and 2.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the votes properly cast at the Special Meeting is required for approval of Proposal No. 3 (for the purpose of soliciting additional proxies to approve Proposals No. 1 and/or 2), if a quorum is present at the Special Meeting. If a quorum is not present at the Special Meeting, the affirmative vote of the stockholders holding a majority of the voting power present in person or by proxy at the Special Meeting is required for approval of Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT UNUM’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS NO. 1 AND/OR 2.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page [●] of this proxy statement describe the material aspects of the Merger, including the Merger Agreement. While Unum believes that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the Merger Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated into this proxy statement by reference, and the other documents to which Unum has referred you. For a more detailed description of where you can find those other documents, please see the section entitled “Where You Can Find Additional Information” beginning on page [●] of this proxy statement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Unum Board, the Transaction Committee (as defined below), members of Unum management or Unum’s representatives and other parties.

From time to time the Unum Board, together with Unum management, has considered various strategic business initiatives intended to strengthen its business and enhance stockholder value. These have included licensing or acquiring rights to product candidates, divesting certain product candidates or businesses, or acquisitions of or mergers with other companies with other products, product candidates or technologies.

On January 28, 2020, the Unum Board held a meeting with members of Unum management and representatives of Goodwin Procter LLP (referred to as “Goodwin”), Unum’s outside legal counsel, present. The Unum Board discussed the strategic, financial and operational challenges of operating Unum’s business given that Unum’s lead therapeutic program targeting non-Hodgkin lymphoma (ACTR707 + rituximab) had failed to demonstrate improved efficacy relative to competing programs and that key read-outs in its other therapeutic programs were delayed due to clinical operational challenges. The Unum Board also discussed the risks and challenges facing Unum as a result of its cash burn levels and declining cash position. In addition, the Unum Board also reviewed the strategic alternatives that may have been available to Unum, including the potential risks and benefits of licensing or acquiring rights to product candidates, divesting certain product candidates or businesses or entering into a business combination transaction with another company, each with a view towards enhancing value for Unum stockholders. Present for a portion of the meeting were representatives of a financial advisor selected by Unum for, among other reasons, its experience and reputation, its knowledge of and involvement in recent transactions in the life sciences industry and its familiarity with Unum. Following discussion, the Unum Board concluded that it was in the best interests of stockholders for Unum to explore its broader strategic alternatives, including partnership and in-licensing product opportunities, as well as potential business combinations. The Unum Board directed management and the financial advisor to commence a strategic process and approved the timetable discussed at the meeting. In this regard, Unum engaged the financial advisor in February 2020 to assist Unum in these activities.

Also at the meeting, the Unum Board established an advisory transaction committee (referred to as the “Transaction Committee”), for convenience in order to assist the Unum Board in exploring potential strategic alternatives, including a possible business combination transaction. Arlene Morris, Bruce Booth, DPhil. and Matthew Ros, all of whom were non-management, independent directors, and have significant experience with merger and acquisition transactions, were appointed to the Transaction Committee. The Unum Board authorized the Transaction Committee to oversee the exploration of strategic alternatives, and, in between meetings of the Unum Board, to give direction to Unum’s financial and legal advisors and to lead on behalf of Unum (or to give guidance to Unum’s representatives in connection with) any negotiations with potentially interested parties and periodically to brief the Unum Board on the status of the exploration of strategic alternatives.

Before and after the January 28, 2020 meeting of the Unum Board and throughout the strategic processes described herein, members of Unum management, members of the Unum Board, and members of the Transaction Committee consulted with representatives from Goodwin to discuss certain legal aspects of the processes and the directors’ fiduciary duties.

From late January through March 2020, as authorized by the Unum Board and the Transaction Committee, and with the assistance of its financial advisor, management had discussions with potentially interested companies primarily regarding Unum licensing or acquiring rights to product candidates or acquisitions of other products, product candidates or technologies, as well as potential business combinations. Ultimately, no definitive proposals were received that the Unum Board believed would enhance stockholder value, and the financial advisor’s engagement was terminated. Following these discussions, the Unum Board instructed management to proceed with various strategic actions, including preserving cash available by implementing restructuring plans to prioritize resources towards advancing its preclinical program, BOXR1030, for the treatment of solid tumor cancers and terminating certain employees for cost reduction purposes. The Unum Board also authorized management to begin to explore a reverse merger with another company, as well the sale of Unum’s legacy cell therapy assets (referred to as the “Company Assets”). A reverse merger, which represents a transaction in which an Unum subsidiary would merge with and into another company, with Unum surviving as the parent company and the other company continuing as an Unum subsidiary, was considered as a potential transaction structure, given Unum’s cash position and its status as a public company. In this regard, Unum engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) in March 2020 to assist Unum in these activities. Unum engaged Ladenburg, among other reasons, because Ladenburg is nationally recognized as having investment banking professionals with significant experience in investment banking and mergers and acquisitions transactions involving life sciences companies.

On March 2, 2020, Unum announced that it initiated a reduction in force that resulted in the termination of approximately 60% of Unum’s employee workforce in connection with Unum’s restructuring plans.

On March 26, 2020, Unum announced that it would be exploring strategic alternatives in order to maximize stockholder value and that Unum had engaged Ladenburg to act as its strategic financial advisor to assist in the strategic review process.

From late March through late April 2020, Ladenburg and Unum management made outreach to a broad selection of private and public companies in the life sciences industry. These companies consisted of private companies in the initial public offering (“IPO”) queue, private companies not in the IPO queue, private companies that had failed in earlier attempts at an IPO, companies that might be interested in purchasing certain of the Company Assets, publicly traded ex-U.S. companies seeking a Nasdaq or New York Stock Exchange listing and also public companies in the U.S. that were believed to have a strategic fit with Unum or were seeking a merger transaction as a de facto financing event. A total of 372 companies were contacted as part of Ladenburg’s and Unum’s outreach process. Of these 372 companies contacted by Ladenburg during the outreach process, 68 companies received a process letter, 38 companies executed mutual confidentiality agreements, and 23 submitted a proposal.

On May 4, 2020, a representative of a financial advisor to Kiq contacted a representative of Ladenburg to express Kiq’s interest in exploring a reverse merger transaction with Unum. Later that day Unum and Kiq executed a mutual confidentiality agreement. Because Kiq had been formed by the Fairmount Funds on April 28, 2020, it had not been included in Ladenburg’s initial outreach process.

On April 30 and May 6, 2020, the Transaction Committee met with management and representatives of Ladenburg and Goodwin to review the various proposals. Of the 23 proposals submitted, the Transaction Committee instructed Ladenburg to have five selected companies, Companies A, B, C and D and Kiq, present to the Unum Board. At the meeting, the Transaction Committee approved Karen Ferrante, M.D. joining as member of the Transaction Committee, as well as Mr. Ros’ departure from the Transaction Committee. Dr. Ferrante was added given the Transaction Committee’s expected role in assessing the value of potential merger company assets based on their clinical data and Dr. Ferrante’s previous experience in clinical development.

Beginning on April 13, 2020, each of Companies A, B, C and D and Kiq were provided access to an online data room containing nonpublic information regarding Unum (Kiq was provided access on May 14, 2020).

From May 7 through May 11, 2020, Companies A, B, C and D and Kiq, presented to the Unum Board, management and representatives of Ladenburg.

On May 12, 2020, the Unum Board met to discuss, among other things, the selection of finalists to participate in more in-depth diligence review and discussions regarding a possible reverse merger with Unum. Members of Unum management and representatives of Ladenburg and Goodwin were present. Based on the presentations and other considerations arising from a review of the potential for a successful strategic transaction, the Unum Board concluded that, of the five parties that presented, it would enter into a further phase of diligence and discussion regarding a potential strategic transaction with Company A, Company B and Kiq, with Kiq identified as the most desired candidate based on Kiq’s product pipeline and ability to obtain financing to fund the post-closing combined company. The Unum Board discussed that Kiq had not yet submitted a written proposal, and instructed representatives of Ladenburg to request a written proposal from Kiq. Company C was not included because of concerns regarding the strength of its management team and its ability to execute a concurrent financing to support the company post-merger. Company D was not included because of fundamental technical risks related to its lead product that were identified during diligence.

On May 13, 2020, Kiq submitted a preliminary non-binding written proposal that provided for, among other things, a 83% and 17% ownership split for Kiq and Unum equityholders in the post-closing company. Kiq’s proposal indicated that it expected that concurrent with the closing of the transaction with Unum it would raise a financing for the post-closing company (referred to as a “concurrent financing”) of $50—75 million. Kiq’s proposal also indicated that it was exploring two potential transaction structures, a traditional reverse merger transaction structure and an alternative structure that would provide for an accelerated timeline using a simultaneous sign and close structure which would allow the merger and concurrent financing to close on an accelerated basis (referred to as the “alternative structure”).

On May 14, 2020, at the direction of the Unum Board and the Transaction Committee, Ladenburg sent non-binding term sheets to Company A, Company B and Kiq. The Kiq term sheet proposed a post-closing ownership split of 80% and 20% for Kiq and Unum equityholders (on a treasury stock method basis), respectively, and proposed a concurrent financing of no less than $50.0 million to be dilutive proportionally to Kiq and Unum. The term sheet also included the ability for Unum to sell the Company Assets and assumed an adjustment to the exchange ratio if Unum’s net cash was less than $10 million. Unum’s ability to sell the Company Assets was included in the term sheet because Kiq had attributed no value to the Company Assets in the proposal it submitted on May 13, 2020.

On May 15, 2020, Company A informed representatives of Ladenburg that it was no longer interested in a reverse merger transaction with Unum, but that it remained interested in an acquisition of the Company Assets. Ladenburg, at the direction of the Transaction Committee, encouraged Company A to submit a proposal for the sale of the Company Assets and contacted four other companies that had previously expressed an interest in the sale of the Company Asset.

From May 15, 2020 through June 4, 2020, Unum continued diligence discussions and term sheet negotiations with Kiq. Negotiations focused on valuations and the concurrent financing in the case of Kiq and projected cash balance and liabilities in the case of Unum. By June 4, 2020, Unum and Kiq agreed on a proposed term sheet providing for a post-closing ownership split of 73.6% and 26.4% for Kiq and Unum equityholders (on a treasury stock method basis), respectively, and proposed a concurrent financing target of $50.0 million, and no less than $35.0 million, to be dilutive proportionally to Kiq and Unum. The term sheet assumed an adjustment to the exchange ratio if Unum’s net cash was less than $17.0 million, assuming proceeds from the sale of Company Assets. The term sheet provided that the parties would consider implementing the alternative structure, with a combination of Unum common stock and newly created preferred stock being issued as consideration for the merger. The term sheet included the ability for Unum to sell the Company Assets and for the Unum stockholders of record at the closing to receive a contingent value right (“CVR”) to receive certain common stock and/or cash payments from the net proceeds related to the disposition of the Company Assets within three years following the closing of the merger.

By June 4, 2020, Unum and Company B had negotiated a proposed term sheet providing for a post-closing ownership split of 73.6% and 26% for Company B and Unum equityholders (on a treasury stock method basis), respectively, and proposed a concurrent financing target of $50 million to be dilutive proportionally to Company B and Unum.

On June 4, 2020, 2020, the Board met with management and representatives of Ladenburg and Goodwin present to discuss the reverse merger proposals. Representatives of Ladenburg and Unum management provided an update on the status of reverse merger proposals. The Unum Board discussed that Company A had declined interest in pursuing a reverse merger transaction, but remained interested in a sale of Company Assets. The Unum Board also discussed that based on management’s diligence, Company B was viewed as not having clinical validation, faced significant competitive risk and significant uncertainty in its ability to secure a concurrent financing. The Unum Board concluded that based on the criteria and the discussions at the prior Board meetings, Kiq’s proposal represented the best alternative to further enhance stockholder value. This conclusion was based on, among other things, the directors’ view of the valuation of the potential merger candidates, and that Kiq was the most attractive candidate because of its worldwide rights to develop and commercialize PLX9486, a highly potent and selective KIT D816V inhibitor, in multipole indications, its commitment to a concurrent financing target of $50.0 million, and no less than $35.0 million, the implementation of the alternative structure that would allow the merger and the concurrent financing to close on an expedited basis, and their belief that a merger with Kiq will create more value for Unum stockholders than any of the other proposals that the Unum Board had received or that Unum could create as a standalone company. Following discussion, the Unum Board approved the term sheet with Kiq, which included a 30 day mutual exclusivity period with an exception for the sale of the Company Assets. Later that day, Unum and Kiq executed the term sheet. At the meeting, representatives of Ladenburg and management also provided an update on the process for the sale of Company Assets.

On June 10, 2020, Goodwin provided an initial draft of the merger agreement to Kiq’s outside counsel.

From June 10 through July 5, 2020, representatives of Unum, Ladenburg, Goodwin, Kiq and Kiq’s outside counsel, had various telephonic meetings to finalize the confirmatory due diligence of the parties and discuss open points in the merger agreement and related documents.

From June 10 through July 5, 2020, representatives of Goodwin, at the direction of the Unum Board and with input from Unum management and with the benefit of the views of the directors provided at the Unum Board and Transaction Committee meetings, and Kiq’s outside counsel exchanged drafts and participated in discussions regarding the terms of the merger agreement and related documents. The items negotiated with respect to the merger agreement and related documents included, among other things: the implementation of the alternative structure; the representations and warranties to be made by the parties; the definitions of material adverse effect; the conditions to completion of the merger, including the required minimum net cash balances of Unum and the minimum amount for Kiq’s planned concurrent financing to fund to the post-closing company; the terms of the preferred stock to be issued to the Kiq equityholders as consideration for the merger; the terms of the securities purchase agreement for the concurrent financing; the terms of the CVR agreement by which the Unum stockholders would be issued a CVR with respect to the sale of the Company Assets; the composition of the board of directors and executive management team of the post-closing company; the remedies available to each party under the merger agreement; and the parties that would execute stockholder support agreements and lock-up agreements.

On June 10, 2020, an affiliate of SOTIO LLC (referred to as “Sotio”) submitted a proposal to purchase the Company Assets.

On June 15, 2020, Company A submitted a proposal to purchase the Company Assets.

On June 16, 2020, Sotio submitted a revised proposal to purchase the Company Assets.

On June 17, 2020, the Unum Board held a meeting with members of Unum management and representatives of Ladenburg and Goodwin present. Unum’s chief executive officer, Charles Wilson, Ph.D., and representatives of Ladenburg provided an update regarding the recent discussions with Kiq and the proposals for the sale of Company Assets. After reviewing and discussing the proposals for the sale of the Company Assets, the Board approved Unum entering into a term sheet with Sotio, which included a 30 day exclusivity period, having determined that the bid provided the most value to Unum’s stockholders and that Sotio had the financial resources and ability to close a deal quickly. On June 23, 2020, Unum and Sotio executed the term sheet.

On June 18, 2020, Goodwin provided an initial draft of the CVR agreement to Kiq’s outside counsel.

On June 29, 2020, Goodwin provided an initial draft of the securities purchase agreement for the concurrent financing to Kiq’s outside counsel.

On July 2, 2020, the Transaction Committee held a meeting with members of Unum management and representatives of Ladenburg and Goodwin present. The Transaction Committee received updates on the status of the proposed transactions with Kiq and Sotio, as well as the concurrent financing.

On July 2, 2020, as authorized by the Transaction Committee, Unum extended the mutual exclusivity agreement with Kiq pursuant to which the parties agreed to negotiate exclusively until July 11, 2020.

On July 5, 2020, the Unum Board held a meeting to discuss the terms of the proposed transaction with Kiq and the concurrent financing. Members of management and representatives of Ladenburg and Goodwin were present. Representatives of Goodwin reviewed the fiduciary duties of the Unum Board with respect to the proposed merger with Kiq. Representatives of Goodwin provided an overview of the negotiation process to date with Kiq’s representatives, as well as a presentation regarding the material terms of the draft merger agreement, the draft securities purchase agreement, the draft CVR agreement, the draft stockholder support agreement and draft lock-up agreement. Representatives of Ladenburg and Goodwin discussed with the Unum Board that the exchange ratio used to establish the number of shares of Unum common stock and preferred stock to be issued to Kiq’s equityholders in the merger (referred to as the “merger shares”) provided for a 60.8% and 39.2% ownership split for the Kiq and Unum equityholders in the post-closing company, and was based on an assumed $34 million valuation of Unum and an assumed $45 million valuation for Kiq. Representatives of Ladenburg and Goodwin also discussed with the Unum Board that the transaction with Kiq would be implemented via a simultaneous sign and close structure and approval by the Unum stockholders would not be required. Representatives of Ladenburg and Goodwin also discussed with the Unum Board that Kiq had secured approximately $104.4 million for the concurrent financing. Dr. Booth, a partner in Atlas Venture and a member of the Unum Board and Transaction Committee, disclosed that Atlas Venture was an investor in the concurrent financing. Representatives of Ladenburg and Goodwin also discussed with the Unum Board that at closing the Unum stockholders of record would be issued a CVR regarding the net proceeds from the sale of the Company Assets pursuant to the CVR agreement. Dr. Wilson and representatives of Ladenburg also provided an update on the status of the sale of the Company Assets to Sotio.

Management discussed Unum’s cash burn and cash position. Management also discussed an analysis of a potential liquidation of Unum prepared by Unum, including the potential timeline for liquidation and an estimate, subject to various assumptions, of the amount that would be distributable to Unum stockholders in this scenario (which is summarized under the section entitled “—Certain Unum Management Unaudited Prospective Financial Information”, and referred to as the “liquidation plan”). In the context of reviewing the liquidation plan, the Unum Board discussed the risks, challenges, and strategic opportunities facing Unum. Following discussion and questions of management regarding various matters relating to the liquidation plan, including the assumptions on which the liquidation plan was based, the Unum Board approved the liquidation plan for use by Ladenburg in conducting its financial analyses of Unum.

The Unum Board discussed that Unum and Kiq had agreed that Dr. Wilson would continue serve as the chief executive officer and a director of Unum following the transaction. The Unum Board also discussed that Chris Cain, Director of Research of the Fairmount Funds and Peter Harwin, Managing Member of the Fairmount Funds would join the Unum Board in conjunction with the Kiq transaction.

Representatives of Ladenburg reviewed certain financial matters concerning Kiq and the proposed merger and rendered the oral opinion of Ladenburg, which was subsequently confirmed by the delivery of a written opinion dated July 5, 2020, to the Unum Board to the effect that as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, the amount of Company Merger Shares (as defined in the merger agreement) was fair, from a financial point of view, to the holders of Unum Common Stock (as more fully described in the section entitled “The Merger—Opinion of Unum’s Financial Advisor” beginning on page [●] of this proxy statement).

After further discussing the advantages and risks of the proposed transaction that are described in the section entitled “The Merger—Unum’s Reasons for the Merger” beginning on page [●], and based on the discussions and deliberations at the Unum Board meetings and Transaction Committee meetings and after receiving the Transaction Committee’s favorable recommendation of the merger, the Unum Board determined unanimously that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Unum and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, authorized management to execute the merger agreement on behalf of Unum. Dr. Booth abstained from the vote regarding the securities purchase agreement because of Atlas’ aforementioned investment in the concurrent financing.

Later on July 5 and July 6, 2020, the parties finalized and executed the merger agreement, the securities purchase agreement, the voting agreements and the lock-up agreements.

On the morning of July 6, 2020, Unum and Kiq issued a joint press release announcing the completion of Unum’s acquisition of Kiq and that Unum had entered into the securities purchase agreement to result in gross proceeds to Unum of approximately $104.4 million, and made available an investor presentation regarding the transactions.

On July 9, 2020, Unum completed the concurrent financing as a private placement of 118,638 Series A Preferred Stock to new and existing investors in exchange for gross proceeds of $104.4 million.

On August 28, 2020, Unum entered into an asset purchase agreement with Sotio, pursuant to which, among other things, Sotio agreed to acquire from Unum assets relating to its Bolt-On Chimeric Receptor (“BOXR”) technology and Autologous Cell Therapy Industrial Automation (“ACTIA”) technology (collectively, the “BOXR Platform”), for total cash consideration of up to $11.5 million, consisting of an upfront payment of $8.1 million ($1.725 million of which was placed in escrow for 90 days) and potential milestone payments of up to $3.4 million in the aggregate upon the achievement of certain milestones.

Unum’s Reasons for the Merger

In the course of its evaluation of the merger, the merger agreement and related agreements, the Unum Board held numerous meetings, consulted with its management, legal counsel and its financial advisor and reviewed a significant amount of information and, in reaching its decision to approve the merger and the merger agreement, the Unum Board considered a number of factors, including, among others, the following factors:

•	the Unum Board and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic transactions, including the sale of existing assets and reverse mergers to identify the opportunity that would, in the Unum Board’s opinion, create the most value for Unum’s stockholders.

•

the Unum Board believes that, as a result of arm’s length negotiations with Kiq, Unum and its representatives negotiated the most favorable equity split for Unum shareholders that Kiq was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to Unum in the aggregate to which Kiq was willing to agree.

•

the Unum Board believes, after a thorough review of strategic alternatives and discussions with Unum senior management, financial advisors and legal counsel, that the Merger is more favorable to Unum’s stockholders than the potential value that might have resulted from other strategic options available to Unum, including a liquidation of Unum and the distribution of any available cash.

•

the Unum Board believes, based in part on a scientific diligence and analysis process conducted over several weeks by Unum’s management and reviewed with the Unum Board, that Kiq’s worldwide rights to develop and commercialize PLX9486, a highly potent and selective KIT D816V inhibitor, in multipole indications, represents a sizeable potential market opportunity, and may thereby create value for the stockholders of the combined organization and an opportunity for Unum stockholders to participate in the potential growth of the combined company.

•

the Unum Board also reviewed with the management of Unum the current plans of Kiq for developing the worldwide rights to develop and commercialize PLX9486, a highly potent and selective KIT D816V inhibitor, in multipole indications to confirm the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on such continued development and anticipated commercialization. The Unum Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Unum’s public company structure with Kiq’s business to raise additional funds in the future, if necessary.

•

the Unum Board also considered the strength of the balance sheet of the combined company, which includes the cash that Unum currently holds, plus the gross proceeds from the concurrent financing of approximately $104.4 million.

•

the Unum Board considered Ladenburg’s presentation and its opinion to the Unum Board as to the fairness, from a financial point of view, to Unum of the amount of the Company Merger Shares, as more fully described below under the caption “The Merger—Opinion of the Unum Financial Advisor.”

The Unum Board also reviewed various reasons impacting the financial condition, results of operations and prospects of Unum, including:

•

The Unum Board and Ladenburg have undertaken a comprehensive and thorough process of reviewing and analyzing the potential merger transaction as well as reaching out to candidates for a variety of strategic transactions to identify the opportunity that would, in the Unum Board’s opinion, create the most value for its stockholders;

•

The Unum Board believes that, as a result of arm’s length negotiations with Kiq, Unum and its representatives negotiated the most favorable equity split that Kiq was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to Unum in the aggregate to which Kiq was willing to agree;

•

The Unum Board believes, after a thorough review of strategic alternatives and Unum’s discussions with its financial advisors and legal counsel, as well as Unum management’s discussions with Kiq’s senior management, that, compared to the Merger, no alternatives or other strategic options that may have been available to Unum, including remaining a standalone public company, were reasonably likely to create greater value for Unum’s stockholders;

•

Unum’s right to sell the Company Assets and for the Unum stockholders of record at the closing through the CVR to receive certain common stock and/or cash payments from the net proceeds related to the disposition of the Company Assets within three years following the closing of the merger.

•	the likelihood that Unum’s prospects as a stand-alone company were unlikely to change for the benefit of Unum’s stockholders in the foreseeable future;

•

the risks associated with the need to obtain substantial amounts of financing to continue its operations and to continue the development of its legacy cell therapy programs if Unum were to remain an independent company;

•

the risks and delays associated with, and uncertain value and costs to Unum’s stockholders of, liquidating Unum, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved;

•

The fact that the liquidation of the Unum would result in a payment of between $0.23 and $0.56 per share of Unum Common Stock, representing between $0.65 and $0.66 less per share than the value of the equity split on a per share basis; and

•	Unum’s potential inability to maintain its listing on Nasdaq without completing the merger.

In the course of its deliberations, the Unum Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•	the substantial expenses to be incurred in connection with the merger, including the costs associated with any related litigation;

•	the possible volatility, at least in the short term, of the trading price of Unum Common Stock resulting from the announcement of the merger;

•	the likelihood of disruptive stockholder litigation following announcement of the Merger;

•	the early-stage clinical data of Kiq’s product candidates, which, in the future, may not be successfully developed into products that are marketed and sold; and

•

various other risks associated with the combined organization and the merger, including those described in the section entitled “Risk Factors” beginning on page [●] of this proxy statement/prospectus/information statement.

The foregoing information and factors considered by the Unum Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Unum Board. In view of the wide variety of reasons considered in connection with its evaluation of the Merger and the complexity of these matters, the Unum Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these reasons. In considering the reasons described above, individual members of the Unum Board may have given different weight to different reasons. The Unum Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Unum’s management team, the legal and financial advisors of Unum, and considered the reasons overall to be favorable to, and to support, its determination.

Overview of KIQ

Kiq was a biopharmaceutical company focused on developing a pipeline of novel therapies to treat cancer patients. Kiq’s most advanced program, PLX9486, is a highly potent and selective KIT D816V inhibitor that is being developed to treat systemic mastocytosis and GIST patients.

Kiq was formed as a limited liability company in Delaware on April 28, 2020. Prior to its acquisition by Unum, Kiq never had any employees, revenues or facilities and only had one asset, an exclusive License Agreement from Plexxicon Inc. that it acquired in May 2020 to develop and commercialize PLX9486, as well as an additional selective KIT inhibitor, PLX0206, but Kiq had no assembled workforce or processes in place to perform the development of the license. Given Kiq’s short financial history and limited assets, Unum does not believe that the financial information set forth in Items 13 and 14 of Schedule 14A, with respect to Kiq, is material for Unum’s stockholders to exercise their prudent judgment with respect to the Conversion Proposal, the Reverse Stock Split Proposal or the Adjournment Proposal, and is therefore not included in this proxy statement.

The estimated consideration for the acquisition of Kiq was approximately $44 million. As the transaction does not qualify as a business combination, it will be accounted for as an asset acquisition. The Company concluded to account for this acquisition as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset, the license rights pursuant to the exclusive License Agreement from Plexxicon Inc.

Regulatory Matters

Neither Unum nor Kiq was required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Merger. In the United States, Unum must comply with applicable federal and state securities laws and the NASDAQ rules in connection with the issuance of shares of Common Stock and Series A Preferred Stock in the Merger and the Financing, including the filing with the SEC of this proxy statement..

Certain Unum Management Unaudited Prospective Financial Information

As a matter of course, Unum does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the merger, the Unum Board considered certain unaudited, non-public financial projections with respect to Kiq as developed by Unum management, based on discussions with and materials provided by Kiq to Unum management, industry metrics and Unum management’s judgement, for each of the calendar years ending December 31, 2020 through 2035, (referred to as the “Unum management Kiq projections”). Kiq did not provide or review the Unum management Kiq projections. The Unum management Kiq projections were provided to Unum’s financial advisor. A summary of the Unum management Kiq projections is set forth below.

The inclusion of the Unum management Kiq projections should not be deemed an admission or representation by Unum, its financial advisor or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such projections. The Unum management Kiq projections are not included to influence your views on the merger but solely to provide stockholders access to certain non-public information prepared by Unum management that was provided to the Unum Board in connection with its evaluation of the merger and to Unum’s financial advisor to assist with its financial analyses as described in the section titled “The Merger—Opinion of Unum’s Financial Advisor.” The information from the Unum management Kiq projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Unum and Kiq in this proxy statement.

The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Unum’s management. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated in this proxy statement relates to Unum’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

The Unum management Kiq projections were prepared solely for internal use and in connection with Unum’s financial advisor’s work and are subjective in many respects. As a result, these Unum management Kiq projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Unum believes its assumptions about Kiq to be reasonable, all financial projections are inherently uncertain, and Unum expects that differences will exist between actual and projected results. Although presented with numerical specificity, the Unum management Kiq projections reflect numerous variables, estimates, and assumptions made by Unum’s management at the time they were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Unum’s control. In addition, the Unum management Kiq projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Unum management Kiq projections will prove accurate or that any of the Unum management Kiq projections will be realized.

The Unum management Kiq projections included certain assumptions relating to, among other things, Unum’s expectations, which may not prove to be accurate, based on information provided by Kiq relating to the gastrointestinal stromal tumor market and the systemic mastocytosis market; and revenues and cost of goods sold.

The Unum management Kiq projections are subject to many risks and uncertainties and you are urged to review the section titled “Risk Factors” beginning on page [●] of this proxy statement for a description of risk factors relating to the merger and Kiq’s business. You should also read the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement for additional information regarding the risks inherent in forward-looking information such as the Unum management Kiq projections. Unum management Kiq projections that were derived or extrapolated by Unum management were not reviewed or passed upon by Kiq management, its board of directors or its advisors.

The inclusion of the Unum management Kiq projections herein should not be regarded as an indication that Unum, its financial advisor or any of their respective affiliates or representatives considered or consider the Unum management Kiq projections to be necessarily indicative of actual future events, and Unum management Kiq projections should not be relied upon as such. The Unum management Kiq projections do not take into account any circumstances or events occurring after the date they were prepared. Unum does not intend to, and disclaims any obligation to, update, correct, or otherwise revise the Unum management Kiq projections to reflect circumstances existing or arising after the date the Unum management Kiq projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Unum management Kiq projections are shown to be in error. Furthermore, the Unum management Kiq projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The statements set forth in this and the foregoing six paragraphs are referred to as “financial projection statements”.

In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Unum management Kiq projections.

The following table, which is subject to the financial projection statements above, presents a selected summary of the Unum management Kiq projections that were made available to the Unum Board and Unum’s financial advisor.

The revenues and expenses in the following projections have been adjusted for an assumption of a cumulative probability of success for PLX9486 in the GIST and systemic mastocytosis market of 33% (as to which there can be no assurance).

	2020 (6 months)	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Second line (+) GIST Revenue	—	—	—	—	—	$149.9	$268.2	$385.3	$400.9	$417.0	$433.8	$451.3	$469.5	$488.4	$508.1	$317.1
Systemic Mastocytosis Revenue	—	—	—	—	—	—	—	88.6	210.4	323.2	396.0	446.6	481.4	500.8	521.0	325.2
COGS (1)	—	—	—	—	—	(4.5)	(8.0)	(14.2)	(18.3)	(22.2)	(24.9)	(26.9)	(28.5)	(29.7)	(30.9)	(19.3)
License Payments & Royalty Out (2)	—	($2.5)	—	($5.0)	—	(3.0)	(5.4)	(9.5)	(12.2)	(14.8)	(16.6)	(18.0)	(19.0)	(19.8)	(20.6)	(12.8)
SG&A (3)	($2.5)	(9.7)	($16.8)	(20.9)	(21.1)	(22.5)	(40.2)	(71.1)	(91.7)	(111.0)	(124.5)	(134.7)	(142.6)	(148.4)	(154.4)	(96.3)
R&D (4)	(6.2)	(18.3)	(71.5)	(67.2)	(84.3)	(80.0)	(2.7)	(4.7)	(6.1)	(7.4)	(8.3)	(9.0)	(9.5)	(9.9)	(10.3)	(6.4)

Net cash flows from operations	($8.7)	($30.4)	($88.3)	($93.2)	($105.4)	$40.0	$211.9	$374.4	$482.9	$584.7	$655.6	$709.4	$751.2	$781.4	$812.9	$507.4
Taxes (28%)	—	—	—	—	—	(11.2)	(59.3)	(104.8)	(135.2)	(163.7)	(183.6)	(198.6)	(210.3)	(218.8)	(227.6)	(142.1)

Unlevered Free Cash Flow	($8.7)	($30.4)	($88.3)	($93.2)	($105.4)	$28.8	$152.5	$269.6	$347.7	$421.0	$472.0	$510.7	$540.8	$562.6	$585.3	$365.3

Risk Adjusted Unlevered FCF (5)	($8.7)	($30.4)	($88.3)	($93.2)	($105.4)	$9.5	$50.3	$89.0	$114.7	$138.9	$155.8	$168.5	$178.5	$185.7	$193.2	$120.6

(1)	Cost of goods sold for PLX9486 was assumed to be 3% of net sales following commercialization.
(2)	License and royalty payments were assumed to be 2% of net PLX9486 sales following commercialization.
(3)	Sales, general and administrative spend were assumed to be 15% of net PLX9486 sales following commercialization.
(4)	Research and development costs were assumed to be 1% of net PLX9486 sales following commercialization.
(5)	Starting in 2025, unlevered free cash flow has been risk adjusted by multiplying the unlevered free cash flow by 33.0% to account for the probability of success of clinical development.

Unum Management Liquidation Analysis

At the direction of Unum’s management and with the Unum Board’s consent, Ladenburg assumed that the only material asset of Unum was its cash and that Unum did not currently, and did not intend in the future to, conduct any activity that may result in the generation of revenue. Accordingly, Ladenburg considered an appropriate measure of the implied equity value of Unum Common Stock to be the amount of cash available for distribution to Unum stockholders in an orderly liquidation of Unum. Based on information provided by Unum’s management, Ladenburg calculated the total equity value of Unum to be $28.9 million, calculated as $11.9 million of cash as of July 7, 2020 less wind-down costs of $7.2 million, which would result in a payment of $0.23 per share of Unum Common Stock, representing $0.65 less per share than the value of the equity split on a per share basis. Based on information provided by Unum’s management assuming an alternative scenario assuming proceeds to Unum of $11.5 million from the sale of the Company Assets, Ladenburg calculated the total liquidation value as $18.7 million as of July 7, 2020, would result in a payment of $0.56 per share of Unum Common Stock, representing $0.66 less per share than the value of the equity split on a per share basis. The analyses assumed a liquidation date of July 7, 2020 and that all wind-down costs were paid in full, that all remaining licenses were terminated, that employees are retained to facilitate wind-down until liquidation date, that all employee-related costs are paid in full, and, to be conservative, that no funds were retained in reserve for unknown or contingent liabilities.

Opinion of Unum’s Financial Advisor

As stated above, pursuant to an engagement letter dated March 17, 2020, Unum retained Ladenburg to act as a financial advisor in connection with the Merger and to render the Opinion to the Unum Board as to the fairness of the amount of Merger Shares (assumed at the time to be 50,923,110) to be issued to the holders of Company Membership Interests, to the stockholders of Unum. On July 5, 2020, at the request of the Unum Board, Ladenburg rendered the oral opinion, subsequently confirmed by delivery of the written opinion dated July 5, 2020, to the Unum Board, that the amount of Merger Shares to be issued to the holders of Company Membership Interests, was fair from a financial point of view, to the Unum stockholders as of the date of such Opinion and based upon the various assumptions, qualifications and limitations set forth therein.

The full text of the Opinion is attached as Annex B to this proxy statement/prospectus/information statement and is incorporated by reference. Unum encourages its stockholders to read the Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Ladenburg. The summary of the Opinion set forth herein is qualified by reference to the full text of the Opinion. Ladenburg provided its Opinion for the sole benefit and use by the Unum Board in its consideration of the Merger. The Opinion is not a recommendation to the Unum Board or to any stockholder as to how to vote with respect to the proposed Merger or to take any other action in connection with the Merger or otherwise.

In connection with the Opinion, Ladenburg took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed a draft dated July 5, 2020 of the Merger Agreement, which was the most recent draft made available to us prior to the delivery of Ladenburg’s Opinion;

•

Reviewed and analyzed certain publicly available financial and other information for each of Unum and Kiq, respectively, including equity research on Unum and comparable companies, and certain other relevant financial and operating data furnished to Ladenburg by the management of Unum, including information Unum obtained from Kiq;

•

Reviewed and analyzed certain relevant prospective financial data, as described above in the section entitled “Certain Unum Management Prospective Financial Information,” concerning Kiq furnished to Ladenburg by the management of Unum, which Unum obtained from Kiq;

•	Discussed with certain members of the management of Unum the historical and current business operations, financial condition and prospects of Unum and Kiq;

•

Reviewed and analyzed certain prospective results of Kiq, as described above in the section entitled “Certain Unum Management Prospective Financial Information,” as compared to operating results regarding costs and expenses and the reported price and trading histories of certain publicly traded companies that Ladenburg deemed relevant;

•

Reviewed and analyzed certain internal financial analyses, projections as to cost and expenses, reports, preliminary internal market opportunity assumptions and other information concerning Kiq prepared by the management of Kiq as well as projections for Kiq prepared and adjusted by the management of Unum which was then provided to Ladenburg and utilized by Ladenburg upon instruction of Unum;

•	Reviewed and analyzed certain financial terms of the Merger Agreement as compared to the publicly available financial terms of certain selected business combinations that Ladenburg deemed relevant;

•	Reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that Ladenburg deemed relevant;

•	Reviewed certain pro forma financial effects of the Transaction;

•

Reviewed and analyzed such other information and other factors, and conducted such other financial studies, analyses and investigations as Ladenburg deemed relevant for the purposes of the Opinion; and

•	Took into account Ladenburg’s experience in other transactions, as well as Ladenburg’s experience in securities valuations and Ladenburg’s general knowledge of the industry in which Kiq operates.

In preparing Ladenburg’s Opinion, with Unum’s consent, Ladenburg has not ascribed any value to the CVRs to be distributed to the holders of Unum Common Stock prior to the Merger given Ladenburg’s determination that any projections underlying the analysis would be too speculative to use in Ladenburg’s analysis of the value of such rights as it relates to the fairness of the issuance of Merger Shares. For the avoidance of doubt, Ladenburg is not expressing any opinion as to the actual value of the CVRs. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Ladenburg has, with Unum’s consent, relied upon the assumption that all information provided to Ladenburg by Unum and Kiq is accurate and complete in all material respects. Ladenburg expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Ladenburg’s Opinion of which Ladenburg becomes aware after the date hereof. Ladenburg has assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Unum or Kiq since the date of the last financial statements made available to Ladenburg. Ladenburg has not obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Unum or Kiq, nor has Ladenburg been furnished with such materials. In addition, Ladenburg has not evaluated the solvency or fair value of Unum or Kiq under any state or federal laws relating to bankruptcy, insolvency or similar matters. Ladenburg has been informed that the Unum’s Net Cash amount is expected to be $12.0 million at Closing. Ladenburg’s Opinion does not address any legal, tax or accounting matters related to the Merger, as to which Ladenburg has assumed that Unum and the Board of Directors have received such advice from legal, tax and accounting advisors as each has determined appropriate. Ladenburg’s Opinion addresses only the fairness of the issuance of Merger Shares, from a financial point of view, to the Unum Stockholders. Ladenburg expresses no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Merger. Ladenburg’s Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by Ladenburg on the date hereof. It should be understood that although subsequent developments may affect Ladenburg’s Opinion, Ladenburg does not have any obligation to update, revise or reaffirm Ladenburg’s Opinion and Ladenburg expressly disclaims any responsibility to do so.

Ladenburg did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering the Opinion, Ladenburg assumed in all respects material to Ladenburg’s analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the standards of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Ladenburg assumed that the final form of the Merger Agreement was substantially similar to the last draft reviewed by Ladenburg. Ladenburg also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. Ladenburg assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Unum informed Ladenburg, and Ladenburg assumed, that the Merger will be treated as a tax-free reorganization within the meaning of 368(a) of the Code.

It is understood that the Ladenburg Opinion is intended for the benefit and use of the Board of Directors in its consideration of the financial terms of the Merger and, except as set forth in the engagement letter with Unum, dated as of March 17, 2020 (the “Engagement Letter”), may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, unless pursuant to applicable law or regulations or required by other regulatory authority by the order or ruling of a court or administrative body, except that this opinion may be included in its entirety in any filing related to the Merger to be filed with the Securities and Exchange Commission. Ladenburg’s Opinion does not address Unum’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Unum. Ladenburg expresses no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Unum, will trade at any time, including following the announcement or consummation of the Merger. Ladenburg has not been requested to opine as to, and Ladenburg’s Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the Unum Stockholders in connection with the Merger or with respect to the fairness of any such compensation.

The issuance of the Opinion was approved by a fairness opinion committee of Ladenburg. The Opinion may not be published or otherwise used or referred to, nor shall any public reference to Ladenburg be made, without Ladenburg’s prior written consent.

Principal Financial Analyses. The following is a summary of the principal financial analyses performed by Ladenburg to arrive at its Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Ladenburg performed certain procedures, including each of the financial analyses described below and reviewed with the Unum Board the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Unum and Kiq.

Transaction Overview as of the Date of the Opinion

Based upon the issuance of Merger Shares of 50,923,110 at the time of the signing of the Merger Agreement, it was estimated that at the closing: (a) Kiq equity holders as of immediately prior to the Merger (excluding the shares issued in the $104.4 million Financing) will own approximately 60.8% of the fully-diluted shares of Unum Common Stock outstanding (excluding certain option holders), and (b) the Unum equity holders as of immediately prior to the Merger (excluding certain option holders) will own approximately 39.2% of the fully-diluted shares of Unum Common Stock outstanding, in each case, subject to adjustment of the Merger Shares as set forth in the Merger Agreement and described herein.

Implied Equity Value

Ladenburg has assumed an implied equity value for Kiq of $45.0 million based upon the Merger Agreement.

Implied Total Enterprise Value

For purposes of the Opinion, Ladenburg calculated an implied total enterprise value for Kiq of $45.0 million by subtracting an assumed Kiq net cash balance of approximately $0.0 million from the implied equity value of approximately $45.0 million, which was based on Kiq’s projected indebtedness, cash and cash equivalents at closing.

Analysis of Selected Initial Public Offering Transactions

Ladenburg reviewed certain publicly available information for the IPOs for two sets of companies, those who were in Phase II through Phase III stages of clinical development at the time of IPO and focused on precision oncology and those companies who were in Phase II through Phase III stages of clinical development at the time of IPO and focused on rare oncology. Although the companies referred to below were used for comparison purposes, none of these companies are directly comparable to Kiq. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below.

With regards to the precision oncology companies, Ladenburg’s selected financial data of the six “Selected Precedent Phase II and Phase III Precision Oncology IPO Companies” were:

•	ADC Therapeutics SA

•	Ayala Pharmaceuticals, Inc.

•	Forty Seven, Inc.

•	Lantern Pharma Inc.

•	SpringWorks Therapeutics, Inc.

•	Y-mAbs Therapeutics, Inc.

The total enterprise value at IPO is defined as the pre-money equity value plus indebtedness, liquidation value of preferred stock and non-controlling interest, minus cash and cash equivalents at the time of its IPO. The Selected Precedent Phase II and Phase III Precision Oncology IPO Companies had total enterprise values between $66 million and $966 million. Ladenburg derived a median total enterprise value of $327 million for the Selected Precedent Phase II and Phase III Precision Oncology IPO Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total equity values for Kiq (by adding an estimated $0.0 million in cash at closing), which was $158.3 million to $396.3 million. This compares to Kiq’s implied equity value as per the Merger Agreement of $45.0 million.

Selected Precedent Phase II and Phase III Precision Oncology IPO Companies

First Trade Date	Issuer	Enterprise Value ($M)
6/10/20	Lantern Pharma Inc.	$66.4
5/15/20	ADC Therapeutics SA	966.3
5/11/20	Ayala Pharmaceuticals, Inc.	114.9
9/13/19	SpringWorks Therapeutics, Inc.	406.6
9/24/18	Y-mAbs Therapeutics, Inc.	366.5
6/28/18	Forty Seven, Inc.	288.4

With regards to the rare oncology companies, Ladenburg’s selected financial data of the ten “Selected Precedent Phase II and Phase III Rare Oncology IPO Companies” were:

•	ADC Therapeutics SA

•	Aileron Therapeutics, Inc.

•	ARMO Biosciences, Inc.

•	Ayala Pharmaceuticals, Inc.

•	ERYTECH Pharma S.A.

•	Forma Therapeutics Holdings, Inc.

•	Forty Seven, Inc.

•	Legend Biotech Corporation

•	SpringWorks Therapeutics, Inc.

•	Tocagen Inc.

The total enterprise value at IPO is defined as the pre-money equity value plus indebtedness, liquidation value of preferred stock and non-controlling interest, minus cash and cash equivalents at the time of its IPO. The Selected Precedent Phase II and Phase III Rare Oncology IPO Companies had total enterprise values between $61 million and $4,919 million. Ladenburg derived a median total enterprise value of $296 million for the Selected Precedent Phase II and Phase III Rare Oncology IPO Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total equity values for Kiq (by adding an estimated $0.0 million in cash at closing), which was $158.0 million to $382.4 million. This compares to Kiq’s implied equity value as per the Merger Agreement of $45.0 million.

Selected Precedent Phase II and Phase III Rare Oncology IPO Companies

First Trade Date	Issuer	Enterprise Value ($M)
6/19/20	Forma Therapeutics Holdings, Inc.	$309.9
6/5/20	Legend Biotech Corporation	4,918.8
5/18/20	ADC Therapeutics SA	966.3
5/11/20	Ayala Pharmaceuticals, Inc.	114.9
9/13/19	SpringWorks Therapeutics, Inc.	406.6
6/28/18	Forty Seven, Inc.	288.4
1/29/18	ARMO Biosciences, Inc.	303.2
11/13/17	ERYTECH Pharma S.A.	184.7
6/29/17	Aileron Therapeutics, Inc.	149.1
4/3/17	Tocagen Inc.	61.4

Analysis of Selected Publicly Traded Companies

Based on its experience and professional judgment and using financial screening sources and databases to find companies that share similar business characteristics to Kiq within the biopharmaceutical industry, Ladenburg selected financial data of for two sets of companies, those who are currently in Phase II through Phase III stages of clinical development and focused on precision oncology and those companies who are currently in Phase II through Phase III stages of clinical development and focused on rare oncology. Although the companies referred to below were used for comparison purposes, none of those companies is directly comparable to Kiq. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The total enterprise values are based on closing stock prices on July 2, 2020.

With regards to the precision oncology companies, Ladenburg’s selected financial data of the eleven “Selected Phase II and Phase III Precision Oncology Publicly Traded Companies” were:

•	ADC Therapeutics SA

•	Arcus Biosciences, Inc.

•	Ayala Pharmaceuticals, Inc.

•	Kura Oncology, Inc.

•	Lantern Pharma Inc.

•	Mirati Therapeutics, Inc.

•	NantKwest, Inc.

•	RAPT Therapeutics, Inc.

•	SpringWorks Therapeutics, Inc.

•	Turning Point Therapeutics, Inc.

•	Zymeworks Inc.

The Selected Phase II and Phase III Precision Oncology Publicly Traded Companies had implied total enterprise values between $32 million and $4,975 million. Ladenburg derived a median implied total enterprise value of $1,102 million for the Selected Phase II and Phase III Precision Oncology Publicly Traded Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total equity values for Kiq (by adding an estimated $0.0 million in cash at closing), which was $632.0 million to $1,695.0 million. This compares to Kiq’s implied equity value as per the Merger Agreement of approximately $45.0 million.

Selected Phase II and Phase III Precision Oncology Publicly Traded Companies

Company Name	Enterprise Value ($M)
Mirati Therapeutics, Inc.	$4,974.7
ADC Therapeutics SA	3,059.6
Turning Point Therapeutics, Inc.	1,872.6
Zymeworks Inc.	1,427.5
SpringWorks Therapeutics, Inc.	1,517.4
NantKwest, Inc.	1,102.5
Arcus Biosciences, Inc.	609.3
Kura Oncology, Inc.	658.4
RAPT Therapeutics, Inc.	654.7
Lantern Pharma Inc.	31.8
Ayala Pharmaceuticals, Inc.	64.3

With regards to the rare oncology companies, Ladenburg’s selected financial data of the twenty two “Selected Phase II and Phase III Rare Oncology Publicly Traded Companies” were:

•	Adaptimmune Therapeutics plc

•	ADC Therapeutics SA

•	Aileron Therapeutics, Inc.

•	Ayala Pharmaceuticals, Inc.

•	Celldex Therapeutics, Inc.

•	Cellectar Biosciences, Inc.

•	Diffusion Pharmaceuticals Inc.

•	ERYTECH Pharma S.A.

•	Exicure, Inc.

•	Forma Therapeutics Holdings, Inc.

•	Geron Corporation

•	Idera Pharmaceuticals, Inc.

•	Kura Oncology, Inc.

•	Legend Biotech Corporation

•	MEI Pharma, Inc.

•	NantKwest, Inc.

•	Onconova Therapeutics, Inc.

•	Soligenix, Inc.

•	SpringWorks Therapeutics, Inc.

•	Syros Pharmaceuticals, Inc.

•	Tyme Technologies, Inc.

•	ZIOPHARM Oncology, Inc.

The Selected Phase II and Phase III Rare Oncology Publicly Traded Companies had implied total enterprise values between $(8.0) million and $4,207 million. Ladenburg derived a median implied total enterprise value of $297 million for the Selected Phase II and Phase III Rare Oncology Publicly Traded Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total equity values for Kiq (by adding an estimated $0.0 million in cash at closing), which was $65.8 million to $991.5 million. This compares to Kiq’s implied equity value as per the Merger Agreement of approximately $45.0 million.

Selected Phase II and Phase III Rare Oncology Publicly Traded Companies

Company Name	Enterprise Value ($M)
Legend Biotech Corporation	$4,207.5
ADC Therapeutics SA	3,059.6
Forma Therapeutics Holdings, Inc.	1,252.9
SpringWorks Therapeutics, Inc.	1,517.4
NantKwest, Inc.	1,102.5
Adaptimmune Therapeutics plc	1,146.2
Kura Oncology, Inc.	658.4
ZIOPHARM Oncology, Inc.	537.9
Syros Pharmaceuticals, Inc.	493.6
Geron Corporation	547.5
MEI Pharma, Inc.	362.6
Celldex Therapeutics, Inc.	231.7
Exicure, Inc.	199.1
Tyme Technologies, Inc.	138.1
ERYTECH Pharma S.A.	93.0
Onconova Therapeutics, Inc.	70.5
Ayala Pharmaceuticals, Inc.	64.3
Soligenix, Inc.	41.4
Diffusion Pharmaceuticals Inc.	19.5
Idera Pharmaceuticals, Inc.	30.0
Aileron Therapeutics, Inc.	21.2
Cellectar Biosciences, Inc.	-8.0

Analysis of Selected Precedent M&A Transactions

Ladenburg reviewed the financial terms, to the extent the information was publicly available, of the eight most recent qualifying merger transactions of companies in the biopharmaceutical industry, which had a lead candidate in Phase II through Phase III stage of clinical development in precision or rare oncology spaces (the “Selected Precedent M&A Transactions”). Although the precedent transactions referred to below were used for comparison purposes, none of the target companies is directly comparable to Kiq. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the merger value of such companies and Kiq to which they are being compared. Ladenburg reviewed the total enterprise values of the target companies (including downstream milestone payments). These transactions, including the date each was closed, were as follows below.

The Selected Precedent M&A Transactions had total implied enterprise values between $49 million and $4,623 million. Ladenburg derived a median total enterprise value of $1,643 million for the Selected Precedent M&A Transactions. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total enterprise values for Kiq (by adding an estimated $0.0 million in cash at closing), which was $447.4 million to $2,154.4 million. This compares to Kiq’s implied equity value as per the Merger Agreement of approximately $45.0 million.

Selected Precedent M&A Transactions

Closed Date	Target	Acquirer	Implied Enterprise Value ($M)
3/2/2020	Forty Seven	Gilead Sciences	$4,622.6
12/9/2019	ArQule	Merck	2,517.8
5/21/2019	Peloton Therapeutics	Merck	2,033.3
2/21/2019	Immune Design	Merck	200.1
5/10/2018	ARMO Biosciences	Eli Lilly	1,462.6
1/31/2018	Cascadian Therapeutics	Seattle Genetics	529.8
12/22/2017	Ignyta	Roche	1,823.8
9/21/2016	Viventia Bio	Eleven Biotherapeutics	49.4

Discounted Cash Flow Analysis

Ladenburg estimated a range of total enterprise values for Kiq based upon the present value of Kiq’s estimated after-tax unlevered free cash flows, which are set forth above in the section entitled “The Merger—Certain Unum Management Unaudited Prospective Financial Information.” Ladenburg reviewed and analyzed the revenue and expense projections for Kiq as prepared by the management of Unum.

Unum provided certain assumptions that supported the market opportunity including market penetration data and launch years for PLX9486. The yearly revenue assumptions were derived by Unum based on their assumptions regarding the potential market for PLX9486, an analysis of the competitive landscape and data from various databases. After arriving at a set of projections, Unum further adjusted downward the revenue assumptions in the years 2025 to 2035 by 66.0% to account for the probability of success given the clinical phase of development of Kiq’s products. Please see the section entitled “The Merger—Certain Unum Management Unaudited Prospective Financial Information” for additional information on the unadjusted revenue of PLX9486. Cost of goods sold for PLX9486 was assumed to be 3% of net sales following commercialization. License and royalty payments were assumed to be 2% of net PLX9486 sales following commercialization, sales, general and administrative spend were assumed to be 15% of net PLX9486 sales following commercialization and research and development costs were assumed to be 1% of net PLX9486 sales following commercialization. Unum also further adjusted downward these expenses by 66% to account for the probability of success. Unum then subtracted all the risk-adjusted expenses in the projection period from risk-adjusted revenue. Unum assumed a 28.0% corporate tax rate when calculating unlevered free cash flow.

In performing this discounted cash flow analysis, Ladenburg utilized discount rates ranging from 13.8% to 15.8%, which were selected based on the capital asset pricing model and the estimated weighted average cost of capital of the Selected Publicly Traded Companies, which was approximately 14.8%. This discounted cash flow analysis assumed that Kiq will have no terminal value after 2035, does not take into account Kiq’s available net operating losses, if any, does not take into account stock based compensation costs, if any, and assigns no value to revenues beyond 2035.

Using a range of discount rates of 13.8% to 15.8%, Ladenburg then calculated a range of implied total equity values for Kiq (by adding an estimated $0.0 million in cash at closing), which was $71.4 million to $116.9 million. This compares to Kiq’s implied equity value as per the Merger Agreement of $45.0 million.

The summary set forth above does not purport to be a complete description of all the analyses performed by Ladenburg. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Ladenburg did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Ladenburg believes, and advised the Unum Board, that its analyses must be considered as a whole. Selecting portions of its analyses and the factors considered by it without considering all analyses and factors could create an incomplete view of the process underlying its Opinion. In performing its analyses, Ladenburg made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Unum and Kiq. These analyses performed by Ladenburg are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Unum, Kiq, Ladenburg or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Ladenburg and its Opinion were among several factors taken into consideration by the Unum Board in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Ladenburg was selected by the Unum Board to render an opinion to the Unum Board because Ladenburg is a nationally recognized investment banking firm and because, as part of its investment banking business, Ladenburg is continually engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Ladenburg and its affiliates may trade the equity securities of Unum for its own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date hereof, Ladenburg has not received any fees from Unum, aside from the fees described below. In the two years preceding the date hereof, Ladenburg has not had a relationship with Kiq and has not received any fees from Kiq. Ladenburg and its affiliates may in the future seek to provide investment banking or financial advisory services to Unum and Kiq and/or certain of their respective affiliates and expect to receive fees for the rendering of these services.

Pursuant to the engagement letter between Ladenburg and Unum, Ladenburg received a transaction fee of $1,100,000 in cash at the closing of the transaction. Unum has also paid Ladenburg an initial fee of $150,000 and an Opinion fee of $250,000 upon delivery of its Opinion which was credited against the transaction fee. Additionally, Unum has agreed to reimburse Ladenburg for its out-of-pocket expenses and has agreed to indemnify Ladenburg against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Ladenburg, which are customary in transactions of this nature, were negotiated at arm’s length between Unum and Ladenburg, and the Unum Board was aware of the arrangement, including the fact that a portion of the fee payable to Ladenburg is contingent upon the completion of the Merger.

Interests of Unum’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors that you vote in favor of the proposals outlined herein, you should be aware that in addition to their interests as Unum stockholders, the directors and executive officers of Unum had interests in the Merger that were different from, or in addition to, those of other Unum stockholders generally. Members of the Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. See the section entitled “Unum’s Reasons for the Merger” on page [●] of this proxy statement. Unum stockholders should take these interests into account in deciding whether to vote in favor of the proposals outlined herein. These interests, which are described in more detail below, include the interests listed below. As discussed above, the Merger has already been completed, and the approval of Unum stockholders was not, and is not now, required for the Merger. The Company is not seeking stockholder approval of, and you are not being asked to vote on, the Merger.

•	All equity awards (as described below in “ —Treatment of Equity and Equity-Based Awards”) accelerated in connection with the Merger;

•

The Company’s executive officers entered into amended employment agreements with the Company that provide for severance in the case of a qualifying termination of employment within 12 months following a change in control, which included completion of the Merger; and

•

The Company’s directors and executive officers remain entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement. Please see the section entitled “The Merger Agreement—Director and Officer Indemnification” and the section of this proxy statement titled “The Merger Agreement—Indemnification of Directors and Officers”.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the payments and benefits described in this section, the following assumptions were used:

•

We assumed that each executive officer’s employment had been terminated by the Company without “cause” or by the named executive officer for “good reason” (as such terms are defined in the executive officers’ employment agreements), in each case, immediately following the effective time of the Merger; and

•

We assumed, for purposes of the amounts set forth in the tables below, that each executive officer’s compensation was the same as the compensation levels in effect as of July 6, 2020, the date of the closing of the Merger.

As of September 10, 2020, Unum’s executive officers were as set forth below, who were also Unum’s executive officers as of July 6, 2020, the date of the closing of the Merger. Unum’s management team did not change as a result of the Merger.

Name	Position
Chuck Wilson, Ph.D.	President and Chief Executive Officer
John Green	Chief Financial Officer
Jessica Sachs, M.D.	Chief Medical Officer

Treatment of Equity and Equity-Based Awards

The employment of Matthew Osborne, Unum’s former Chief Financial Officer, was terminated by Unum in May 2020. Michael Vasconcelles, M.D., Unum’s former Chief Medical Officer, resigned from that position in July 2019 and entered into a consulting agreement with Unum.

For information regarding beneficial ownership of Unum common stock, other than the equity and equity-based awards described below, by each of the Company’s directors and executive officers and beneficial ownership of Unum common stock by all of such directors and executive officers as a group, please see the section entitled “Principal Stockholders.”

Treatment of Unum Options and Unum RSUs

In accordance with the Merger Agreement, the Board of Directors fully accelerated outstanding unvested Unum Options and Unum RSUs held by Unum stockholders, including Unum’s directors and executive officers, effective as of immediately prior to the first effective time under the Merger Agreement. The tables below shows the number of shares underlying outstanding unvested Unum Options and unvested Unum RSUs held by the Company’s executive officers as of immediately prior to the first effective time of the Merger. Matthew Osborne, Unum’s former Chief Financial Officer, and Michael Vasconcelles, M.D., Unum’s former Chief Medical Officer, held outstanding equity awards which accelerated as of immediately prior to the first effective time under the Merger Agreement. The tables below also include the number of unvested awards held by Mr. Osborne and Dr. Vasconcelles as of immediately prior to the first effective time of the Merger.

Acceleration of Unvested Unum Options Held by Executive Officers

Executive Officer	No. of Unvested Unum Options (#)
Chuck Wilson, Ph.D.	209,610
John Green	95,130
Jessica Sachs, M.D.	313,598
Michael Vasconcelles, M.D.	50,000

Acceleration of Unvested Unum RSUs Held by Executive Officers

Executive Officer	No. of Unvested Unum RSUs (#)
Chuck Wilson, Ph.D.	—
John Green	109,459
Jessica Sachs, M.D.	—

Contingent Value Rights Agreement. Pursuant to the Merger Agreement, prior to the First Effective Time, Unum declared a distribution to holders of Common Stock of record, including Unum’s directors and officers, as of immediately prior to the First Effective Time (including those shares of Common Stock issued upon settlement of Unum RSUs) of the right to receive one contingent value right for each outstanding share of Common Stock held by such stockholder as of such date (less applicable withholding taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement, dated as of August 6, 2020, by and among Unum, Computershare Inc. and Computershare Trust Company, N.A.

Employment Agreements with Unum

Charles Wilson, Ph.D.

Dr. Wilson’s employment agreement provides that, in the event that Dr. Wilson’s employment is terminated by Unum without “cause” or Dr. Wilson resigns for “good reason” (as each is defined in the employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in Unum’s favor, he will be entitled to receive (i) an amount equal to 12 months of base salary, payable in lump sum within 60 days after the date of termination, (ii) if Dr. Wilson is participating in our group health plan immediately prior to his termination and elects COBRA health continuation, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Wilson’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Wilson had he remained employed with Unum, and (iii) acceleration of equity awards in an amount that would have vested if he had remained employed for an additional 12 months following the date of his termination. The employment agreement also provides that, in lieu of the payments and benefits described above, in the event that Dr. Wilson’s employment is terminated by Unum without cause or Dr. Wilson resigns for good reason, in either case within 12 months following a “change in control” (as defined in the employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in Unum’s favor, he will be entitled to receive (i) a lump sum cash payment equal to 18 months of his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus 150 percent of his target bonus, (ii) if Dr. Wilson is participating in Unum’s group health plan immediately prior to his termination, a monthly cash payment until the earlier of 18 months following termination or the end of Dr. Wilson’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with Unum and (iii) full acceleration of all equity awards held by Dr. Wilson.

John Green

Pursuant to the terms of Unum’s employment agreement, if Mr. Green’s employment is terminated by Unum without cause (as defined in his employment agreement) or by Mr. Green for good reason (as defined in his employment agreement), subject to his execution of a release of potential claims against Unum, Mr. Green will be entitled to receive: (i) a lump sum in cash in an amount equal to nine months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Mr. Green’s COBRA health continuation period, whichever ends earlier, and (iii) acceleration of vesting on any options or other stock-based awards subject to time-based vesting in which Mr. Green would have vested if he had remained employed for an additional nine months. However, in the event that Mr. Green’s employment is terminated by Unum without cause, or Mr. Green terminates his employment with Unum for good reason, in either case within 12 months following the occurrence of a change in control (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Mr. Green’s execution of a release of potential claims against Unum, Mr. Green will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a lump sum in cash in an amount equal to 100% of Mr. Green’s target bonus for the then-current year, (iii) a monthly cash payment for 12 months for medical and dental benefits or Mr. Green’s COBRA health continuation period, whichever ends earlier, and (iv) acceleration of vesting on any options or other stock-based awards subject to time-based vesting held by Mr. Green.

Jessica Sachs, M.D.

Pursuant to the terms of her employment agreement, if Dr. Sachs’ employment is terminated by Unum without cause (as defined in his employment agreement) or by Dr. Sachs for good reason (as defined in his employment agreement), subject to his execution of a release of potential claims against Unum, Dr. Sachs will be entitled to receive: (i) a lump sum in cash in an amount equal to nine months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Dr. Sachs’ COBRA health continuation period, whichever ends earlier, and (iii) acceleration of vesting on any options or other stock-based awards subject to time-based vesting in which Dr. Sachs would have vested if he she remained employed for an additional nine months. However, in the event that Dr. Sachs’ employment is terminated by Unum without cause, or Dr. Sachs terminates her employment with Unum for good reason, in either case within 12 months following the occurrence of a change in control (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Dr. Sachs’ execution of a release of potential claims against Unum, Dr. Sachs will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a lump sum in cash in an amount equal to 100% of Dr. Sachs’ target bonus for the then-current year, (iii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Sachs’ COBRA health continuation period, whichever ends earlier, and (iv) acceleration of vesting on any options or other stock-based awards subject to time-based vesting held by Dr. Sachs.

Quantification of Severance Benefits

The estimated value of potential cash severance payments and health continuation payable pursuant to the executive officers’ employment agreements is set forth in the table below, assuming each Unum executive officer experienced a qualifying termination immediately following the consummation of the Merger and was participating in the Unum health plans immediately prior to the termination:

Executive Officer	Severance ($)	Health Continuation ($)
Charles Wilson, Ph.D.	1,291,106	45,000
John Green	490,000	24,000
Jessica Sachs, M.D.	608,160	48,000

Retention Bonus

Pursuant to the terms of a letter agreement with John Green, Mr. Green is eligible to receive a retention bonus in the amount of $279,450 if he does not resign his employment and is not terminated for “cause” (as defined in the letter agreement) on or prior to September 30, 2020.

Director and Officer Indemnification.

Pursuant to the Merger Agreement, Unum’s directors prior to the Merger, Karen Ferrante, M.D., Arlene Morris, Matthew Ros and Chuck Wilson, Ph.D., continue to serve on the Board of Directors. In connection with the Merger Agreement, Chris Cain, Ph.D., Director of Research, Fairmount Funds, and Peter Harwin, Managing Member, Fairmount Funds, were appointed to the Board of Directors as directors. The Merger Agreement further provides that for a period of six years following the Effective Time:

•

Unum and the Surviving Company shall indemnify and hold harmless each person who is or has served as a director or officer of Unum or Kiq against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Unum or Kiq, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. In addition, each such director and officer, or former director and officer, is entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation;

•

the provisions of Unum’s third amended and restated certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Unum shall not be amended, modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Unum. The certificate of incorporation and bylaws of the Surviving Company, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present directors and officers than are presently set forth in the certificate of incorporation and bylaws of Unum; and

•

Unum shall maintain directors’ and officers’ liability insurance policies commencing at the closing time of the Merger, on commercially available terms and conditions with coverage limits customary for U.S. public companies similar situated to Unum.

In addition to the indemnification obligations required by the third amended and restated certificate of incorporation and bylaws of Unum, Unum has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of Unum’s directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Unum.

Interest in the Conversion Proposal. Due to his direct or indirect beneficial ownership of Series A Preferred Stock as a member of AVA IX LLC, an affiliate of Atlas Venture, Bruce Booth, DPhil., who served as a director of the Company from October 2014 until his resignation in connection with the Merger on July 6, 2020, has an interest in the Conversion Proposal. Also, due to their direct or indirect beneficial ownership of Series A Preferred Stock as Managing Member and Director of Research, respectively, of Fairmount Funds Management LLC, Peter Harwin and Chris Cain, who were appointed directors of the Company in connection with the Merger on July 6, 2020, have an interest in the Conversion Proposal.

Quantification of Payments and Benefits

The table below sets forth for each of the Company’s named executive officers the estimated amount of compensation based on or otherwise related to the Merger and that will or may become payable to the named executive officer as a result of the completion of the Merger (i.e., on a “single-trigger” basis) or that are conditioned on a qualifying termination of employment following and in connection with, the Merger (i.e., on a “double-trigger” basis).

The potential payments in the table below are based on the following assumptions:

•	That the per share price is $2.99, the average closing market price of Unum’s common stock over the first five business days following public announcement of as of the Merger;

•	That each named executive officer’s employment was subject to a qualifying termination immediately following the effective time of the Merger; and

•	That each named executive officer’s is the same as his or her compensation levels as of July 6, 2020, the date of the closing of the Merger.

The amounts shown are estimates of amounts that were or could be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

The following table and footnotes describe the benefits each named executive officers was eligible to receive in connection with the completion of the Merger.

Potential Payments to Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(1)	Total ($)
Charles Wilson, Ph.D.	1,291,106	—	45,000	1,336,106
John Green	769,450	572,461	24,000	1,365,911
Jessica Sachs, M.D.	608,160	807,515	48,000	1,463,675

(1)

As described above, the severance payments are “double-trigger,” meaning that they are only be payable in the event of a qualifying termination of employment during the period beginning on the effective time of the Merger and ending 12 months after such date. These payments are based on each named executive officer’s base salary and target bonus in effect as of the effective time of the Merger. As a condition of receiving the severance benefits under the executive agreements, the named executive officers must execute a release of claims. The cash amount for Mr. Green also includes a retention bonus in the amount of $279,450, as described in above.

(2)

These amounts represent the aggregate value of outstanding unvested Unum Options and Unum RSUs held as of immediately prior to the first effective time, all of which were accelerated as of immediately prior to the first effective time as described in the sections entitled “ —Treatment of Unum Options and Unum RSUs”. The amounts reported in this column were calculated based on the difference between Unum’s average closing market price of $2.99 over the first five business days following public announcement of the Merger and the exercise price, if any, of the equity award.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Common Stock in the Merger to Kiq’s members and the issuance of Series A Preferred Stock in the Merger to Kiq’s members and in the Financing to the Investors were effected by means of private placements, which were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares of Common Stock issued in connection with the Merger were not registered under the Securities Act upon issuance and are not freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. Additionally, the shares of Common Stock issued in the Merger to Kiq’s members are subject to the resale restrictions under the Lock-up Agreements, as further described in the section “Proposal No. 1—Lock-up Agreements” beginning on page [●] of this proxy statement. The Series A Preferred Stock issued in connection with the Merger and the Financing are not listed on any exchange. Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock is convertible at any time at the option of the holder, into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 4.9% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. Holders of the shares of Common Stock issued upon conversion of the Series A Preferred Stock may not sell their respective shares unless the shares are registered under the Securities Act or an exemption available under the Securities Act. In connection with the Purchase Agreement, Unum entered into a Registration Rights Agreement with the Investors, pursuant to which Unum will prepare and file a resale registration statement with the SEC within 90 calendars day following July 9, 2020, as further described in the section “Proposal No. 1—Registration Rights Agreement”).

Material U.S. Federal Income Tax Considerations of the Merger, the Issuance of the CVRs and the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax considerations of the Merger, the issuance of the CVRs and the Reverse Stock Split that would be expected to apply generally to U.S. Holders (as defined above in the section entitled “Material U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page [●] of this proxy statement) of our Common Stock. This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service, or the IRS, has been or will be requested in connection with the Merger, the issuance of the CVRs or the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge.

No attempt has been made to comment on all U.S. federal income tax consequences of the Merger, the issuance of the CVRs or the Reverse Stock Split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; or (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar.

In addition, the following discussion does not address state, local or foreign tax consequences of the Merger, the issuance of the CVRs or the Reverse Stock Split, the Medicare tax on net investment income, U.S. federal estate and gift tax, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion generally assumes that for U.S. federal income tax purposes, none of the Merger, the Reverse Stock Split or the issuance of the CVRs will be integrated or otherwise treated as part of a unified transaction with any other transaction.

HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, THE ISSUANCE OF THE CVRS AND THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER, THE ISSUANCE OF THE CVRS AND REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

Merger

Unum and Kiq intend for the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Each of Unum and Kiq agreed to use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and not to permit or cause any affiliate of Unum or Kiq to, take any action, or fail to take or cause to be taken any action, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code. Because of the form of the Merger, U.S. holders of Unum, as of immediately prior to the Merger, did not sell, exchange or dispose of any shares of Common Stock as a result of the Merger. Thus, there will be no material U.S. federal income tax consequences to Unum stockholders, as of immediately prior to the Merger, as a result of the Merger.

CVRs

There is substantial uncertainty as to the U.S. federal income tax treatment of the contingent value rights (“CVRs”) issued pursuant to the CVR Agreement. Specifically, there is no authority directly addressing whether the issuance of contingent value rights with characteristics similar to the CVRs should be treated as a distribution of property with respect to the corporation’s stock, a distribution of equity, a “debt instrument” or an “open transaction” for U.S. federal income tax purposes. The CVRs have certain characteristics similar to a distribution of property, a distribution of equity, a “debt instrument” and an open transaction, and there is no legal authority directly addressing what characteristics are determinative of how contingent value rights with characteristics similar to the CVRs should be taxed. As a result, it is not possible to express a definitive conclusion as to the tax treatment of the issuance of the CVRs and Unum has not requested or received an opinion of counsel regarding such treatment. U.S. Holders should consult their tax advisors with respect to the proper characterization of the receipt of the CVRs and any future payments thereunder.

Tax Consequences if Treated as a Distribution of Property. If the issuance of the CVRs is treated as a distribution of property, each U.S. Holder would be treated as receiving a distribution in an amount equal to the fair market value of the CVRs issued to such U.S. Holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of Unum’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its Common Stock, and finally as capital gain from the sale or exchange of Common Stock with respect to any remaining value. Unum does not have a material amount of accumulated earnings and profits, and expects no or a small amount of current earnings and profits for the relevant taxable year. Thus, Unum expects most or all of this distribution would be treated as other than a dividend for U.S. federal income tax purposes. A U.S. Holder’s initial tax basis in such holder’s CVRs would equal the fair market value of such CVRs on the date of their issuance. The holding period of such CVRs would begin on the day after the date of issuance. In addition, if Unum were to treat the issuance of the CVRs as a distribution of property, Unum would deliver to U.S. Holders a Form 1099-DIV notifying them of the portion of the CVR value that is treated as a dividend for U.S. federal income tax purposes.

Consistent with the above treatment, any future cash payments or Common Stock payments received by a U.S. Holder on a CVR could be treated as a non-taxable return of such U.S. Holder’s adjusted tax basis in the CVR to the extent thereof, and payments in excess of such amount as ordinary income. In that case, Common Stock received would have a holding period beginning the date after receipt and a tax basis equal to such excess. U.S. Holders should consult their tax advisors with respect to the proper characterization of any future payments under the CVR Agreement.

The CVRs should generally be treated as capital assets for U.S. federal income tax purposes once issued.

Tax Consequences if Treated as a Distribution of Equity. If the issuance of the CVRs is treated as the issuance and distribution of a debt instrument, similar to the impact of the issuance is treated as the issuance of property as described above, each U.S. Holder would be treated as receiving a distribution in an amount equal to the fair market value of the CVRs issued to such U.S. Holder on the date of the issuance. Furthermore, if the issuance of the CVRs is treated as a distribution of equity, U.S. Holders would generally not recognize gain or loss as a result of the issuance of the CVRs. Depending on the fair market value of the CVRs on the date of their issuance, each U.S. Holder’s tax basis in such holder’s Common Stock would be allocated between such holder’s Common Stock and such holder’s CVRs. The holding period of such CVRs would include the U.S. Holder’s holding period of such holder’s Common Stock. Future cash payments on a CVR received by a U.S. Holder would likely be treated as dividends to the extent of the U.S. Holder’s pro rata share of Unum’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the CVR, and finally as capital gain from the sale or exchange of the CVR with respect to any remaining value. Future payments received by a U.S. Holder on a CVR in the form of Common Stock would likely be treated as a non-taxable distribution of shares of our Common Stock. Each U.S. Holder’s tax basis in such Common Stock would inlcude its basis in the CVRs and the holding period of such CVRs would include the U.S. Holder’s holding period of such holder’s CVRs.

Tax Consequences if Treated as a Debt Instrument. If the CVRs are treated as one or more “debt instruments,” then cash or Common Stock payments received with respect to the CVRs would likely be treated as payments in retirement of a “debt instrument,” except to the extent of interest imputed under the Code. If this tax treatment were to apply, interest generally would be imputed under complex rules. In such a case, a U.S. Holder would be required to include any such interest in income on an annual basis, whether or not currently paid.

Tax Consequences if Treated as an Open Transaction. If the value of the CVRs on the closing date cannot be “reasonably ascertained”, the receipt of CVRs could be treated as an “open transaction” for U.S. federal income tax purposes. In such a case, each U.S. Holder would not immediately take the CVRs into account in determining whether such holder must recognize gain, if any, on the receipt of the CVRs and such holder would take no tax basis in the CVRs. Rather, the U.S. Holder’s U.S. federal income tax consequences would be determined based on whether the CVRs were treated as a distribution of property or as debt or equity at the time the payments with respect to the CVRs are received or deemed received in accordance with the U.S. Holder’s regular method of accounting.

Alternative Treatment of the Receipt of CVRs and the Reverse Stock Split as a Single Recapitalization. Although the matter is not free from doubt, Unum intends to treat the receipt of CVRs and the Reverse Stock Split as separate transactions for U.S. federal income tax purposes. Notwithstanding Unum’s position that the receipt of CVRs and the Reverse Stock Split are appropriately treated as separate transactions, it is possible that the IRS or a court could determine that the receipt of the CVRs and the Reverse Stock Split constitute a single “recapitalization” for U.S. federal income tax purposes. In such case, the tax consequences of the receipt of CVRs and the Reverse Stock Split would differ from those described above and would depend in part on many of the same considerations described above, including whether the CVRs should be treated as property, equity or debt instruments or should be subject to the “open transaction” doctrine. In general, if the CVRs are treated as property and are not subject to the “open transaction” doctrine, then a U.S. Holder could be required to recognize gain (but not loss) equal to the lesser of (i) the fair market value of the CVRs received, and (ii) the excess (if any) of (A) the sum of (1) the fair market value of the CVRs received and (2) the fair market value of the Common Stock received in the Reverse Stock Split, over (B) the U.S. Holder’s adjusted tax basis in the Common Stock surrendered in the Reverse Stock Split.

PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PROPER CHARACTERIZATION OF THE RECEIPT OF THE CVRs.

Reverse Stock Split

A U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except to the extent a U.S. Holder receives cash in lieu of a fractional share of our Common Stock. Please review the information in the section entitled “Material U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page [●] of this proxy statement for a more complete description of the material U.S. federal income tax consequences of the Reverse Stock Split to U.S. Holders.

The tax consequences to you of Reverse Stock Split will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you.

Vote Required

The Merger has already been completed, and the approval of our stockholders was not, and is not now, required for the Merger. As discussed above, the Company is not seeking stockholder approval of, and you are not being asked to vote on, the Merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated into this proxy statement by reference. You should refer to the full text of the Merger Agreement for details about the transaction and the terms and conditions of the Merger Agreement, and carefully read this entire proxy statement and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information.”

The representations and warranties of the Company, Parent and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by certain documents filed with, or furnished to, the SEC by the Company prior to the date of the Merger Agreement, (c) are subject to important qualifications, limitations and supplemental information agreed to by the Company, Kiq, First Merger Sub and Second Merger Sub in connection with negotiating the terms of the Merger Agreement, (d) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (f) have been included in the Merger Agreement for the purpose of allocating risk between the Company, on the one hand, and Kiq, First Merger Sub and Second Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the investors should not rely on the representations and warranties or any descriptions thereof as characterization of the actual state of facts or condition of the Company or Kiq or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The representations and warranties in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section entitled “Where You Can Find Additional Information.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (“DLLCA”), at the effective time of the Merger (the “Effective Time”), First Merger Sub merged with and into Kiq, pursuant to which Kiq was the surviving entity and became a wholly owned subsidiary of Unum (the “First Merger”). Immediately following the First Merger, Kiq merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger’). As a result of the Second Merger, Second Merger Sub will continue as the surviving company of the Merger (the “Surviving Company”).

Closing and Effective Time of the Merger

The closing of the Merger occurred remotely on July 6, 2020. At the closing, the parties caused the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger (the time at which the First Merger became effective is referred to as the “First Effective Time”) and caused the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger (the time at which the Second Merger became effective is referred to as the “Second Effective Time”).

Consideration Received in the Merger

At the Effective Time, by virtue of the First Merger and without any further action on the part of the parties, the limited liability company interests of Kiq (the “Kiq Membership Interests”) outstanding immediately prior to the

First Effective Time were converted solely into the right to receive a number of shares of Common Stock equal to the amount of Merger Shares (as defined below) multiplied by the applicable member’s percentage interest in Kiq as set forth on the allocation certificate Kiq provided to Unum. No fractional shares of Common Stock were issuable to Kiq’s members pursuant to the Merger.

“Merger Shares” means the product determined by multiplying (i) the Post-Closing Unum Share by (ii) the Kiq Allocation Percentage, in which:

•	“Aggregate Valuation” means the sum of (i) the Kiq Valuation, plus (ii) the Unum Valuation.

•	“Kiq Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Kiq Valuation by (ii) the Aggregate Valuation.

•	“Kiq Equity Value” means $45,000,000.

•

“Kiq Net Cash” means (i) any cash held by the Kiq at the First Effective Time minus (ii) the sum of the Kiq’s consolidated short-term and long-term contractual obligations accrued at the Closing Date (but excluding any Liabilities set forth in the License Agreement), in each case determined in accordance with GAAP.

•	“Kiq Valuation” means the Kiq Equity Value minus (i) the Lower Kiq Net Cash Amount (if any) plus (ii) the Upper Kiq Net Cash Amount (if any).

•	“Lower Kiq Net Cash Amount” means, if Kiq Net Cash is less than the Lower Target Kiq Net Cash, then the amount, if any, that the Target Kiq Net Cash exceeds the Kiq Net Cash.

•	“Lower Unum Net Cash Amount” means, if Unum Net Cash is less than the Lower Target Unum Net Cash, then the amount, if any, that the Target Unum Net Cash exceeds the Unum Net Cash.

•	“Lower Target Kiq Net Cash” means negative $50,000.

•	“Lower Target Unum Net Cash” means $16,750,000.

•	“Post-Closing Unum Shares” mean the quotient determined by dividing (i) the Unum Outstanding Shares by (ii) the Unum Allocation Percentage.

•	“Target Kiq Net Cash” means $0.

•	“Target Unum Net Cash” means $17,000,000.

•	“Upper Kiq Net Cash Amount” means, if Kiq Net Cash is greater than Upper Target Kiq Net Cash, then the amount, if any, that the Kiq Net Cash exceeds the Target Kiq Net Cash.

•	“Upper Unum Net Cash Amount” means, if Unum Net Cash is greater than Upper Target Unum Net Cash, then the amount, if any, that the Unum Net Cash exceeds the Target Unum Net Cash.

•	“Upper Target Kiq Net Cash” means $50,000.

•	“Upper Target Unum Net Cash” means $17,250,000.

•	“Unum Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Unum Valuation by (ii) the Aggregate Valuation.

•	“Unum Equity Value” means $34,000,000.

•

“Unum Outstanding Shares” means, subject to Section 2.5(e) (including, without limitation, the effects of the Nasdaq Reverse Split), the total number of shares of Unum Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, (i) the issuance of shares of Unum Common Stock in respect of all Unum Options, warrants or other rights to receive shares, whether conditional or unconditional, that will be outstanding as of immediately prior to the First Effective Time, (ii) the settlement in shares of Unum

Common Stock of Unum Restricted Stock Units outstanding as of immediately prior to the First Effective Time on a net settlement basis as provided in Section 5.5. Notwithstanding any of the foregoing, Unum Options with an exercise price greater than $0.88 per share (as adjusted for any stock splits or reverse stock splits after the date hereof) shall not be included in the total number of shares of Unum Common Stock outstanding for purposes of determining the Unum Outstanding Shares.

•	“Unum Valuation” means (i) the Unum Equity Value minus (ii) the Lower Unum Net Cash Amount (if any) plus (iii) the Upper Unum Net Cash Amount (if any).

The aggregate number of shares of Common Stock pursuant to the Merger to any member of Kiq could not result in the acquisition of beneficial ownership of Unum in excess of 19.99% of the total number of shares of Common Stock outstanding immediately prior to the First Effective Time (the “Stock Consideration Cap”). As the aggregate number of shares of Common Stock issued pursuant to the Merger would have resulted in the issuance of shares of Common Stock in an amount in excess of the Stock Consideration Cap, the Company issued to Kiq’s members shares of Common Stock up to the Stock Consideration Cap and issued the remaining balance of such member’s Merger Shares in shares of Series A Preferred Stock, in each case, in accordance with the applicable member’s percentage interest in Kiq as set forth on the allocation certificate Kiq provided to Unum.

Immediately following the closing of the Merger, (i) the former members of Kiq as of immediately prior to the Merger owned approximately 60.8% of Unum on a fully-diluted basis and (ii) Unum stockholders as of immediately prior to the Merger owned approximately 39.2% of Unum on a fully-diluted basis. On a pro forma basis and based upon the number of shares of Common Stock and Series A Preferred Stock issued in the Merger and the Financing, Unum equity holders immediately prior to the acquisition will own approximately 16.2% of Unum on a fully-diluted basis.

Pursuant to the Merger Agreement, prior to the First Effective Time, Unum declared a distribution to holders of Common Stock of record as of immediately prior to the First Effective Time (including those shares of Common Stock issued upon settlement of Unum RSUs) of the right to receive one contingent value right for each outstanding share of Common Stock held by such stockholder as of such date (less applicable withholding taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement, dated as of August 6, 2020, by and among Unum, Computershare Inc. and Computershare Trust Company, N.A., which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 10, 2020, and is incorporated herein by reference.

Determination of Unum’s Net Cash

Under the Merger Agreement, Unum’s “net cash” is defined as (a) Unum’s cash and cash equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with Unum’s audited financial statements and unaudited interim balance sheet minus (b) the sum of Unum’s consolidated short-term and long-term contractual obligations accrued at the Closing Date (but excluding deferred revenue), in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in Unum’s audited financial statements and unaudited interim balance sheet, minus (c) fees and expenses of Unum incurred in connection with the transactions contemplated by the Merger Agreement, including for the avoidance of doubt, Transaction Expenses of Utah (as defined in the Merger Agreement) to the extent unpaid as of the closing, minus (d) any and all liabilities of Unum (I) to any current or former Unum or any of its subsidiaries officer, director, employee, consultant or independent contractor (including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments), or (II) pursuant to any Utah Employee Plan (as defined in the Merger Agreement), including deferred compensation accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing), minus (e) all liabilities related to Unum’s or any of its subsidiaries’ lease obligations, minus (f) all costs and expenses relating to the winding down of Unum’s or any of its subsidiaries prior research and development activities, plus (g) all prepaid expenses set forth on Section 1.1(a) of the Utah Disclosure Schedule, plus (h) expenses paid, or liabilities incurred, prior to closing, that are approved in writing to be covered by Unum’s directors’ and officers’ insurance in excess of the deductible and within overall policy limits, minus (i) any deductibles paid under applicable insurance policies taken out by Unum or any of its subsidiaries, plus (j) deposits set forth on Section 1.1(a) of the Utah Disclosure Schedule, and minus (k) any unpaid taxes of Unum and its subsidiaries for tax periods (or portions thereof) ending on or before the closing date determined in a manner consistent with past practice (to the extent such past practice is consistent with applicable law), including any payroll Taxes payable as a result of the vesting of each outstanding and unvested restricted stock unit of Unum). For avoidance of doubt, the cash and cash equivalents received in the Financing will be excluded from the calculation of Unum’s net cash.

Prior to the closing date, Unum delivered to Kiq a schedule (the “Unum Net Cash Schedule”) setting forth, in reasonable detail, Unum’s good faith, estimated calculation of Unum’s net cash, as of 11:59 p.m. on the last business day prior to the closing date, prepared and certified by Unum’s chief financial officer. Unum also made available to Kiq, as reasonably requested by Kiq, the work papers and back-up materials used or useful in preparing the Unum Net Cash Schedule and, as reasonably requested by Kiq, Unum’s accountants and counsel at reasonable times and upon reasonable notice.

Determination of Kiq’s Valuation

As discussed above, under the Merger Agreement, Kiq’s valuation is defined as the Kiq Equity Value minus (i) the Lower Kiq Net Cash Amount (if any) plus (ii) the Upper Kiq Net Cash Amount (if any).

Prior to the closing date, Kiq delivered to Unum a schedule (the “Kiq Valuation Schedule”) setting forth, in reasonable detail, Kiq’s good faith, estimated calculation of Kiq’s valuation, as of 11:59 p.m. on the last business day prior to the closing date, prepared and certified by Kiq’s manager. Kiq also made available to Unum, as reasonably requested by Unum, the work papers and back-up materials used or useful in preparing the Kiq Valuation Schedule and, as reasonably requested by Unum, Kiq’s accountants and counsel at reasonable times and upon reasonable notice.

Treatment of Equity Awards

Prior to the closing of the Merger, the Unum Board adopted appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting and exercisability of each unexpired, unexercised and unvested Unum Option was accelerated in full effective as of immediately prior to the First Effective Time. The Unum Stock Plans remain in effect and each unexpired, unexercised Unum Option continues to remain outstanding after the Effective Time.

Prior to the closing of the Merger, the Unum Board adopted appropriate resolutions and take all other actions necessary and appropriate to provide that (i) the vesting of each outstanding and unvested awards of restricted stock units of Unum (“Unum RSUs”) be accelerated in full effective as of immediately prior to the First Effective Time and (ii) each outstanding and unsettled Unum RSU (including any Unum RSUs that are accelerated as stated above or upon termination of employment) were settled and each holder received, immediately prior to the First Effective Time a number of shares of Common Stock equal to the number of vested and unsettled Unum RSUs underlying such Unum RSUs.

Amendments to Unum’s Certificate of Incorporation

Stockholders of record of Common Stock on the record date for the Special Meeting will be asked to approve an amendment to the third amended and restated certificate of incorporation of Unum to effect the reverse stock split, which requires the affirmative vote of holders of shares representing a majority of all shares of Common Stock outstanding on the record date for the Special Meeting. The Merger Agreement provided for, if deemed necessary by Unum, an additional proposal to ask stockholders to approve an amendment to the third amended and restated certificate of incorporation of Unum to authorize sufficient Common Stock for the conversion of the Series A Preferred Stock issued pursuant to the Merger Agreement and the Purchase Agreement. Unum and Kiq no longer believe it is necessary to submit the Charter Amendment Proposal to Unum’s stockholders for their consideration.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Unum and Kiq for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	subsidiaries;

•	authority to enter into the Merger Agreement and the related agreements;

•	votes required for completion of the Merger and approval of the proposals that will come before the Special Meeting and that will be the subject of Kiq’s member consent;

•	except as otherwise specifically disclosed pursuant to in the Merger Agreement, the fact that the consummation of the Merger would not contravene or require the consent of any third party;

•	capitalization;

•	financial statements and with respect to Unum, documents filed with the SEC and the accuracy of information contained in those documents;

•	material changes or events;

•	liabilities;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	regulatory compliance, permits and restrictions;

•	legal proceedings and orders;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	any brokerage or finder’s fee or other fee or commission in connection with the merger;

•	privacy and data security; and

•	with respect to Kiq, the accredited investor status of the members of Kiq.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and did not survive the Merger, but their accuracy formed the basis of one of the conditions to the obligations of Unum and Kiq to complete the Merger.

Conditions to the Completion of the Merger

Each party’s obligation to complete the Merger was subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

•

there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

•	the members of a majority of the limited liability interests of Kiq must have adopted and approved the Merger Agreement, which adoption and approval was obtained on July 6, 2020;

•

the approval of the listing of additional shares of Common Stock on Nasdaq must have been obtained and the shares of Common Stock to be issued in the First Merger must have been approved for listing (subject to official notice of issuance) on Nasdaq; and

•

The Purchase Agreement must have been in full force and effect and cash proceeds of not less than the Concurrent Investment Amount (as defined in the Merger Agreement) must have been received by Unum, or would be received by Unum substantially simultaneously with the closing of the Merger, in connection with the consummation of the transactions contemplated by the Purchase Agreement.

In addition, the obligation of Unum, First Merger Sub and Second Merger Sub to complete the Merger was further subject to the following documents, each of which must have been in full force and effect: (A) the Kiq member written consent; (B) the Company Lock-up Agreements (as defined in the merger agreement); (C) the Kiq Valuation Schedule; and (D) the allocation certificate.

The obligation Kiq to complete the Merger was further subject to the following documents, each of which must have been in full force and effect: (A) a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware; (B) the Unum Net Cash Schedule; (C) written resignations in forms satisfactory to Kiq, dated as of the closing date and effective as of the closing executed by the officers and directors of Unum who were not to continue as officers or directors of Unum.

Proxy Statement; Company Stockholder Meeting

Unum is obligated under the Merger Agreement to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the Conversion Proposal, the amendment of Unum’s third amended and restated certificate of incorporation to effect the Reverse Stock Split, if deemed necessary by Unum, and the approval of an amendment to Unum’s third amended and restated certificate of incorporation to authorize sufficient shares of Common Stock for the conversion of the Series A Preferred Stock issued pursuant to the Merger Agreement and the Securities Purchase Agreement (the “Charter Amendment Proposal”). Unum and Kiq no longer believe it is necessary to submit the Charter Amendment Proposal to Unum’s stockholders for their consideration. The Unum stockholders’ meeting shall be held as promptly as practicable after the definitive proxy statement is filed with the SEC, and in any event no later than 45 days after such date. Unum has agreed to commercially reasonable efforts to ensure that all proxies solicited in connection with the stockholders’ meeting are solicited in compliance with all applicable laws.

Indemnification of Directors and Officers

From the effective time of the Merger through the sixth anniversary of the date on which the effective time of the Merger occurred (or July 6, 2026), each of Unum and the Surviving Company shall indemnify and hold harmless each person who was at the effective time of the Merger, or was at any time prior, or who became prior to the effective time of the Merger, a director or officer of Unum or Kiq, respectively (referred to as “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (referred to as the “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Unum or of Kiq, whether asserted or claimed prior to, at or after the effective time of the Merger, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Unum and the Surviving Company, jointly and severally, upon receipt by Unum or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Unum, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the effective time of the Merger, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin or such other counsel selected by the D&O Indemnified Parties.

The provisions of the certificate of incorporation and bylaws of Unum with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Unum that are presently set forth in the certificate of incorporation and bylaws of Unum shall not be amended, modified or repealed for a period of six years from the effective time of the Merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the Merger, were officers or directors of Unum, unless such modification is required by applicable law. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Unum shall cause the limited liability company agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Unum.

From and after the effective time of the Merger, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Surviving Company to its D&O Indemnified Parties as of immediately prior to the completion of the Merger pursuant to any indemnification provisions under Kiq’s organizational documents and pursuant to any indemnification agreements between Kiq and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time of the Merger and (ii) Unum shall fulfill and honor in all respects the obligations of Unum to its D&O Indemnified Parties as of immediately prior to the completion of the Merger pursuant to any indemnification provisions under Unum’s organizational documents and pursuant to any indemnification agreements between Unum and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time of the Merger.

From and after the effective time of the Merger, Unum shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the completion of the Merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Unum.

From and after the effective time of the Merger, Unum shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this section in connection with their enforcement of the rights provided to such persons in this section. These provisions are intended to be in addition to the rights otherwise available to the current and former officers and directors of Unum and the Surviving Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In the event Unum or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or Merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Unum or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this section. Unum shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this section.

Other Agreements

Pursuant to the Merger Agreement, Unum and Kiq agreed that:

•

for a period of six years after the closing of the Merger, Unum will indemnify each of the directors and officers of Unum and Kiq to the fullest extent permitted under the DGCL and will maintain directors’ and officers’ liability insurance for the directors and officers of Unum and Kiq;

•

Unum shall maintain directors’ and officers’ liability insurance policies commencing at the closing of the Merger, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Unum;

•

Kiq would use commercially reasonable efforts to take such actions and cause the holders of Kiq Membership Interests to provide all documentation, including investor questionnaires, reasonably requested by Unum to allow Unum to issue the Common Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Unum; and

•

subject to certain exceptions, each of Unum and Kiq would cause any member or stockholder agreements, voting agreements, registration rights agreements, co-sale agreements mand any other similar contracts between either Unum or Kiq and any holders of Common Stock or Kiq Membership Interests, respectively.

Amendment

The Merger Agreement may be amended by an instrument in writing signed on behalf of each of Unum, First Merger Sub, Second Merger Sub and Kiq.

Specific Performance

The parties to the Merger Agreement agreed that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware.

THE FINANCING

The following is a summary of the material provisions of the Purchase Agreement, but does not purport to describe all of the terms thereof and may not contain all of the information about the Purchase Agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated herein by reference. You should refer to the full text of the Purchase Agreement for details about the transaction and the terms and conditions of the Purchase Agreement, and carefully read this entire proxy statement and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information.”

On July 6, 2020, the Company entered into the Purchase Agreement with the purchasers named therein (the “Investors”), pursuant to which the Company agreed to sell an aggregate of approximately 118,638 shares of Series A Preferred Stock for an aggregate purchase price of $104,401,000 (collectively, the “Financing”). The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designations, which is filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated herein by reference. The closing of the Financing occurred on July 9, 2020 (the “Financing Closing Date”).

The consummation of the Financing was subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Purchase Agreement, the compliance by the parties with the covenants in the Purchase Agreement, the absence of any legal order barring the Financing, no suspension in the trading of the Common Stock and the closing of the Merger. The parties were also provided with customary termination rights, including the right of either party to terminate the Purchase Agreement if the consummation of the Financing had not occurred within 30 days after the signing unless the failure of the Financing to be consummated was caused by such party.

Under the Purchase Agreement, the Company made representations and warranties with respect to the business of the Company customary for transactions of a similar nature, including, with respect to organization and qualification, subsidiaries, authorization, capitalization, non-contravention, financial statements, the non-occurrence of certain events from the date of the latest balance sheet of the Company, litigation, title to assets, intellectual property, tax matters, insurance and compliance with laws.

In addition, under the Purchase Agreement, each of the Purchasers made representations and warranties customary for transactions of a similar nature, including with respect to organization, authorization, non-contravention, investment intent, accredited investor status, certain trading activities, brokers and finders, the independent evaluation of the decision to purchase the Series A Preferred Stock and that the purchase of the Series A Preferred Stock would not result in beneficial ownership of Common Stock in excess of 19.999% of the outstanding shares of Common Stock on the Financing Closing Date.

Certain representations of the Company and the Investors are qualified in whole or in part by a materiality standard for purposes of determining whether a breach of such representations and warranties has occurred. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk among the parties, rather than establishing matters of facts. Accordingly, investors and securityholders should not rely on the representations and warranties in the Purchase Agreement as characterizations of actual state of facts about the parties.

The Company made certain covenants under the Purchase Agreement, including, among others the following:

•	the Company was required to timely file a Form D with respect to the Series A Preferred Stock sold pursuant to the Purchase Agreement;

•	the Company may not effect any redesignation of the Series A Preferred Stock, subject to certain exceptions; and

•

the Company is required to hold a special meeting of stockholders for the purpose of obtaining stockholder approval of the conversion of all issued shares of Series A Preferred Stock into shares of Common Stock in accordance with the Nasdaq Rules and use its reasonable best efforts to solicit its stockholders’ approval of such resolution and to cause the Unum Board to recommend to the stockholders that they approve such resolution.

The Investors made certain covenants under the Purchase Agreement, including, among others the following:

•

the shares of Common Stock issued to the Investors upon the conversion of the Series A Preferred Stock may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of the Securities Act , or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. state and federal securities laws; and

•

each Investor may not redesignate any portion of its Series A Preferred Stock, to the extent that, after giving effect to an attempted redesignation, such Investor would beneficially own a number of shares of Common Stock in excess of such investor’s beneficial ownership limitation. The beneficial ownership limitation is initially set at 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issued pursuant to the conversion of such Investor’s conversion of Series A Preferred Stock. Each Investor may from time to time increase or decrease the beneficial ownership limitation to any other percentage not in excess of 19.9%, subject to the requirements set forth in the Purchase Agreement and the Certificate of Designations.

Registration Rights Agreement.

On the Financing Closing Date, in connection with the Purchase Agreement, Unum entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors. The following summary is qualified in its entirety by reference to the complete text of the form of Registration Rights Agreement, which is filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on July 6, 2020, and is incorporated herein by reference. You should refer to the full text of the form of Registration Rights Agreement for details about the transaction and the terms and conditions of the Registration Rights Agreement, and carefully read this entire proxy statement and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information.”

Pursuant to the Registration Rights Agreement, Unum will prepare and file a resale registration statement with the SEC within 90 calendar days following the Financing Closing Date (the “Filing Deadline”). Unum will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 30 calendar days of the Filing Deadline (or within 60 calendar days if the SEC reviews the registration statement). Unum also agreed, among other things, to indemnify the Investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to Unum’s obligations under the Registration Rights Agreement.

The Financing is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Investors have acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.

The Financing has already been completed, and the approval of our stockholders was not, and is not now, required for the Financing. As discussed above, the Company is not seeking stockholder approval of, and you are not being asked to vote on, the Financing.

RISK FACTORS

You should consider the following factors in evaluating whether to approve, in accordance with Nasdaq Listing Rule 5635, the issuance of Common Stock upon conversion of the Series A Preferred Stock issued in the Merger and the Financing and the amendment to Unum’s third amended and restated certificate of incorporation to effect a reverse stock split of Common Stock. These factors should be considered in conjunction with the other information included or incorporated by reference by Unum in this proxy statement.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred net losses in every year since our inception and anticipate that we will continue to incur net losses in the future.

We are a clinical-stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses in each period since our inception in March 2014. Our net losses were $7.4 million and $10.5 million for the three months ended June 30, 2020 and 2019 and $13.5 million and $22.2 million for the six months ended June 30, 2020 and 2019. As of June 30, 2020, we had an accumulated deficit of $137.4 million. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, product candidates.

As of December 31, 2019, we had identified conditions and events that raise substantial doubt about our ability to continue as a going concern. As of December 31, 2019, management had assessed this risk in accordance with the requirements of Accounting Standards Update, or ASU, No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Accounting Standards Codification, or ASC, Subtopic 205-40), or ASC 205-40. Based on our recurring losses and cash outflows from operations, since our inception, an expectation of continuing operating losses and cash outflows from operations for the foreseeable future, and the removal of revenues generated under the Collaboration Agreement with Seattle Genetics as a result of the termination of that Agreement, we had concluded that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As of June 30, 2020, we had cash and cash equivalents of $21.3 million. We expect that our current cash and cash equivalents, including the $104.4 million we received on July 9, 2020 from the Series A Preferred Stock private placement, will be sufficient to fund our operating expenses and capital expenditure requirements beyond 2022.

There can be no assurance that the products under development by us will be approved for sale in the United States or elsewhere. Furthermore, there can be no assurance that if such products are approved, they will be successfully commercialized, which would have an adverse effect on our business prospects, financial condition and results of operation.

Even if we succeed in commercializing one or more of our product candidates, we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We may require substantial additional funding. If we fail to obtain additional financing when needed, or on attractive terms, we may be unable to complete the development and commercialization of our product candidates.

Our operations have consumed substantial amounts of cash since inception. As of June 30, 2020, we had working capital of $15.7 million and capital resources consisting of cash and cash equivalents of $21.3 million. We expect to continue to spend substantial amounts to continue the clinical and preclinical development of our product candidates, including our planned clinical trials for PLX9486. If approved, we will require significant additional amounts in order to launch and commercialize our product candidates.

Our operating plan includes our efforts to advance our clinical programs for PLX9486, for the treatment of systemic mastocytosis (SM) and Gastrointestinal Stromal Tumors (GIST); to fund the wind down of ACTR707 used in combination with rituximab for adult patients with r/r B cell non-Hodgkin lymphoma, ACTR087 used in combination with rituximab for adult patients with r/r non-Hodgkin lymphoma, in 2019, and ACTR707 used in combination with trastuzumab for patients with HER2+ cancers; and to develop product candidates in earlier stages of development, and any additional product candidates that we select, to expand headcount and internal capabilities, and for working capital and other general corporate purposes. We will need to raise additional funds to progress into clinical development any additional product candidates that we may select. Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. We may require additional capital for the further development and commercialization of our product candidates and may need to raise additional funds sooner if we choose to expand more rapidly than we presently anticipate.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives. Our license agreements may also be terminated if we are unable to meet the payment obligations under the agreements. We could be required to seek collaborators for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms unfavorable to us.

We may expend our limited resources to pursue a particular product candidate or indication, or platform technology, and fail to capitalize on product candidates or indications or platform technology that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable programs. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Risks Related to the Discovery and Development of Our Drug Candidates

Our business is highly dependent on the success of our future PLX9486 programs for the treatment of SM and GIST and any other potential product candidates that we develop.

Our business and future success depend on our ability to obtain regulatory approval of and then successfully commercialize our PLX9486 program and other product candidates that we develop. All of our product candidates are in the early stages of development and will require additional preclinical and clinical development, regulatory review and approval, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales.

Clinical trials are expensive, time-consuming, and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. We are unable to predict when or if our drug or any of our drug candidates will prove effective or safe in humans or will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, and can take many years to complete and is uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, interim or preliminary results of a clinical trial do not necessarily predict final results, and results for one indication may not be predictive of the success in additional indications. In particular, the small number of patients in our early clinical trials may make the results of these trials less predictive of the outcome of later clinical trials. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy, insufficient durability of efficacy, or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence clinical trials are never approved as products.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to obtain marketing approval or commercialize our drug or drug candidates, including:

•	regulators may not authorize us to commence or continue a clinical trial or may impose a clinical hold or may limit the conduct of a clinical trial through the imposition of a partial clinical hold;

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institutional review boards (IRBs) may not authorize us or our investigators to commence or continue a clinical trial at a prospective trial site or an IRB may not approve a protocol amendment to an ongoing clinical trial;

•	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

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clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, delay planned trials, or abandon product development programs;

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the number of patients required for clinical trials for our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate, or the duration of these clinical trials may be longer than we anticipate;

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our third-party contractors, including investigators, may fail to meet their contractual obligations to us in a timely manner, or at all, due to interruptions to their business or may fail to comply with regulatory requirements;

•	we may have to suspend, change, or terminate clinical trials for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•	our drug or drug candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators, or IRBs to suspend, change, or terminate the trials;

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unforeseen global instability, including political instability or instability from an outbreak of pandemic or contagious disease, such as COVID-19, in or around the countries in which we conduct our clinical trials or where our third-party contractors operate, could delay the commencement or rate of completion of our clinical trials;

•	the cost of clinical trials for our drug candidates may be greater than we anticipate; and

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the supply or quality of our drug or drug candidates or other materials necessary to conduct clinical trials may be insufficient or inadequate and result in delays or suspension of our clinical trials.

Our product development costs will increase if we experience delays in preclinical studies or clinical trials or in obtaining marketing approvals. We do not know whether any of our planned preclinical studies or clinical trials will begin on a timely basis or at all, will need to be restructured, or will be completed on schedule, or at all. Our ongoing trials continue to generate additional data that may be requested by the FDA. The FDA may request additional information or data and any such requests could result in clinical trial delays. Furthermore, the FDA could place a clinical hold, either another partial clinical hold or a full clinical hold, on our trials if they are not satisfied with the information we provide to them, which could result in delays for the trial. Significant preclinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our drug candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our drug candidates and may harm our business and results of operations.

We may utilize companion diagnostics in our planned clinical trials in the future in order to identify appropriate patient populations. If a satisfactory companion diagnostic is not commercially available, we may be required to create or obtain one that would be subject to regulatory approval requirements. The process of obtaining or creating such diagnostic is time consuming and costly.

Since the number of patients that we have dosed in our Phase 1 clinical trials is small, the results from such clinical trials may be less reliable than results achieved in larger clinical trials, which may hinder our efforts to obtain regulatory approval for our product candidates.

A study design that is considered appropriate for regulatory approval includes a sufficiently large sample size with appropriate statistical power, as well as proper control of bias, to allow a meaningful interpretation of the results. The preliminary results of trials with smaller sample sizes can be disproportionately influenced by the impact the treatment had on a few individuals, which limits the ability to generalize the results across a broader community, thus making the study results less reliable than studies with a larger number of patients. As a result, there may be less certainty that such product candidates would achieve a statistically significant effect in any future clinical trials. If we conduct any future clinical trials, we may not achieve a statistically significant result or the same level of statistical significance, if any, that we may have seen in prior clinical trials. Additionally, our inability to dose a sufficient number of patients in our clinical trials could result in significant delays and could require us to abandon one or more clinical trials altogether. Delays in our clinical trials may result in increased development costs for our drug candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to trial sites;

•	the design of the trial;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	our ability to obtain and maintain patient consents;

•	the perceived risks and benefits of our product candidate in the trial;

•	reporting of the preliminary results of any of our clinical trials; and

•	the risk that patients enrolled in clinical trials will drop out of the trials before the manufacturing and infusion of our product candidates or trial completion.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy and hematopoietic stem cell transplantation, rather than enroll patients in any future clinical trial. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of our ongoing and planned clinical trials, which could prevent completion or commencement of these trials and adversely affect our ability to advance the development of our product candidates.

Interim, “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available, may be interpreted differently if additional data are disclosed, and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or “top-line” data from our clinical trials, which may be based on a preliminary analysis of then-available data in a summary or “top-line” format, and the results and related findings may change as more patient data become available, may be interpreted differently if additional data are disclosed at a later time and are subject to audit and verification procedures that could result in material changes in the final data. If additional results from our clinical trials are not viewed favorably, our ability to obtain approval for and commercialize our drug candidates, our business, operating results, prospects, or financial condition may be harmed and our stock price may decrease.

We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the preliminary or top-line results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been disclosed and/or are received and fully evaluated. Such data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, preliminary and “top-line” data should be viewed with caution until the final data are available. We may also disclose interim data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular drug candidate or product, and our business in general. Additionally, our Phase 1 /2 clinical trial of PLX9486 was an open-label trial and future trials we may conduct may be open-label trials. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical studies often include those patients with the most severe symptoms, which may have improved notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge.

We may not be able to file investigational new drug applications (INDs) or IND amendments or clinical trial authorization applications (CTAs) to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA or other regulatory authorities may not permit us to proceed.

Our timing of filing INDs or CTAs on our product candidates is dependent on further research. We cannot be sure that submission of an IND or CTA will result in the FDA or other regulatory authority allowing further clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or CTA, we cannot guarantee that such regulatory authorities will not change their requirements in the future. These considerations also apply to new clinical trials we may submit as amendments to existing INDs or CTAs.

We have limited experience as a company conducting clinical trials or managing a manufacturing facility for our product candidates.

We have limited experience as a company in conducting clinical trials. In part because of this lack of experience, we cannot be certain that our ongoing clinical trials will be completed on time or if the planned clinical trials will begin or be completed on time, if at all. Large-scale trials would require significant additional financial and management resources and reliance on third-party clinical investigators, contract research organizations (CROs), or consultants. Relying on third-party clinical investigators or CROs may force us to encounter delays that are outside of our control.

In the future, we also intend to operate our own manufacturing facility, which will require significant resources, and we have limited experience as a company in expanding or managing a manufacturing facility. In part because of this lack of experience, we cannot be certain that our manufacturing facility will be completed on time, if at all, or if the planned clinical trials will begin or be completed on time, if at all. In part because of our inexperience, we may have unacceptable or inconsistent product quality success rates and yields, and we may be unable to maintain adequate quality control, quality assurance and qualified personnel. In addition, if we switch from one manufacturing facility to our own manufacturing facility for one or more of our product candidates in the future, we may need to conduct additional preclinical studies to bridge our modified product candidates to earlier versions. Failure to successfully create and operate our proposed manufacturing facility could adversely affect the commercial viability of our product candidates.

If serious adverse events or unacceptable side effects are identified during the development of our drug candidates, we may need to abandon or limit such development.

If our drug candidates are associated with serious adverse events or undesirable side effects in clinical trials or have characteristics that are unexpected, we may need to abandon their development, limit development to more narrow uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective or highlight these risks, side effects, or other characteristics in the approved product label. In pharmaceutical development, many drugs that initially show promise in early-stage testing for treating cancer may later be found to cause side effects that prevent further development of the drug. Currently marketed therapies for the treatment of cancer are generally limited to some extent by their toxicity. In addition, some of our drug candidates would be chronic therapies or be used in pediatric populations, for which safety concerns may be particularly important. Use of our drug candidates as monotherapies may also result in adverse events consistent in nature with other marketed therapies. In addition, if used in combination with other therapies in the future, our drug candidates may exacerbate adverse events associated with the therapy. If serious adverse events or unexpected side effects are identified during development, we may be required to develop a Risk Evaluation and Mitigation Strategy (REMS) to mitigate those serious safety risks, which could impose significant distribution and/or use restrictions on our products.

The current pandemic of the novel coronavirus, or COVID-19, and the future outbreak of other highly infectious or contagious diseases, could seriously harm our development efforts, increase our costs and expenses and have a material adverse effect on our business, financial condition and results of operations.

The extent to which the COVID-19 pandemic, or the future outbreak of any other highly infectious or contagious diseases, impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of such pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The rapid development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic may adversely affect our business, financial condition and results of operations, including the below:

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Our operating plan currently includes efforts to advance our PLX9846 product candidate, for the treatment of SM and GIST into further clinical development. We currently rely on third parties to, among other things, manufacture raw materials, manufacture our product candidates for our future preclinical and clinical programs and supply other goods and services to run our business. If any such third party in our supply chain for materials is adversely impacted by restrictions resulting from the

COVID-19 pandemic, including staffing shortages, production slowdowns and disruptions in delivery systems, our supply chain may be disrupted, limiting our ability to manufacture our product candidate for our preclinical program and conduct our research and development operations.

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Health regulatory agencies globally may experience disruptions in their operations as a result of the COVID-19 pandemic. The FDA and comparable foreign regulatory agencies may have slower response times or be under-resourced to continue to monitor our clinical trials and, as a result, review, inspection, and other timelines may be materially delayed. It is unknown how long these disruptions could continue, were they to occur.

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The trading prices for our common stock and other biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through sales of our common stock or such sales may be on unfavorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the COVID-19 pandemic could materially and adversely affect our business and the value of our common stock.

We may choose not to develop a potential product candidate, or we may suspend, deprioritize or terminate one or more discovery programs or preclinical or clinical product candidates or programs.

At any time and for any reason, we may determine that one or more of our discovery programs or preclinical or clinical product candidates or programs does not have sufficient potential to warrant the allocation of resources toward such program or product candidate. Accordingly, we may choose not to develop a potential product candidate or elect to suspend, deprioritize or terminate one or more of our discovery programs or preclinical or clinical product candidates or programs. If we suspend, deprioritize or terminate a program or product candidate in which we have invested significant resources, we will have expended resources on a program or product candidate that will not provide a full return on our investment and may have missed the opportunity to have allocated those resources to potentially more productive uses, including existing or future programs or product candidates. For example, we concluded enrollment in our ATTCK-20-2 study in the first half of 2019 as a result of emerging clinical data from our Phase 1 ATTCK-20-03 trial, the continuing progress in our ATTCK-20-03 trial, and our desire to efficiently manage resources for our clinical programs. In November 2019, we announced our decision to deprioritize our hematologic programs, to shift our focus to our solid tumor programs and the suspension of further dose escalation in the ATTCK-17-01 trial, pending review of next steps with our collaboration partner, Seattle Genetics. On January 16, 2020, we and Seattle Genetics announced an agreement to terminate the ATTCK-17-01 Phase 1 clinical trial and other research activities under the Collaboration Agreement. In March 2020, we announced the decision to conclude the remaining Phase 1 clinical trials, ATTCK-20-03 and ATTCK-34-01, to focus on development of BOXR1030 and the BOXR platform.

If we fail to develop additional product candidates, our commercial opportunity will be limited.

We are developing a pipeline of product candidates and intend to pursue clinical development of PLX9486 to target SM and GIST and any other product candidates. Developing, obtaining regulatory approval for and commercializing additional product candidates will require substantial additional funding beyond the net proceeds from our initial public offering (IPO) and concurrent private placement with Seattle Genetics, Inc. (Concurrent Private Placement) and issuance of shares in a private placement in 2020 and is prone to the risks of failure inherent in medical product development. We cannot provide you any assurance that we will be able to successfully advance any of these additional product candidates through the development process.

Even if we receive FDA approval to market additional product candidates for the treatment of cancer, we cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize additional product candidates, our commercial opportunity will be limited. Moreover, a failure in obtaining regulatory approval of additional product candidates may have a negative effect on the approval process of any other, or result in losing approval of any approved product candidate.

We may form or seek collaborations or strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such collaborations, alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations, or enter into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. In particular, we may seek to enter into collaborations with our PLX9486 program and other collaborations to progress the clinical development of the PLX9486 program. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy and obtain marketing approval.

Further, collaborations involving our product candidates are subject to numerous risks, which may include the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration;

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collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization of our product candidates based on clinical trial results, changes in their strategic focus due to the acquisition of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

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collaborators may cease to devote resources to the development or commercialization of our product candidates if the collaborators view our product candidates as competitive with their own products or product candidates;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates;

•	a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to their marketing and distribution;

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any such collaboration may significantly limit our share of potential future profits from the associated program and may require us to relinquish potentially valuable rights to our current product candidates, potential products, proprietary technologies, or grant licenses on terms that are not favorable to us;

•	the collaborations may not result in us achieving revenue to justify such transactions;

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collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

•	collaborators may be impacted by changes in their strategic focus or available funding, or business combinations involving them, which could cause them to divert resources away from the collaboration;

•	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation, or the course of development, might cause delays or termination of the development or commercialization of product candidates, and might result in legal proceedings, which would be time consuming, distracting, and expensive;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

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collaborations may be terminated and upon termination, could result in potential litigation and arbitration proceeding. Further, if we were to incur a loss in the arbitration proceeding, depending on the ruling, we could also be responsible for certain attorney’s fees and interest. Given the inherent uncertainty of arbitration and the nature of the potential claim or claims, it is possible that we may incur material losses; and

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collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to commercialize such intellectual property.

Even if we are successful in entering into a collaboration with respect to the development and/or commercialization of one or more product candidates, there is no guarantee that the collaboration will be successful. As a result, a collaboration may not result in the successful development or commercialization of our product candidates.

The incidence and prevalence for target patient populations of our drug candidates have not been established with precision. If the market opportunities for our drug candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue potential and ability to achieve profitability will be adversely affected.

The precise incidence and prevalence for GIST and SM are unknown. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our drug candidates, are based on estimates, which are inherently uncertain.

The total addressable market opportunity for PLX9486, and any other drug candidates we may produce will ultimately depend upon, among other things, the diagnosis criteria included in the final label for our future approved drugs for sale for these indications, acceptance by the medical community and patient access, drug pricing, and reimbursement. The number of patients in our targeted commercial markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our drug, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

The commercial success of any future approved drugs, including PLX9486, will depend upon the degree of market acceptance by physicians, patients, third-party payors, and others in the medical community.

The commercial success of PLX9486, and of any future approved drugs, will depend in part on market acceptance by physicians, patients, third-party payors, and others in the medical community. For example, current cancer treatments, such as surgery, existing targeted therapies, chemotherapy, and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. If PLX9486 and any future approved drugs do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of PLX9486 and of any current or future drug candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the availability, perceived advantages, and relative cost, safety, and efficacy of alternative and competing treatments;

•	the prevalence and severity of any side effects, adverse reactions, misuse, or any unfavorable publicity in these areas, in particular compared to alternative treatments;

•	our ability (and the ability of our licensees) to offer our products for sale at competitive prices;

•	the convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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the strength and effectiveness of our marketing, sales, and distribution strategy and efforts, including, without limitation, our own and that of our licensees and distributors, and the degree to which the approved labeling supports promotional initiatives for commercial success;

•	the existence of distribution and/or use restrictions, such as through a REMS;

•	the availability and timeliness of third-party payor coverage and adequate reimbursement;

•	the inability of patients to afford the out-of-pocket costs of their drug therapy based on their insurance coverage and/or benefit design;

•	the timing of any marketing approval in relation to other product approvals;

•	support from patient advocacy groups;

•	the labeling of our products, including any significant use or distribution restrictions or safety warnings; and

•	any restrictions on the use of our products together with other medications.

Even if a potential drug displays a favorable efficacy and safety profile in preclinical and clinical studies, market acceptance of the drug will not be known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of our drug may require significant resources and may never be successful. Our efforts to educate the marketplace may require more resources than are required by the therapies marketed by our competitors. Any of these factors may cause PLX9486, or any future approved drugs, to be unsuccessful or less successful than anticipated.

We currently have no marketing and sales organization and have no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if approved, we may not be able to generate product revenue.

We currently have no sales, marketing or distribution capabilities and have no experience in marketing products. We intend to develop an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products, if approved. However, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates.

A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

We plan to seek regulatory approval of our product candidates outside of the United States and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

•	differing regulatory requirements in foreign countries;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

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challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

The development and commercialization of new pharmaceutical and biotechnology products is highly competitive. We face competition with respect to our current clinical-stage drug candidates and will face competition with respect to any drug candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing our drug candidates. Some of these competitive products and therapies are based on scientific approaches that are similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

Specifically, there are a large number of pharmaceutical and biotechnology companies developing or marketing treatments for cancer that would be competitive with PLX9486 and the drug candidates we are developing, if such drug candidates are approved. Many of these companies are developing cancer therapeutics that are also kinase inhibitors. Specifically, there are a number of large pharmaceutical companies and biotechnology companies marketing small molecule drugs or biologic drugs for the treatment of GIST, including Blueprint Medicines Corporation (BPMC), Novartis AG (Novartis), Pfizer, Inc. (Pfizer), and Bayer AG. We are also aware of pharmaceutical and biotechnology companies developing drugs for the treatment of GIST and/or SM including AB Sciences S.A., ARIAD Pharmaceuticals, Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited, Arog Pharmaceuticals, Inc., AstraZeneca plc, BPMC, Chia Tai Tianqing Pharmaceutical Group CO., LTD, Celldex Therapeutics, Inc., Daiichi Sankyo Company, Limited, Deciphera

Pharmaceuticals, LLC, Exelixis, Inc., Immunicum AB, Jiangsu HengRui, Inc., Ningbo Tai Kang Medical Technology Co. Ltd., Novartis, Taiho Pharmaceutical Co. Ltd, and Xencor, Inc. Some of these competitors are further along in their clinical development programs than we are in ours.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are approved for broader indications or patient populations, are approved for specific sub-populations, are more convenient or are less expensive than PLX9486 or any other products that we may develop. Our competitors also may obtain FDA or other marketing approval for their products more rapidly than any approval we may obtain for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals, and marketing and selling approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management, and sales and marketing personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our product candidates or products that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	the inability to commercialize any product candidate; and

•	a decline in our share price.

Failure to obtain or retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Although we have clinical trial insurance, our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Risks Related to Our Reliance on Third Parties

We currently rely and for the foreseeable future will continue to rely on third parties to conduct our clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We depend and will depend upon independent investigators and collaborators, such as medical institutions, CROs, commercial manufacturing organizations (CMOs) and strategic partners to conduct our preclinical studies and clinical trials under agreements with us. We expect to have to negotiate budgets and contracts with CROs, trial sites and CMOs which may result in delays to our development timelines and increased costs. We will rely heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. As a result, we have less direct control over the conduct, timing and completion of these clinical trials and the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with good clinical practices (GCPs), which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP regulations. In addition, our clinical trials must be conducted under current good manufacturing practices (cGMP) regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials are not and will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing, clinical and nonclinical product candidates. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding third parties to conduct our clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

We contract with third parties for the manufacture of our drug candidates for preclinical development and clinical trials. This reliance on third parties increases the risk that we will not have sufficient quantities of our drug candidates or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently own or operate, nor do we have any plans to establish in the future, any manufacturing facilities or personnel. We rely, and expect to continue to rely, on third parties for the manufacture of our drug candidates for preclinical development and clinical testing, as well as for the commercial manufacture of our current and future drugs. This reliance on third parties increases the risk that we will not have sufficient quantities of our drug candidates or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

The facilities used by our contract manufacturers to manufacture our drug candidates must be approved by the FDA pursuant to inspections that will be conducted after we submit our marketing applications to the FDA. We do not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs in connection with the manufacture of our drug candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our drug candidates or is unable to conduct inspections necessary to approve these facilities due to delays or disruptions caused by the COVID-19 pandemic, or if the FDA or a comparable regulatory authority withdraws any such approval in the future, we may be delayed in obtaining approval of these facilities for the manufacture of our drug candidates or need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our drug candidates, if approved. Further, our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of drug candidates or drugs, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our drug candidates.

In response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities and products while local, national and international conditions warrant. On March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities and provided guidance regarding the conduct of clinical trials which the FDA continues to update. As of June 23, 2020, the FDA noted it was conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, the FDA may not be able to maintain this pace and delays or setbacks are possible in the future. Beginning the week of July 20, 2020, FDA began to work toward resuming prioritized domestic inspections, and as described in an FDA statement on July 10, 2020, the FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

We do not have long-term supply agreements with all of our contract manufacturers, and purchase our required drug supply, including the API, drug product and drug substance used in our drug candidates, on a purchase order basis with certain contract manufacturers. In addition, we may be unable to establish or maintain any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish and maintain agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	if the third party ceased its operations for any reason;

•	our relative importance as a customer to the third party and whether the third party subordinates our needs to its other customers;

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

For our other potential products, if we are not able to negotiate commercial supply terms with any such third-party manufacturers, we may be unable to commercialize our products if they were to be approved, and our business and financial condition would be materially harmed. If we are forced to accept unfavorable terms for our relationships with any such third-party manufacturer, our business and financial condition would be materially harmed.

Third-party manufacturers may not be able to comply with the FDA’s cGMP regulations or similar regulatory requirements outside of the U.S. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or voluntary recalls of drug candidates or products, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. Third-party manufacturers’ failure to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, also could result in patient injury or death, product shortages, delays or failures in product testing or delivery, cost overruns, or other problems that could seriously harm our business. Third-party manufacturers often encounter difficulties involving production yields, quality control, and quality assurance, as well as shortages of qualified personnel.

Our drug candidates may compete with other drug candidates for access to manufacturing facilities. As a result, we may not obtain access to these facilities on a priority basis or at all. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Our current and anticipated future dependence upon others for the manufacture of our drug candidates could result in significant delays or gaps in availability of such drugs or drug candidates and may adversely affect our future profit margins and our ability to commercialize any drugs that receive marketing approval on a timely and competitive basis.

The third parties upon whom we rely for the supply of the API, drug substance and drug product used in PLX9486 are our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

The API, drug substance and drug product used in PLX9486 are currently supplied to us from single-source suppliers. Our ability to successfully develop our drug candidates, supply our drug candidates for clinical trials and to ultimately supply our commercial drugs in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API, drug substance and drug product for these drugs in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. We will need to enter into arrangements to establish redundant or second-source supply of some of the API, drug product or drug substance. If any of our suppliers ceases its operations for any reason or is unable or unwilling to supply API, drug product or drug substance in sufficient quantities or on the timelines necessary to meet our needs, including as a result of the COVID-19 pandemic, it could significantly and adversely affect our business, the supply of our current or future drug candidates or any future approved drugs and our financial condition.

For PLX9486 and any other product candidates, we intend to identify and qualify additional manufacturers to provide such API, drug substance and drug product prior to submission of a New Drug Application (NDA) to the FDA and/or a Marketing Authorization Application (MAA) to the EMA. We are not certain, however, that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.

Establishing additional or replacement suppliers for the API, drug substance and drug product used in our drug candidates or any future approved drugs, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory approval, which could result in further delay. While we seek to maintain adequate inventory of the API, drug substance and drug product used in our current or future drug candidates and any future approved drugs, any interruption or delay in the supply of components or materials, or our inability to obtain such API, drug substance and drug product from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

If our third-party manufacturers use hazardous materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, by our third-party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Risks Related to Our Intellectual Property

We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

We are dependent on patents, know-how and proprietary technology, both our own and licensed from others. Aspects of the ACTR technology are subject to a license from St. Jude Children’s Research Hospital (St. Jude’s) and the National University of Singapore (NUS). PLX9486 and other molecules are subject to a license from Plexxikon, Inc.

We are currently, and expect in the future to be, party to material license or collaboration agreements. These agreements typically impose numerous obligations, such as diligence and payment obligations. Any termination of these licenses could result in the loss of significant rights and could harm our ability to commercialize our product candidates. These licenses do and future licenses may include provisions that impose obligations and restrictions on us. For example, our license agreement with St. Jude’s and NUS imposes some limitations on our ability to assign the license to a party other than an affiliate. This could delay or otherwise negatively impact a transaction that we may wish to enter into.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We are generally also subject to all of the same risks with respect to protection of intellectual property that we license, as we are for intellectual property that we own, which are described below. If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize products could suffer.

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, confidentiality agreements, trade secret protection and license agreements to protect the intellectual property related to our technologies. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

Currently, we have patents issued from our in-licensed portfolio in AU, EP (validated in DE, FR, and GB), JP, US, SG, and ZA. Except for a ZA patent, no other patents have issued from the patent applications that we own or in-license. We anticipate additional patent applications will be filed both in the United States and in other countries, as appropriate. However, we cannot predict:

•	if and when patents will issue;

•	the degree and range of protection any issued patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	whether any of our intellectual property will provide any competitive advantage;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate or defend litigation or administrative proceedings which may be costly whether we win or lose.

Composition of matter patents for biological and pharmaceutical products, such as ACTR-based product candidates, are generally considered to be the strongest form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. We have obtained issuances of composition of matter claims in one European patent from the licensed-in portfolio. We, however, cannot be certain that the claims in our pending patent applications covering composition of matter of our product candidates will be considered patentable by the United States Patent and Trademark Office (USPTO), or by patent offices in foreign countries, or that the claims in any of our issued patents will be considered patentable by courts in the United States or foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may induce or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications we hold with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product candidates. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third-party or instituted by the USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. Various post grant review proceedings, such as inter partes review and post grant review, are available for any interested third party to challenge the patentability of claims issued in patents to us. While these post grant review proceedings have been used less frequently to invalidate biotech patents, they have been successful regarding other technologies, and these relatively new procedures are still changing, and those changes might affect future results.

In addition to the protection afforded by patents, we seek to rely on trade secret protection, confidentiality agreements, and license agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. Although we require all of our employees to assign their inventions to us, and require all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our product discovery and development efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, reexamination, and post grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others.

Third parties may assert that we are employing their proprietary technology without authorization. Generally, conducting clinical trials and other development activities in the United States is not considered an act of infringement. If and when PLX9486 or another product candidate is approved by the FDA, a third party may then seek to enforce its patent by filing a patent infringement lawsuit against us. While we do not believe that any claims that could otherwise materially adversely affect commercialization of our product candidates, if approved, are valid and enforceable, we may be incorrect in this belief, or we may not be able to prove it in a litigation. In this regard, patents issued in the U.S. by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof. There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our product candidates, constructs or molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

Presently we have rights to certain intellectual property, through licenses from third parties and under patent applications that we own or will own, related to ACTR087, ACTR707, and PLX9486 constructs, and certain other product candidates. Because additional product candidates may require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, while we have patent rights or are pursuing patent rights directed to certain ACTR constructs and PLX9486 we may not be able to obtain intellectual property to broad ACTR constructs and PLX9486 in certain jurisdictions.

Our product candidates may also require specific formulations to work effectively and efficiently and these rights may be held by others. Similarly, efficient production or delivery of our product candidates may also require specific compositions or methods, and the rights to these may be owned by third parties. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. Moreover, the specific antibodies that will be used with our product candidates may be covered by the intellectual property rights of others.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Post-grant proceedings, including interference proceedings, provoked by third parties or brought by the USPTO may be necessary to determine the validity or priority of inventions with respect to our patents or those of our licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or post-grant proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If we or one of our licensing partners initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter parties review, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States continues to adapt to wide-ranging patent reform legislation that became effective starting in 2012. Moreover, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Changes in the laws and regulations governing patents in other jurisdictions could similarly have an adverse effect on our ability to obtain and effectively enforce our patent rights.

We have less robust foreign intellectual property rights and may not be able to protect our intellectual property rights throughout the world.

Certain of our key patent families (covering the ACTR087 construct) have been filed in the United States, as well as in numerous jurisdictions outside the United States, and we are pursuing subgeneric claims prior to expiration of applicable deadlines (including a patent family covering the ACTR707 construct). We also plan to pursue claims covering the PLX9486 product in the United States and in jurisdictions outside the United States. However, we have less robust intellectual property rights outside the United States, and, in particular, we may not be able to pursue generic coverage of the ACTR platform outside of the United States. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Most of our patent portfolio is at the very early stage. We will need to decide whether and in which jurisdictions to pursue protection for the various inventions in our portfolio prior to applicable deadlines.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We generally enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, those agreements may not be honored and may not effectively assign intellectual property rights to us. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights. Disputes regarding ownership or inventorship of intellectual property can also arise in other contexts, such as collaborations and sponsored research. If we are subject to a dispute challenging our rights in or to patents or other intellectual property, such a dispute could be expensive and time consuming. If we were unsuccessful, we could lose valuable rights in intellectual property that we regard as our own.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers or our consultants’ or contractors’ current or former clients or customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If we are not successful, we could lose access or exclusive access to valuable intellectual property.

Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•	pending patent applications that we own or license may not lead to issued patents;

•	patents, should they issue, that we own or license, may not provide us with any competitive advantages, or may be challenged and held invalid or unenforceable;

•

others may be able to develop and/or practice technology that is similar to our technology or aspects of our technology but that is not covered by the claims of any of our owned or in-licensed patents, should any such patents issue;

•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•	we (or our licensors) might not have been the first to make the inventions covered by a pending patent application that we own or license;

•	we (or our licensors) might not have been the first to file patent applications covering a particular invention;

•	others may independently develop similar or alternative technologies without infringing our intellectual property rights;

•	we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

•

third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•	we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•	we may not develop or in-license additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business and results of operation.

Risks Related to Regulatory Approval of Our Drug Candidates and Other Legal Compliance Matters

The FDA regulatory approval process is lengthy and time-consuming, and we may experience significant delays in the clinical development and regulatory approval of our product candidates.

We currently have one drug candidates in clinical development and their risk of failure is high. We are unable to predict when or if any of our drug candidates will prove effective or safe in humans or will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, and can take many years to complete and is uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim or preliminary results of a clinical trial do not necessarily predict final results. In particular, the small number of patients in our early clinical trials may make the results of these trials less predictive of the outcome of later clinical trials. In addition, although we observed encouraging preliminary efficacy results including disease control rates, objective response rates (best response), and progression free survival in our Phase 1 trial of PLX9486, the primary objectives were to determine the safety, tolerability, and maximum tolerated dose of PLX9486 and to determine a recommended Phase 2 dose and not to demonstrate efficacy. The assessments of efficacy from the Phase 1 clinical trial of PLX9486 were not designed to demonstrate statistical significance and may not be predictive of the results of further clinical trials of PLX9486. These factors also apply to any future Phase 1 and Phase 1b/2 trials for other future drug candidates. We did not observe a maximum tolerated dose in the dose escalation stage of our Phase 1 trial of PLX9486.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to obtain marketing approval or commercialize our drug candidates, including:

•	regulators may not authorize us to commence or continue a clinical trial or may impose a clinical hold or may limit the conduct of a clinical trial through the imposition of a partial clinical hold;

•

institutional review boards (IRBs), may not authorize us or our investigators to commence or continue a clinical trial at a prospective trial site or an IRB may not approve a protocol amendment to an ongoing clinical trial;

•	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•

clinical trials for our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, delay planned trials, or abandon product development programs;

•

the number of patients required for clinical trials for our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate, or the duration of these clinical trials may be longer than we anticipate;

•	our third-party contractors, including investigators, may fail to meet their contractual obligations to us in a timely manner, or at all, or may fail to comply with regulatory requirements;

•	we may have to suspend, change, or terminate clinical trials for our drug candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•	our drug candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators, or IRBs to suspend, change, or terminate the trials;

•

unforeseen global instability, including political instability or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus, in or around the countries in which we conduct our clinical trials, could delay the commencement or rate of completion of our clinical trials, or those expected to be conducted in China under our collaboration with Zai;

•	the cost of clinical trials for our drug candidates may be greater than we anticipate; and

•

the supply or quality of our drug candidates or other materials necessary to conduct clinical trials for our drug candidates may be insufficient or inadequate and result in delays or suspension of our clinical trials.

While PLX9486 is highly potent and selective KIT D816V inhibitor that is being developed to treat systemic mastocytosis and Gastrointestinal Solid Tumor patients, we may find that patients treated with PLX9486 have or develop mutations that confer resistance to treatment. If patients have or develop resistance to treatment with our drug candidates, we may be unable to successfully complete our clinical trials, and may not be able to obtain regulatory approval of, and commercialize, our drug candidates.

Our product development costs will increase if we experience delays in preclinical studies or clinical trials or in obtaining marketing approvals. We do not know whether any of our planned preclinical studies or clinical trials will begin on a timely basis or at all, will need to be restructured, or will be completed on schedule, or at all. We expect presenting additional data from our future clinical trials that may be requested by the FDA. The FDA may request additional information or data and any such requests could result in clinical trial delays. Furthermore, the FDA could place a clinical hold, either another partial clinical hold or a full clinical hold, on our PLX9486 trials if they are not satisfied with the information we provide to them, which could result in delays for the trial. Significant preclinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our drug candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our drug candidates and may harm our business and results of operations.

We may utilize companion diagnostics in our planned clinical trials in the future in order to identify appropriate patient populations for our drug candidates. If a satisfactory companion diagnostic is not commercially available, we may be required to create or obtain one that would be subject to regulatory approval requirements. The process of obtaining or creating such diagnostic is time consuming and costly.

The FDA may disagree with our regulatory plan and we may fail to obtain regulatory approval of our product candidates.

We plan to advance our lead product candidate, PLX9486, into clinical trials in the future. If we believe the Phase 1 data are compelling, we plan to advance that product candidate in further clinical development for the treatment of GIST patients, we are pursuing development of the compound in patients living with advanced systemic mastocytosis (ASM) and indolent systemic mastocytosis (ISM) to discuss with the FDA the potential to move to a registration trial upon completion of the future clinical trials of that product candidate. However, the general approach for FDA approval of a drug is dispositive data from two adequate and well-controlled, Phase 3 clinical trials of the drug in the relevant patient population. Phase 3 clinical trials typically involve hundreds of patients, have significant costs and take years to complete. The FDA may not believe our accelerated approval strategy to move directly to a registration trial upon completion of the current or future Phase 1 clinical trials is warranted and may require a Phase 3 clinical trial or trials prior to approval. Our clinical trial results may also not support approval. In addition, our product candidates could fail to receive regulatory approval for many reasons, including the following:

•

the FDA or comparable foreign regulatory authorities may disagree with the number, design, or implementation of our clinical trials, including whether we have identified an appropriate surrogate marker or intermediate clinical endpoint to support an accelerated approval pathway;

•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidates are safe and effective for any of their proposed indications;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that our product candidates’ clinical and other benefits outweigh their safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of our product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•

the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Any of these factors, many of which are beyond our control, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if we receive regulatory approval of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a risk evaluation and mitigation strategy in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of our product candidates, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

•	product seizure or detention, or refusal to permit the import or export of our product candidates; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Accelerated approval by the FDA, even if granted for PLX9486 or any other future product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

We plan to seek approval of PLX9486, and may seek approval of future product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. These confirmatory trials must be completed with due diligence. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Even if we do receive accelerated approval, we may not experience a faster development or regulatory review or approval process, and receiving accelerated approval does not provide assurance of ultimate full FDA approval.

If we are unable to successfully develop companion diagnostic tests for our drug candidates that require such tests, or experience significant delays in doing so, we may not realize the full commercial potential of these drug candidates.

We may develop, either by ourselves or with collaborators, in vitro companion diagnostic tests for our drug candidates for certain indications. To be successful, we or our collaborators will need to address a number of scientific, technical, regulatory, and logistical challenges. The FDA regulates in vitro companion diagnostics as medical devices that will likely be subject to clinical trials in conjunction with the clinical trials for our drug candidates, and which will require regulatory clearance or approval prior to commercialization. We may rely on third parties for the design, development, and manufacture of companion diagnostic tests for our therapeutic drug candidates that require such tests. If these parties are unable to successfully develop companion diagnostics for these therapeutic drug candidates, or experience delays in doing so, the development of these therapeutic drug candidates may be adversely affected, these therapeutic drug candidates may not obtain marketing approval, and we may not realize the full commercial potential of any of these therapeutics that obtain marketing approval. As a result, our business, results of operations, and financial condition could be materially harmed.

The failure to obtain required regulatory clearances or approvals for any companion diagnostic tests that we may pursue may prevent or delay approval of any of our drug candidates. Moreover, the commercial success of any of our drug candidates that require a companion diagnostic will be tied to the receipt of any required regulatory clearances or approvals and the continued availability of such tests.

In connection with the clinical development of our drug candidates for certain indications, we may work with collaborators to develop or obtain access to in vitro companion diagnostic tests to identify appropriate patients for our drug candidates. We may rely on third parties for the development, testing, and manufacturing of these companion diagnostics, the application for and receipt of any required regulatory clearances or approvals, and the commercial supply of these companion diagnostics. Our third-party collaborators may fail to obtain the required regulatory clearances or approvals, which could prevent or delay approval of our drug candidates. In addition, the commercial success of any of our drug candidates that require a companion diagnostic will be tied to and dependent upon the receipt of required regulatory clearances or approvals and the continued ability of such third parties to make the companion diagnostic commercially available on reasonable terms in the relevant geographies.

Coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates, if approved, profitably.

In both domestic and foreign markets, successful sales of our product candidates, if approved, will depend on the availability of adequate coverage and reimbursement from third-party payors. In addition, because our product candidates represent new approaches to the treatment of cancer, we cannot accurately estimate the potential revenue from our product candidates.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our product candidates.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

We intend to seek approval to market our product candidates in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the European Union, the pricing of a newly approved drug is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for our product candidates and may be affected by existing and future healthcare reform measures.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act was enacted. The Affordable Care Act, or ACA, and its implementing regulations, among other things, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs under the Medicaid Drug Rebate Program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Various portions of the ACA are currently undergoing legal and constitutional challenges in the Fifth Circuit Court and the United States Supreme Court; the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices; and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what affect further changes to the ACA would have on our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. These reductions will remain in effect through 2030 unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, these Medicare sequester reductions will be suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the ATRA), which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare payment reductions went into effect. The ATRA also, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, and may adversely affect our business model.

Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition.

There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, at the federal level, the U.S. government’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the U.S. government sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the Trump administration previously released a ‘‘Blueprint’’ to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services, or HHS, has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option to use step therapy for Part B drugs beginning January 1, 2019. On July 24, 2020, President Trump signed four Executive Orders aimed at lowering drug prices. The Executive Orders direct the Secretary of Health and Human Services to: eliminate protection under an Anti-Kickback Statute safe harbor for certain retrospective price reductions provided by drug manufacturers to sponsors of Medicare Part D plans or pharmacy benefit managers that are not applied at the point-of-sale; allow the importation of certain drugs from other countries through individual waivers, permitting the re-importation of insulin products, and prioritizing finalization of the proposed rule to permit the importation of drugs from Canada; depending on whether pharmaceutical manufacturers agree to other measures, ensure that payment by the Medicare program for certain Medicare Part B drugs is not higher than the payment by other comparable countries; and allow certain low-income individuals receiving insulin and epinephrine purchased by a Federally Qualified Health Center (FQHC) as part of the 340B drug program to purchase those drugs at the discounted price paid by the FQHC. Because the power to enact policy through Executive Order is limited, these Executive Orders direct HHS to engage the standard rulemaking process. It is not clear when regulators will begin this process and how quickly they will move once they do.

Further, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the

FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future, including repeal, replacement or significant revisions to the Affordable Care Act. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our product candidates, if we obtain regulatory approval;

•	our ability to set a price that we believe is fair for our products;

•	our ability to obtain coverage and reimbursement approval for a product;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to: comply with the regulations of the FDA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws and regulations will increase significantly, and our costs associated with compliance with such laws and regulations are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering, paying, or providing any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers, among others, on the other. A person or entity can be found guilty of violating the federal Anti-Kickback Statute without actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act or federal civil money penalties statute;

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federal civil and criminal false claims laws, including the federal civil False Claims Act, and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented; claims for payment or approval from Medicare, Medicaid, or other third-party payors that are false, fictitious or fraudulent claim or obligation to pay or transmit money or property to the federal government; knowingly making or causing a false statement or record to improperly avoid, decrease or conceal an obligation to pay money to the federal government; a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the federal civil False Claims Act. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The False Claims Act also permits a private individual acting as a “whistleblower” to bring qui tam actions on behalf of the federal government alleging violations of the False Claims Act and to share in any monetary recovery;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH), and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal Physician Payment Sunshine Act, created under the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010, collectively, the Affordable Care Act, and its implementing regulations, which require manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services (HHS) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioner;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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Analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers or patients. State laws that may require pharmaceutical companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources. State and local laws may also require the licensure of sales representatives, and require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information.

In 2016, the European Union adopted a new regulation governing the collection, use, storage, disclosure, transfer or processing of personal data, including personal health data practices and privacy called the General Data Protection Regulation (European Union) 2016/679, or GDPR, which became effective on May 25, 2018. The GDPR applies to any company established in the European Economic Area, or EEA (being the European Union plus Norway, Iceland and Liechtenstein) as well as to those outside the EEA if they collect and use personal data in connection with the offering of goods or services to individuals in the European Union or the monitoring of their behavior. The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, expanded disclosures about how personal information is to be used, limitations on retention of information, implementing safeguards to protect the security and confidentiality of personal data, mandatory data breach notification requirements, taking certain measures when engaging third-party processors and onerous new obligations on services providers. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR. Non-compliance with the GDPR may result in monetary penalties of up to €20.0 million or 4% of annual worldwide revenue, whichever is higher.

We face potential liability related to the privacy of health information we obtain from clinical trials sponsored by us.

Most healthcare providers, including research institutions from which we obtain patient health information, are subject to privacy and security regulations promulgated under HIPAA, as amended by the HITECH. We are not currently classified as a covered entity or business associate under HIPAA and thus are not directly subject to its requirements or penalties. However, any person may be prosecuted under HIPAA’s criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information. In addition, we may maintain sensitive personally identifiable information, including health information, that we receive throughout the clinical trial process, in the course of our research collaborations, and directly from individuals (or their healthcare providers) who enroll in our patient assistance programs. As such, we may be subject to state laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA.

The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR may increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. Further, the United Kingdom’s decision to leave the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated now that the United Kingdom has left the EU.

Furthermore, certain health privacy laws, data breach notification laws, consumer protection laws and genetic testing laws may apply directly to our operations and/or those of our collaborators and may impose restrictions on our collection, use and dissemination of individuals’ health information. Patients about whom we or our collaborators obtain health information, as well as the providers who share this information with us, may have statutory or contractual rights that limit our ability to use and disclose the information. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time- consuming to defend and could result in adverse publicity that could harm our business.

If we or third-party CMOs, CROs or other contractors or consultants fail to comply with applicable federal, state or local regulatory requirements, we could be subject to a range of regulatory actions that could affect our or our contractors’ ability to develop and commercialize our therapeutic candidates and could harm or prevent sales of any affected therapeutics that we are able to commercialize, or could substantially increase the costs and expenses of developing, commercializing and marketing our therapeutics. Any threatened or actual government enforcement action could also generate adverse publicity and require that we devote substantial resources that could otherwise be used in other aspects of our business. Increasing use of social media could give rise to liability, breaches of data security or reputational damage.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply regardless of the payor.

Upon the closing of the IPO, we adopted a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.

Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, imprisonment, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Changes in tax law could adversely affect our business and financial condition.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect Unum and its stockholders. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, the Tax Cuts and Jobs Act (referred to as the “TCJA”) was enacted in 2017 and significantly reformed the Code. The TCJA, among other things, contained significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, a limitation of the tax deduction for net interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses to 80% of current year taxable income and an elimination of net operating loss carrybacks (though any net operating losses generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely), and the modification or repeal of many business deductions and credits.

Additionally, on March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act, which, among other things, suspends the 80% limitation on the deduction for net operating losses in taxable years beginning before January 1, 2021, permits a 5-year carryback of net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted taxable income for taxable years beginning in 2019 and 2020.

It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in the combined company’s or the combined company’s stockholders’ tax liability or require changes in the manner in which the combined company operates in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

Our ability to use net operating losses and research and development credits to offset future taxable income may be subject to certain limitations.

In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses or tax credits, or NOLs or credits, to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. We have not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception (including as a result of the Merger), utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of Unum’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. In addition, our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits.

We face risks arising from the results of the public referendum held in United Kingdom and its membership in the European Union.

The ongoing developments following from the United Kingdom’s public referendum vote to exit from the European Union could cause disruptions to and create uncertainty surrounding our business, including affecting our relationships with existing and potential suppliers, manufacturers, and other third parties. Negotiations have commenced to determine the terms of the United Kingdom’s future relationship with the European Union, including the terms of trade between the United Kingdom and the European Union. On January 31, 2020, the United Kingdom formally withdrew from the European Union. A “transition period” will be in effect until the end of December 2020. During this period, most European Union laws will continue to apply. The effects of Brexit will depend upon any agreements the United Kingdom makes to retain access to European Union markets either during this transitional period or more permanently. The measures could potentially have corporate structural consequences, adversely change tax benefits or liabilities in these or other jurisdictions and could disrupt some of the markets and jurisdictions in which we operate. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. In addition, the announcement of Brexit has caused significant volatility in global stock markets and currency exchange rate fluctuations, including the strengthening of the USD against some foreign currencies, and the Brexit negotiations may continue to cause significant volatility. The progress and outcomes of Brexit negotiations also may create global economic uncertainty. Any of these effects of Brexit, among others, could materially adversely affect the business, business opportunities, and financial condition of our company.

Risks Related to Employee Matters and Managing Growth

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. Our inability or failure to successfully attract and retain qualified personnel, particularly at the management level, could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers could be detrimental if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the pharmaceutical field is intense and we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

We are highly dependent on our management, scientific and medical personnel, including our Chief Executive Officer and President, our Chief Financial Officer, and our Chief Medical Officer. The loss of the services of any of our executive officers, other key employees and other scientific and medical advisors, and an inability to find suitable replacements could result in delays in product development and harm our business.

We conduct our operations at our facility in Cambridge, Massachusetts. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We maintain a “key man” insurance policy on the life of our Chief Executive Officer and President, but do not maintain “key man” insurance on the lives of our other management personnel or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

We will need to develop and expand our company, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

We expect to continue to increase our number of employees and expand the scope of our operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Physical expansion of our operations in the future may lead to significant costs, including capital expenditures, and may divert financial resources from other projects, such as the development of our drug candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our drug candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

Our internal computer systems, or those used by our third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of the development programs of our product candidates.

Despite the implementation of security measures, our internal computer systems and those of our current and future CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

Interruptions in the availability of server systems or communications with Internet or cloud-based services, or failure to maintain the security, confidentiality, accessibility or integrity of data stored on such systems, could harm our business.

We rely upon a variety of Internet service providers, third-party hosting facilities and cloud computing platform providers to support our business. Failure to maintain the security, confidentiality, accessibility or integrity of data stored on such systems could damage our reputation in the market, cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs, subject us to liability for damages and/or fines and divert our resources from other tasks, any one of which could materially adversely affect our business, financial condition, results of operations and prospects. Any damage to, or failure of, such systems, or communications to and between such systems, could result in interruptions in our operations. If our security measures or those of our third-party data center hosting facilities, cloud computing platform providers, or third-party service partners, are breached, and unauthorized access is obtained to our data or our information technology systems, we may incur significant legal and financial exposure and liabilities.

We do not have control over the operations of the facilities of our cloud service providers and our third party providers may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. In addition, any changes in our cloud service providers’ service levels may adversely affect our ability to meet our requirements and operate our business.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our CROs, CMOs, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce and process our product candidates on a patient-by-patient basis. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

We have broad discretion in the use of working capital and may not use it effectively.

Our management will have broad discretion in the application of working capital, and stockholders do not have the opportunity to assess whether working capital is being used appropriately. Because of the number and variability of factors that will determine our use of our working capital, its ultimate use may vary substantially from its currently intended use. Management might not apply working capital in ways that ultimately increase stockholder value. Failure by us to apply working capital effectively could harm our business. Pending its use, we may invest our working capital in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. In addition, the fair value of such investments is subject to change as a result of potential market fluctuations, including resulting from the impact of the COVID-19 pandemic. If we do not invest or apply our working capital in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to Ownership of our Common Stock

An active trading market for our common stock may not be sustained.

Our common stock began trading on the Nasdaq Global Select Market on March 29, 2018. Given the limited trading history of our common stock, there is a risk that an active trading market for our shares may not be sustained, which could put downward pressure on the market price of our common stock and thereby affect the ability of our stockholders to sell their shares at attractive prices, at the times that they would like to sell them, or at all.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to continue to be highly volatile. Market prices for our common stock could be subject to wide fluctuations in response to various factors, including:

•	the commencement, enrollment, or results of the clinical trials of our product candidates or any future clinical trials we may conduct, or changes in the development status of our product candidates;

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any delay in our regulatory filings for our product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	adverse results or delays in clinical trials;

•	our decision to initiate a clinical trial, not to initiate a clinical trial, or to terminate an existing clinical trial;

•	adverse regulatory decisions, including failure to receive regulatory approval of our product candidates;

•	changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;

•	adverse developments concerning our manufacturers;

•	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

•	our inability to establish collaborations if needed;

•	our failure to commercialize our product candidates;

•	additions or departures of key scientific or management personnel;

•	unanticipated serious safety concerns related to the use of our product candidates;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

•	our ability to effectively manage our growth;

•	the size and growth of our initial cancer target markets;

•	our ability to successfully treat additional types of cancers or at different stages;

•	actual or anticipated variations in quarterly operating results;

•	our cash position;

•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•	publication of research reports about us or our industry, or immunotherapy in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of our common stock by us or our stockholders in the future;

•	trading volume of our common stock;

•	changes in accounting practices;

•	ineffectiveness of our internal controls;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	significant lawsuits, including patent or stockholder litigation;

•	general political and economic conditions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and The Nasdaq Global Select Market and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock does not exceed your purchase price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results, or financial condition.

On December 31, 2019, we received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (Nasdaq) notifying us that, for the last 30 consecutive business days, our common stock had not maintained a minimum closing bid price of $1.00 per share (or the Minimum Bid Price Requirement) pursuant to Nasdaq Listing Rule 5450(a)(1). The Nasdaq letter did not result in the immediate delisting of our common stock from The Nasdaq Global Select Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had an initial period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement, which was tolled as of April 16, 2020 and restarted on July 1, 2020. We had until September 11, 2020 to regain compliance with the Minimum Bid Price Requirement. On July 20, 2020, we received notification from the Nasdaq that we had regained compliance with the Minimum Bid Price Requirement.

We do not intend to pay dividends on our common stock, so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the terms of any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant influence over matters subject to stockholder approval.

Our executive officers, directors, and 5% stockholders beneficially owned over 50% of our outstanding common stock as of September 10, 2020. These stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (JOBS Act) enacted in April 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (Sarbanes-Oxley Act), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to “opt out” of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance, or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including “emerging growth companies” such as, but not limited to, potentially not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a smaller reporting company is determined on an annual basis. We cannot predict if investors will find our common stock less attractive or our company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We incur significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting, and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which requires, among other things, that we file with the Securities and Exchange Commission (the SEC), annual, quarterly, and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and The Nasdaq Global Select Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the date of our IPO. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after other legal restrictions on resale entered into during our IPO, and the Financing and the Merger lapse, the trading price of our common stock could decline.

In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our 2018 Stock Option and Incentive Plan (2018 Plan) will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules and Rule 144 and Rule 701 under the Securities Act of 1933, as amended (the Securities Act). If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

The holders of 3,267,483 shares of our common stock as of September 10, 2020, are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our 2018 Plan, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities, and costs associated with operating as a public company. To raise capital, we may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of our common stock.

Pursuant to the 2018 Plan, our management is authorized to grant stock options to our employees, directors, and consultants. The number of shares initially reserved for issuance under the 2018 Plan is 2,547,558 plus the

1,030,234 shares of common stock remaining available for issuance under the 2015 Stock Incentive Plan (2015 Plan). Additionally, the shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, repurchased or are otherwise terminated by us under the 2018 Plan or the 2015 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. As of September 10, 2020, 2,009,911 shares remained available for future issuance under the 2018 Plan. The number of shares of our common stock reserved for issuance under the 2018 Plan shall be cumulatively increased on January 1, 2019 and each January 1 thereafter by 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year or a lesser number of shares determined by our board of directors. Unless our board of directors elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution, which could cause our stock price to fall.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control, which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•	a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

•

a requirement that special meetings of stockholders be called only by the chairperson of the board of directors, the chief executive officer, or by a majority of the total number of authorized directors;

•	advance notice requirements for stockholder proposals and nominations for election to our board of directors;

•

a requirement that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares of our voting stock then entitled to vote in the election of directors;

•

a requirement of approval of not less than two-thirds of all outstanding shares of our voting stock to amend any bylaws by stockholder action or to amend specific provisions of our certificate of incorporation; and

•

the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer, or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our service to new and existing customers. In connection with our IPO, we began the process of documenting, reviewing, and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act, which will require annual management assessment of the effectiveness of our internal control over financial reporting. We have begun recruiting additional finance and accounting personnel with certain skill sets that we need as a public company.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

UNUM’S BUSINESS

For a description of Unum’s business, please refer to the section entitled “Item 1. Business” set forth in Unum’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 26, 2020, as updated by the subsequent quarterly reports on Form 10-Q, which section is incorporated by reference herein. For a description of legal proceedings Unum is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in Unum’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 26, 2020, as updated by the subsequent quarterly reports on Form 10-Q.

Recent Developments

On July 6, 2020, the Company completed its acquisition of Kiq, in accordance with the terms of the Agreement and Plan of Merger, signed and closed on July 6, 2020 (the “Merger Agreement”). Under the terms of the Merger Agreement, at the closing of the Merger, the Company issued the securityholders of Kiq 6,235,903 shares of the common stock and 44,687 shares of Series A non-voting convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock is non-voting and is contingently convertible to common stock subject to stockholder approval. Following stockholder approval, each share of Series A Preferred Stock is convertible into 1,000 shares of common stock at any time at the option of the holder thereof, subject to certain limitations. The estimated consideration for the transaction was approximately $44 million. The Company concluded to account for this purchase as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset, the license rights.

In connection with the Kiq transactions, a non-transferrable contingent value right (a “CVR”) was distributed to the Company’s stockholders of record as of the close of business on July 6, 2020. Holders of the CVR will be entitled to receive certain stock and/or cash payments from proceeds received by the Company, if any, related to the disposition of its legacy cell therapy assets for a period of three years following the closing of the transaction.

The Company has agreed to hold a stockholders’ meeting to submit the approval of the conversion of the Series A Preferred Stock into shares of common stock, the approval of an amendment to the certificate of incorporation of the Company to authorize sufficient shares of Common Stock for the conversion of the Series A Preferred Stock issued and the approval of a reverse stock split of all outstanding shares of common stock for the purpose of maintaining compliance with Nasdaq listing standards.

In connection with the Kiq merger, on July 9, 2020, the Company also completed a private placement of 118,638 Series A Preferred Stock to new and existing investors in exchange gross proceeds of $104.4 million.

On August 28, 2020, Unum entered into an asset purchase agreement with Sotio, pursuant to which, among other things, Sotio agreed to acquire from Unum assets relating to its Bolt-On Chimeric Receptor (“BOXR”) technology and Autologous Cell Therapy Industrial Automation (“ACTIA”) technology (collectively, the “BOXR Platform”), for total cash consideration of up to $11.5 million, consisting of an upfront payment of $8.1 million ($1.725 million of which was placed in escrow for 90 days) and potential milestone payments of up to $3.4 million in the aggregate upon the achievement of certain milestones.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For Unum’s management’s discussion and analysis of financial condition and results of operations, please refer to the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Unum’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 26, 2020, as updated by the subsequent quarterly reports on Form 10-Q.

Recent Developments

On July 6, 2020, the Company completed its acquisition of Kiq, in accordance with the terms of the Agreement and Plan of Merger, signed and closed on July 6, 2020 (the “Merger Agreement”). Under the terms of the Merger Agreement, at the closing of the Merger, the Company issued the securityholders of Kiq 6,235,903 shares of the common stock and 44,687 shares of Series A non-voting convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock is non-voting and is contingently convertible to common stock subject to stockholder approval. Following stockholder approval, each share of Series A Preferred Stock is convertible into 1,000 shares of common stock at any time at the option of the holder thereof, subject to certain limitations. The estimated consideration for the transaction was approximately $44 million. The Company concluded to account for this purchase as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset, the license rights.

In connection with the Kiq transactions, a non-transferrable contingent value right (a “CVR”) was distributed to the Company’s stockholders of record as of the close of business on July 6, 2020. Holders of the CVR will be entitled to receive certain stock and/or cash payments from proceeds received by the Company, if any, related to the disposition of its legacy cell therapy assets for a period of three years following the closing of the transaction.

The Company has agreed to hold a stockholders’ meeting to submit the approval of the conversion of the Series A Preferred Stock into shares of common stock, the approval of an amendment to the certificate of incorporation of the Company to authorize sufficient shares of Common Stock for the conversion of the Series A Preferred Stock issued and the approval of a reverse stock split of all outstanding shares of common stock for the purpose of maintaining compliance with Nasdaq listing standards.

In connection with the Kiq merger, on July 9, 2020, the Company also completed a private placement of 118,638 Series A Preferred Stock to new and existing investors in exchange gross proceeds of $104.4 million.

On August 28, 2020, Unum entered into an asset purchase agreement with Sotio, pursuant to which, among other things, Sotio agreed to acquire from Unum assets relating to its Bolt-On Chimeric Receptor (“BOXR”) technology and Autologous Cell Therapy Industrial Automation (“ACTIA”) technology (collectively, the “BOXR Platform”), for total cash consideration of up to $11.5 million, consisting of an upfront payment of $8.1 million ($1.725 million of which was placed in escrow for 90 days) and potential milestone payments of up to $3.4 million in the aggregate upon the achievement of certain milestones.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT UNUM’S MARKET RISK

For quantitative and qualitative disclosures about Unum’s market risk, please refer to the section entitled “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” set forth in Unum’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 26, 2020, as updated by the subsequent quarterly reports on Form 10-Q.

DESCRIPTION OF UNUM’S CAPITAL STOCK

The following description of Common Stock and Preferred Stock, referred to in this section as “our common stock” and “our preferred stock,” respectively, summarizes the material terms and provisions of our common stock and preferred stock. The following description of Unum capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Unum’s third amended and restated certificate of incorporation, referred to in this section as the certificate of incorporation, and Unum’s amended and restated by-laws, as may be amended, referred to in this section as the bylaws, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, of Unum’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 26, 2020 and by applicable law. The terms of Unum Common Stock and preferred stock may also be affected by Delaware law.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated, 1,000,000 of which are designated as Series A Non-Voting Convertible Preferred Stock and 9,000,000 of which shares of preferred stock are undesignated.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Exchange Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “UMRX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Series A Non-Voting Convertible Preferred Stock

Holders of Series A Non-Voting Convertible Preferred Stock are entitled to receive dividends on shares of Series A Non-Voting Convertible Preferred Stock equal to, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of the common stock. Except as otherwise required by law, the Series A Non-Voting Convertible Preferred Stock does not have voting rights. However, as long as any shares of Series A Non-Voting Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Non-Voting Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting

Convertible Preferred Stock, (b) alter or amend its certificate of designation (“Certificate of Designations”), (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Non-Voting Convertible Preferred Stock, (d) increase the number of authorized shares of Series A Non-Voting Convertible Preferred Stock, (e) prior to the stockholder approval of the Conversion Proposal or at any time while at least 40% of the originally issued Series A Non-Voting Convertible Preferred Stock remains issued and outstanding, consummate a Fundamental Transaction (as defined in the Certificate of Designation) or (f) enter into any agreement with respect to any of the foregoing. The Series A Non-Voting Convertible Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company, and are not be redeemable.

Following stockholder approval of the Conversion Proposal, each share of Series A Non-Voting Convertible Preferred Stock is convertible into shares of common stock at any time at the option of the holder thereof, into 1,000 shares of common stock, subject to certain limitations, including that a holder of Series A Non-Voting Convertible Preferred Stock is prohibited from converting shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 4.9% and 19.9%) of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion.

Preferred Stock

The Board of Directors has the authority, without further action by our stockholders, to issue up to 9,000,000 additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Certain of the holders of our common stock are entitled to rights with respect to the registration of such securities as set forth below under the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement between us and certain holders our common stock. The amended and restated investors’ rights agreement includes demand registration rights, short-form registration rights, and piggyback registration rights. All fees, costs and expenses of underwritten registrations under these agreements will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. The holders of two-thirds of the registrable securities, as such term is defined in the amended and restated investors’ rights agreement, have waived all applicable registration rights in connection with this offering.

Certain of the holders of our Series A Non-Voting Convertible Preferred Stock are entitled to certain rights with respect to the registration of such securities. Pursuant to the registration rights agreement between Unum and such holders of our Series A Non-Voting Convertible Preferred Stock, Unum will prepare and file a resale registration statement with the SEC within 90 calendar days following the closing date of the Financing, or July 9, 2020 (the “Filing Deadline”). Unum will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 30 calendar days of the Filing Deadline (or within 60 calendar days if the SEC reviews the registration statement). Unum also agreed, among other things, to indemnify such holders of our Series A Non-Voting Convertible Preferred Stock, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to Unum’s obligations under the registration rights agreement.

Demand Registration Rights

Under the terms of the amended and restated investors’ rights agreement, we will be required, upon the written request of holders of at least 30% of these securities, to file a registration statement and use commercially reasonable efforts to effect the registration of all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the investor rights agreement.

Short-Form Registration Rights

Under the terms of the amended and restated investors’ rights agreement, if we are eligible to file a registration statement on Form S-3, upon the written request of 15% in interest of these holders to sell registrable securities at an anticipated aggregate price of at least $5 million, we will be required to use commercially reasonable efforts to effect a registration of such shares. We are required to effect only two registrations in any 12-month period pursuant to this provision of the amended and restated investors’ rights agreement.

“Piggyback” Registration Rights

If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the amended and restated investors’ rights agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Indemnification

Our amended and restated investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expenses of Registration

We are generally required to bear all registration and selling expenses incurred in connection with the demand, short-form and piggyback registration described above, other than underwriting discounts and selling commissions.

Expiration of Registration Rights

The demand registration rights and short form registration rights granted under the amended and restated investors’ rights agreement will terminate as to a given holder of registrable securities on the earliest to occur of (i) the fifth anniversary of the completion of our IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration and (iii) the closing of a deemed liquidation event, as such term is defined in our certificate of incorporation.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of the DGCL and of our amended and restated certificate of incorporation and amended and restated by-laws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board of Directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

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at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	permit our Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution adopted by a majority of the Board of Directors;

•

provide that the Board of Directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66.67% of the voting power of all of our then outstanding common stock;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law or subject to the rights of holders of preferred stock as designated from time to time, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our Board of Directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that special meetings of our stockholders may be called only by the chairperson of the board, our chief executive officer, or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies); and

•

provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against the us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

•

provide that United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The amendment of any of these provisions, with the exception of the ability of our Board of Directors to issue shares of preferred stock and designate any rights, preferences, and privileges thereto, would require the affirmative vote of the holders of at least 66.67% of the voting power of all of our then outstanding common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our Common Stock as of September 10, 2020 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially owner of greater-than-5.0% of our Common Stock.

The column entitled “Shares Beneficially Owned” is based on a total of 42,469,409 shares of our Common Stock outstanding as of September 10, 2020.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Common Stock. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of September 10, 2020 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Unum Therapeutics Inc., 200 Cambridge Park Drive, Suite 2500, Cambridge, Massachusetts 02140.

	Shares beneficially owned
Name and address of beneficial owner (1)	Number	Percentage
5% Stockholders:
Entities affiliated with Fairmount Funds Management LLC (2)	6,235,903	14.7%
Dario Campana, M.D., Ph.D.	5,095,114	12.0%
Venrock Healthcare Capital Partners II, L.P. (3)	4,666,450	9.9%
Biotechnology Value Fund, L.P. (4)	4,666,450	9.9%
Atlas Venture Fund IX, L.P. (5)	3,361,535	7.9%
Ridgeback Capital Investments L.P. (6)	2,400,000	5.7%
Named Executive Officers and Directors:
Charles Wilson, Ph.D. (7)	5,261,550	12.0%
Peter Harwin (8)	6,235,903	14.7%
Chris Cain (9)	6,235,903	14.7%
Karen Ferrante, M.D. (10)	207,473	*
Arlene Morris (11)	42,992	*
Matthew Ros (12)	164,702	*
All executive officers and directors as a group (8 persons) (13)	12,887,307	29.4%

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Unum Therapeutics Inc., 200 Cambridge Park Drive, Suite 2500, Cambridge, Massachusetts 02140.
(2)

Information herein is based on a Schedule 13D filed by Fairmount Funds Management LLC with the SEC on July 10, 2020. Includes 6,235,903 shares of Common Stock. Excludes 1,246,557.30 shares of Common Stock issuable upon conversion of 1,246.557 shares of Series A Preferred Stock, the conversion of which is subject to a beneficial ownership limitation of 19.99% of the outstanding Common Stock. The shares of Common Stock issued to Kiq are held by (i) Fairmount Healthcare Fund LP and (ii) Fairmount Healthcare Fund II LP. See “Proposal No. 1 – Merger Agreement – Support Agreements” beginning on page [●] of this proxy statement. Peter Harwin is a Managing Member of and Chris Cain is the Director of Research of Fairmount Funds Management LLC and are Peter Harwin and Chris Cain are members of our Board of Directors. Peter Harwin and Chris Cain disclaim beneficial ownership of the shares held by each of the aforementioned funds except to the extent of their pecuniary interest therein. The principal address of the beneficial owner is 2001 Market Street, Suite 2500, Philadelphia, Pennsylvania 19103.
(3)

Information herein is based on a Schedule 13G filed by Venrock Healthcare Capital Partners II, L.P. with the SEC on August 19, 2020. Includes 4,666,450 shares of Common Stock underlying certain shares of Series A Preferred Stock. Excludes 13,947,177 shares of Common Stock issuable upon conversion of 13,636 shares of Series A Preferred Stock, the conversion of which is subject to a beneficial ownership limitation of 9.99% of the outstanding Common Stock. The number of shares of Common Stock reported herein has been adjusted to 9.99% of the currently outstanding Common Stock. The principal address of the beneficial owner is 7 Bryant Park, 23rd Floor, New York, New York 10018.

(4)

Information herein is based on a Schedule 13G filed by Biotechnology Value Fund, L.P. with the SEC on July 16, 2020. Includes 4,666,450 shares of Common Stock underlying certain shares of Series A Preferred Stock. Excludes 7,722,450 shares of Common Stock issuable upon conversion of 7,210 shares of Series A Preferred Stock, the conversion of which is subject to a beneficial ownership limitation of 9.99% of the outstanding Common Stock. The number of shares of Common Stock reported herein has been adjusted to 9.99% of the currently outstanding Common Stock. The principal address of the beneficial owner is 44 Montgomery Street, 40th Floor, San Francisco, California 94104.

(5)

Information herein is based on a Schedule 13D filed by Atlas Venture Fund IX, L.P. with the SEC on February 4, 2020. The shares are held directly by Atlas Venture Fund IX, L.P. The general partner of Atlas Venture Fund IX, L.P. is Atlas Venture Associates IX, L.P. (“AVA IX LP”). Atlas Venture Associates IX, LLC (“AVA IX LLC”) is the general partner of AVA IX LP. The principal address of Atlas Venture Fund IX, L.P., AVA IX LP, and AVA IX LLC is 46 Wareham Street, Boston, MA 02118.

(6)

Information herein is based on a Schedule 13G filed by Ridgeback Capital Investments L.P. with the SEC on July 16, 2020. Includes 2,400,000 shares of Common Stock underlying certain shares of Series A Preferred Stock. Excludes 3,409,000 shares of Common Stock issuable upon conversion of 3,409 shares of Series A Preferred Stock, the conversion of which is subject to a beneficial ownership limitation of 9.99% of the outstanding Common Stock. The principal address of the beneficial owner is 500 South Pointe Drive, Suite 220, Miami Beach, Florida 33139.

(7)	Consists of: (i) 5,261,550 shares of Common Stock held by Dr. Wilson and (ii) 387,757 shares of Common Stock underlying options exercisable within 60 days of September 10, 2020.
(8)	Consists of the shares of Common Stock referenced in Footnote (2). The principal address of the beneficial owner is 2001 Market Street, Suite 2500, Philadelphia, Pennsylvania 19103.
(9)	Consists of the shares of Common Stock referenced in Footnote (2). The principal address of the beneficial owner is 2001 Market Street, Suite 2500, Philadelphia, Pennsylvania 19103.
(10)	Consists of 207,473 shares of Common Stock underlying options exercisable within 60 days of September 10, 2020.
(11)	Consists of 42,992 shares of Common Stock underlying options exercisable within 60 days of September 10, 2020.
(12)	Consists of 164,702 shares of Common Stock underlying options exercisable within 60 days of September 10, 2020.
(13)	See notes 7 through 12 above; also includes Jessica Sachs, M.D., Ph.D. and John Green, who are executive officers but not named executive officers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Unum files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can review Unum electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Unum’s web site at http://www.unumrx.com. Information included on Unum’s web site is not a part of this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which Unum has referred you. Unum has not authorized anyone else to provide you with any information. A representative of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is not expected to be present at the virtual special meeting, and will therefore not have an opportunity to make a statement if he or she desires to do so or to respond to appropriate questions from our stockholders.

If you have more questions about this proxy statement or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Unum’s proxy solicitor at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, NY 10017-6219

Stockholders Call Toll-Free: (212) 616-2181

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Unum Therapeutics Inc., 200 Cambridge Park Drive, Suite 2500, Cambridge, Massachusetts 02140, Attention: Corporate Secretary, telephone: 617-945-5576. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2021 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 30, 2021. However, if the date of the 2021 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2021 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Unum Therapeutics Inc., 200 Cambridge Park Drive, Suite 2500, Cambridge, Massachusetts 02140, Attention: Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our Board of Directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2021 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 19, 2021 and no later than March 20, 2021. Stockholder proposals and the required notice should be addressed to Unum Therapeutics Inc., 200 Cambridge Park Drive, Suite 2500, Cambridge, Massachusetts 02140, Attention: Corporate Secretary.

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that Unum has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about Unum.

The following documents are incorporated by reference into this proxy statement:

(a)	Unum’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 26, 2020;

(b)	Unum’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 as filed with the SEC on May 11, 2020 and August 11, 2020, respectively; and

(c)	Unum’s Current Reports on Form 8-K as filed with the SEC on May 11, 2020, July 6, 2020, August 10, 2020, August 11, 2020 and September 3, 2020.

Unum is delivering to its stockholders with this proxy statement the aforementioned annual report in accordance with Item 13(b)(2) of Schedule 14A. In addition, all reports and other documents that Unum subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the annual meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference in this proxy statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Unum Therapeutics Inc.

Attn: Corporate Secretary

200 Cambridge Park Drive, Suite 2500

Cambridge, MA 02140

Tel: (617) 945-5576

E-mail: info@unumrx.com

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

UNUM HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSALS OR UNUM THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS UNUM HAS PUBLICLY FILED WITH THE SEC. UNUM IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be brought before the Special Meeting. If any other matters not mentioned in this proxy statement are properly brought before the Special Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

ANNEX A

CERTIFICATE OF AMENDMENT

TO THE THIRD

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNUM THERAPEUTICS INC.

Unum Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

(1) The name of the Corporation is Unum Therapeutics Inc.

(2) The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 3, 2018.

(3) Pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment hereby further amends the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation as follows:

a. The first paragraph of the Capital Stock Section of Article IV is hereby amended and restated to read in its entirety as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), of which (i) One Hundred Fifty Million (150,000,000) shares shall be a class designated as Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”). At [5:01 p.m.], Eastern Time, on the date of filing of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), every [                ]1 issued and outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock, pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the average last reported sales price of the Common Stock during the ten (10) consecutive trading days ending on the day prior to the Effective Time. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

[1]

To be a whole number of shares of Unum’s Common Stock between and including [●] and [●]. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by Unum’s Board of Directors to be in the best interests of Unum and its stockholders.

A-1

(4) This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was duly proposed and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the affirmative vote of the holders of a majority of the Corporation’s outstanding stock entitled to vote thereon.

IN WITNESS WHEREOF, this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this      day of                 , 2020.

UNUM THERAPEUTICS INC.

By:
Name:	Charles Wilson, Ph.D.
Title:	President and Chief Executive Officer

A-2

ANNEX B

OPINION OF LADENBURG THALMANN & CO. INC.

Strictly Confidential

July 5, 2020

Unum Therapeutics Inc.

Attention: Board of Directors

200 Cambridge Park Drive Suite 3100

Cambridge, MA 02140

Members of the Board of Directors:

We have been advised that Unum Therapeutics Inc., a Delaware corporation (“Unum”), proposes to enter into an Agreement and Plan of Merger, expected to be dated as of July 5, 2020 (the “Merger Agreement”), by and among Unum, Utah Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Unum (“Utah Merger Sub 1”), Utah Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Unum (“Utah Merger Sub 2” and together with Utah Merger Sub 1, “Merger Subs”), and Kiq, LLC, a Delaware limited liability company (the “Company” or “Kiq”). Unum and the Company intend to effect a merger of Utah Merger Sub 1 with and into the Company (the “First Merger”) in accordance with the Merger Agreement and the Delaware Limited Liability Company Act. Upon consummation of the First Merger, Utah Merger Sub 1 will cease to exist and the Company will become a wholly owned subsidiary of Unum (the “First Step Surviving Company”). Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Utah Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”), with Utah Merger Sub 2 being the surviving entity of the Second Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, the First Step Surviving Company will merge with and into Utah Merger Sub 2, and the separate existence of the First Step Surviving Company shall cease. As a result of the Second Merger, Utah Merger Sub 2 will continue as the surviving company in the Second Merger (the “Surviving Company”). At the First Effective Time, by virtue of the First Merger and without any further action on the part of Unum, Merger Subs, the Company or any member of the Company or stockholder of Unum, the Company Membership Interests outstanding immediately prior to the First Effective Time shall be converted solely into the right to receive a number of shares of Unum Capital Stock equal to the amount of Company Merger Shares multiplied by the applicable member’s percentage interest in the Company as set forth in the Allocation Certificate. Unum will issue to the holders of the Company Membership Interests, Company Merger Shares in the aggregate amount of

50,923,110 (in a number of whole shares of Unum Capital Stock, $0.01 par value per share), such that, immediately following the consummation of the Merger, the holders of Company Membership Interests shall hold approximately 60.8% of the fully-diluted shares of Unum Common Stock outstanding (excluding certain Unum options) immediately following the Merger and the holders of Unum Common Stock (the “Unum Stockholders”) shall hold approximately 39.2% of the fully-diluted shares of Unum Common Stock outstanding

Unum Therapeutics Inc.

July 5, 2020

(excluding certain Unum options) immediately following the Merger, in each case, but without accounting for the proposed $104.4 million PIPE Financing. Additionally, holders of record of Unum Common Stock as of immediately prior to the Effective Time will be entitled to receive one contractual contingent value right (“CVR”) issued by Unum for each share of Unum Common Stock held by such holders, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement (the “CVR Agreement”) that is expected to be executed within 30 days following the consummation of the Merger, which CVRs entitle the holders thereof to certain contingent stock and cash payments.

In preparing our Opinion, with your consent we have not ascribed any value to the CVRs to be distributed to the holders of Unum Common Stock prior to the Merger given our determination that any projections underlying the analysis would be too speculative to use in our analysis of the value of such rights as it relates to the fairness of the issuance of Company Merger Shares. For the avoidance of doubt, we are not expressing any opinion as to the actual value of the CVRs. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. We have, with your consent, relied upon the assumption that all information provided to us by Unum and Kiq is accurate and complete in all material respects. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof. We assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Unum or Kiq since the date of the last financial statements made available to us. We have not obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Unum or Kiq, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of Unum or Kiq under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have been informed that the Utah Net Cash amount is expected to be $12.0 million at Closing. Our Opinion does not address any legal, tax or accounting matters related to the Merger, as to which we have assumed that Unum and the Board of Directors have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the issuance of Company Merger Shares, from a financial point of view, to the Unum Stockholders. We express no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Merger. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

In your capacity as members of the Board of Directors (the “Board of Directors”) of Unum, you have requested our opinion (our “Opinion”), as to the fairness, from a financial point of view and as of the date hereof, of the amount of Company Merger Shares being issued by Unum in the Merger to the holders of the Company Membership Interests.

In connection with our Opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed a draft dated July 5, 2020 of the Merger Agreement, which was the most recent draft made available to us prior to the delivery of our Opinion;

Unum Therapeutics Inc.

July 5, 2020

•

Reviewed and analyzed certain publicly available financial and other information for each of Unum and Kiq, respectively, including equity research on comparable companies and on Unum, and certain other relevant financial and operating data furnished to Ladenburg Thalmann by the management of Unum, including information Unum obtained from Kiq;

•	Reviewed and analyzed certain relevant historical financial and operating data concerning Kiq furnished to Ladenburg Thalmann by the management of Unum, which Unum obtained from Kiq;

•	Discussed with certain members of the management of Unum the historical and current business operations, financial condition and prospects of Unum and Kiq;

•

Reviewed and analyzed certain operating results of Kiq as compared to operating results and the reported price and trading histories of certain publicly traded companies that Ladenburg Thalmann deemed relevant;

•

Reviewed and analyzed certain internal financial analyses, projections as to cost and expenses, reports, preliminary internal market opportunity assumptions and other information concerning Kiq prepared by the management of Kiq as well as projections for Kiq prepared and adjusted by the management of Unum which was then provided to Ladenburg and utilized by Ladenburg upon instruction of Unum;

•

Reviewed and analyzed certain financial terms of the Merger Agreement as compared to the publicly available financial terms of certain selected business combinations that Ladenburg Thalmann deemed relevant;

•	Reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that Ladenburg Thalmann deemed relevant;

•	Reviewed certain pro forma financial effects of the Transaction;

•

Reviewed and analyzed such other information and other factors, and conducted such other financial studies, analyses and investigations as Ladenburg Thalmann deemed relevant for the purposes of the Opinion; and

•

Took into account Ladenburg Thalmann’s experience in other transactions, as well as Ladenburg Thalmann’s experience in securities valuations and Ladenburg Thalmann’s general knowledge of the industry in which Kiq operates

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the standards of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. You have informed us, and we have assumed, that the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

It is understood that this letter is intended for the benefit and use of the the Board of Directors in its consideration of the financial terms of the Merger and, except as set forth in the engagement letter with Unum, dated as of

Unum Therapeutics Inc.

July 5, 2020

March 17, 2020 (the “Engagement Letter”), may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, unless pursuant to applicable law or regulations or required by other regulatory authority by the order or ruling of a court or administrative body, except that this opinion may be included in its entirety in any filing related to the Merger to be filed with the Securities and Exchange Commission. This letter does not constitute a recommendation to the Board of Directors of whether or not to approve the Merger or to any Unum Stockholders or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. Our Opinion does not address Unum’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Unum. We express no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Unum, will trade at any time, including following the announcement or consummation of the Merger. We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the Unum Stockholders in connection with the Merger or with respect to the fairness of any such compensation.

Ladenburg is a full service investment bank providing investment banking, brokerage, equity research, institutional sales and trading, and asset management services. As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as Unum’s financial advisor in connection with the Merger and will receive a fee for our services pursuant to the terms of our Engagement Letter, a significant portion of which is contingent upon consummation of the Merger. In addition, Unum has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will also receive an additional fee for rendering our Opinion set forth below pursuant to the Engagement Letter. In the two years preceding the date hereof, Ladenburg has not had a relationship with Unum and has not received any fees from Unum, other than the $150,000 up-front retainer which was paid to Ladenburg in connection with its engagement by Unum. In the two years preceding the date hereof, Ladenburg has not had a relationship with Kiq and has not received any fees from Kiq. Ladenburg and its affiliates may in the future seek to provide investment banking or financial advisory services to Unum and Kiq and/or certain of their respective affiliates and expect to receive fees for the rendering of these services.

In the ordinary course of business, Ladenburg or certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Unum, Kiq or any other party that may be involved in the Merger and/or their respective affiliates.

Consistent with applicable legal and regulatory requirements, Ladenburg has adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Unum and the proposed Merger that may differ from the views of Ladenburg’s investment banking personnel.

The Opinion set forth below was reviewed and approved by a fairness opinion committee of Ladenburg.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein and such other factors that we deem relevant, it is our opinion that, as of the date hereof, the amount of Company

Unum Therapeutics Inc.

July 5, 2020

Merger Shares to be issued to the holders of Company Membership Interests is fair, from a financial point of view, to the Unum Stockholders.

Very truly yours,

Ladenburg Thalmann & Co. Inc.

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [•], 2020. Have your proxy UNUM THERAPEUTICS INC. card in hand when you access the web site and follow the instructions to obtain 200 CAMBRIDGE PARK DRIVE your records and to create an electronic voting instruction form. SUITE 3100 CAMBRIDGE, MA 02140 During The Meeting—Go to www.virtualshareholdermeeting.com/UMRX2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [•], 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D21717-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UNUM THERAPEUTICS INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To approve, in accordance with Nasdaq Listing Rule 5635, the issuance of the Company’s common stock upon conversion of the Company’s Series A ! ! ! Non-Voting Convertible Preferred Stock, issued in a merger that closed on July 6, 2020 and a private placement offering that closed on July 9, 2020. 2. To approve the adoption of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, to effect a reverse stock split ! ! ! of the Company’s common stock. 3. To consider and vote upon an adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient ! ! ! votes in favor of Proposals 1 and/or 2. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no instructions are specified, this proxy will be voted FOR items 1, 2 and 3. We encourage you to vote your shares in advance. You may attend and vote via the Internet during the Special Meeting. See the proxy statement for detailed instructions on how to attend. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PRELIMINARY PROXY CARD DATED SEPTEMBER 22, 2020 - SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Meeting and Proxy Statement is available at www.proxyvote.com.

D21718-TBD

UNUM THERAPEUTICS INC.
Virtual Special Meeting of Shareholders
[•], 2020 at [•] Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Charles Wilson and John Green, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common stock of UNUM THERAPEUTICS INC. that the shareholder(s) is/are entitled to vote at the Virtual Special Meeting of Shareholders to be held at [•] Eastern Time on [•], 2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

Continued and to be signed on reverse side

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [•], 2020. Have your proxy UNUM THERAPEUTICS INC. card in hand when you access the web site and follow the instructions to obtain 200 CAMBRIDGE PARK DRIVE your records and to create an electronic voting instruction form. SUITE 3100 CAMBRIDGE, MA 02140 During The Meeting—Go to www.virtualshareholdermeeting.com/UMRX2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [•], 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D21717-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UNUM THERAPEUTICS INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To approve, in accordance with Nasdaq Listing Rule 5635, the issuance of the Company’s common stock upon conversion of the Company’s Series A ! ! ! Non-Voting Convertible Preferred Stock, issued in a merger that closed on July 6, 2020 and a private placement offering that closed on July 9, 2020. 2. To approve the adoption of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, to effect a reverse stock split ! ! ! of the Company’s common stock. 3. To consider and vote upon an adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient ! ! ! votes in favor of Proposals 1 and/or 2. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no instructions are specified, this proxy will be voted FOR items 1, 2 and 3. We encourage you to vote your shares in advance. You may attend and vote via the Internet during the Special Meeting. See the proxy statement for detailed instructions on how to attend. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date